   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1996


                                                      REGISTRATION NO. 333-09537

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------
                           CELLNET DATA SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                4825                               94-2951096
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                               125 SHOREWAY ROAD
                              SAN CARLOS, CA 94070
                                 (415) 508-6000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                                 JOHN M. SEIDL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CELLNET DATA SYSTEMS, INC.
                               125 SHOREWAY ROAD
                              SAN CARLOS, CA 94070
                                 (415) 508-6000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

         BARRY E. TAYLOR, ESQ.                   JERRY V. ELLIOTT, ESQ.
        MICHAEL J. DANAHER, ESQ.                  SHEARMAN & STERLING
        TREVOR J. CHAPLICK, ESQ.                  599 LEXINGTON AVENUE
    WILSON SONSINI GOODRICH & ROSATI         NEW YORK, NEW YORK 10022-4676
        PROFESSIONAL CORPORATION                     (212) 848-4000
           650 PAGE MILL ROAD
    PALO ALTO, CALIFORNIA 94304-1050
             (415) 493-9300

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box.
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED (1)     PER SHARE (2)     OFFERING PRICE (2)   REGISTRATION FEE
Common Stock, $0.001 par value..................   5,750,000 shares         $21.00           $120,750,000          $41,635



(1) Includes 750,000 shares that the U.S. Underwriters have the option to purchase to cover over-allotments, if any.


(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of Prospectus: (i) one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and (ii) the other to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical in all material respects except for the front cover page. The form of U.S. Prospectus is included herein and is followed by the alternate page to be used in the International Prospectus. The alternate page for the
International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED SEPTEMBER 9, 1996



                                5,000,000 SHARES


                                     [LOGO]
                                  COMMON STOCK
                               -----------------


ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE 5,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 4,000,000 SHARES
  ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 1,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE
    UNITED  STATES AND CANADA  BY THE INTERNATIONAL  UNDERWRITERS. PRIOR TO
     THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF
     THE COMPANY.  IT  IS CURRENTLY  ESTIMATED  THAT THE  INITIAL  PUBLIC
       OFFERING  PRICE PER SHARE WILL BE  BETWEEN $19.00 AND $21.00. SEE
         "UNDERWRITERS" FOR A  DISCUSSION OF THE  FACTORS CONSIDERED  IN
                 DETERMINING THE INITIAL PUBLIC OFFERING PRICE.



CONCURRENTLY WITH THE CLOSING OF THIS OFFERING, NORTHERN STATES POWER COMPANY ("NSP") AND UNION ELECTRIC COMPANY ("UE") WILL PURCHASE DIRECTLY FROM THE
    COMPANY SHARES OF COMMON STOCK HAVING AN AGGREGATE PURCHASE PRICE OF $15,000,000 AND $10,000,000, RESPECTIVELY. ALL OF SUCH SHARES OF
       COMMON  STOCK TO BE PURCHASED BY NSP AND UE WILL BE PURCHASED AT
         THE INITIAL PER SHARE  PRICE TO PUBLIC  SET FORTH BELOW,  LESS
         THE  UNDERWRITING DISCOUNT  IN THE CASE  OF UE  AND LESS A
             SEPARATE DISCOUNT  IN THE  CASE OF  NSP. SEE  "UTILITY
                               STOCK PURCHASES."

                            ------------------------


THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET,
                    SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                            ------------------------


 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 8 HEREOF.

                              -------------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL  OFFENSE.
                              -------------------

                             PRICE $       A SHARE
                              -------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC          COMMISSIONS(1)        COMPANY(2)
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................  $                   $                   $
TOTAL (3)..........................................  $                   $                   $

- ---------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,200,000.


  (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
     750,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY
     WILL BE $      , $      AND $      , RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1996 AT THE OFFICE
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
       INCORPORATED
            COWEN & COMPANY

                                        MONTGOMERY SECURITIES

                                                               SMITH BARNEY INC.

           , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         [ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED SEPTEMBER 9, 1996


                                5,000,000 SHARES



                                     [LOGO]

                                  COMMON STOCK

                               -----------------

ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY CELLNET DATA SYSTEMS, INC. OF THE 5,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY,
 1,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 4,000,000 SHARES ARE BEING
   OFFERED  INITIALLY  IN  THE  UNITED  STATES  AND  CANADA  BY  THE   U.S.
     UNDERWRITERS.  PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET
     FOR THE COMMON STOCK OF THE  COMPANY. IT IS CURRENTLY ESTIMATED  THAT
      THE  INITIAL PUBLIC OFFERING PRICE PER  SHARE WILL BE BETWEEN $19.00
      AND $21.00. SEE   "UNDERWRITERS"  FOR A DISCUSSION  OF THE  FACTORS
          CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.



CONCURRENTLY WITH THE CLOSING OF THIS OFFERING, NORTHERN STATES POWER COMPANY ("NSP") AND UNION ELECTRIC COMPANY ("UE") WILL PURCHASE DIRECTLY FROM THE
  COMPANY SHARES OF COMMON STOCK HAVING AN AGGREGATE PURCHASE PRICE OF $15,000,000 AND $10,000,000, RESPECTIVELY. ALL OF SUCH SHARES OF COMMON
     STOCK  TO BE PURCHASED BY NSP AND UE WILL BE PURCHASED AT THE INITIAL
      PER SHARE PRICE  TO PUBLIC  SET FORTH BELOW,  LESS THE  UNDERWRITING
      DISCOUNT    IN   THE   CASE   OF    UE   AND   LESS   A   SEPARATE
                            DISCOUNT IN THE  CASE OF  NSP. SEE  "UTILITY
                               STOCK PURCHASES."

                            ------------------------


THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET,
                    SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                            ------------------------


        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 8 HEREOF.

                              -------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND EXCHANGE  COMMISSION OR  ANY  STATE SECURITIES  COMMISSION NOR  HAS  THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                            PRICE $         A SHARE
                              -------------------

                                                                           UNDERWRITING
                                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)
                                                   -------------------  -------------------  -------------------
PER SHARE........................................           $                    $                    $
TOTAL (3)........................................           $                    $                    $

- ---------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2)      BEFORE  DEDUCTING  EXPENSES  PAYABLE  BY  THE  COMPANY  ESTIMATED  AT
       $1,200,000.


  (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 750,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO
       COMPANY  WILL BE  $        ,  $         AND $         , RESPECTIVELY. SEE
       "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1996 AT THE OFFICE
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
       INTERNATIONAL

                        COWEN & COMPANY

                                         MONTGOMERY SECURITIES

                                                               SMITH BARNEY INC.

           , 1996

MSA License Map--June 1996                        CellNet holds 50 radio frequency licenses in 42 of the top 60 metropolitan statistical areas allowing it to target utilities representing a majority of the electric, gas and water meters in the United States. CellNet also has a number of other licenses pending.



Albany, NY
Allentown, PA
Austin, TX
Boston, MA
Buffalo, NY
Charlotte, NC
Cincinnati, OH
Cleveland, OH



Columbus, OH
Dayton, OH
Fresno, CA
Grand Rapids, MI
Greensboro, NC (2)
Hartford, CT
Honolulu, HI
Indianapolis, IN
Jacksonville, FL



Kansas City, MO
Las Vegas, NV
Los Angeles, CA
Louisville, KY
Memphis, TN
Miami, FL
Milwaukee, WI
Minneapolis, MN (2)



Norfolk, VA (2)
Oklahoma City, OK
Phoenix, AZ
Pittsburgh, PA (2)
Portland, OR (2)
Providence, RI (2)
Raleigh, NC
Richmond, VA
Salt Lake City, UT



San Antonio, TX
San Diego, CA
Scranton, PA
Seattle, WA
St. Louis, MO (3)
Tucson, AZ
Tulsa, OK
West Palm Beach, FL



                  [MAP: Map of United States showing the 42
                         MSAs in which the Company held radio
                         frequency licenses as of June 30,
                         1996]


                              -------------------


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                         The CellNet Network System Architecture



Utilities can quickly pinpoint and resolve outages with CellNet Network Meter Reading services.



[Graphic: Simulation of computer monitor showing power outage application of CellNet's system]



With real-time, on-line access to customer meter information, utilities can offer customers new services such as real-time pricing, time-of-use rates, and best-rate analysis.



[Graphic: Simulation of computer monitor showing best-rate analysis application of CellNet's system]



    Flexible, Scalable
       Architecture



         CellNet's open, standards-based system architecture is designed to enable the integration of future systems and technologies to accommodate changing needs while protecting a utility's existing network infrastructure investments.



         Isolating each underlying network technology provides a high degree of adaptability; for example, in a rural area, the CellNet network may employ satellite or telephone links in addition to other digital radio links if needed.



         Because the CellNet system is flexible and scalable, once deployment begins, new capabilities can be easily added via remote software upgrades, to meet growing capacity and/or service needs.

[Graphic: CellNet Network System Architecture showing components and system hierarchy]



System Controller Network


The System Controller collects data from throughout the system and loads it into a relational database for access via application gateways using industry standard TCP/IP protocols.



[Photo: System Controller]



Wireless Wide Area Network (WAN)


Each WAN is made up of microcellular LANs operating independently to provide data communications from endpoint devices.



[Photo: CellMaster and MicroCell controller units]



Microcellular Local Area Network (LAN)


The LAN collects data from endpoints and forwards the data to a MicroCell Controller at the center of each microcell.



[Photo: electric utility meter]

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


    UNTIL              , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE  OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                              -------------------

    For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to, the offering of the Common Stock and the distribution of this Prospectus.
                              -------------------

    In this Prospectus references to "dollars" and "$" are to United States Dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                              -------------------

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Prospectus Summary.........................................................................................          4
Risk Factors...............................................................................................          8
Use of Proceeds............................................................................................         19
Utility Stock Purchases....................................................................................         19
Dividend Policy............................................................................................         19
Capitalization.............................................................................................         20
Dilution...................................................................................................         21
Selected Consolidated Financial Data.......................................................................         22
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         23
Business...................................................................................................         29
Management.................................................................................................         47
Certain Transactions.......................................................................................         54
Principal Stockholders.....................................................................................         57
Description of Capital Stock...............................................................................         60
Shares Eligible for Future Sale............................................................................         64
Underwriters...............................................................................................         66
Legal Matters..............................................................................................         69
Experts....................................................................................................         69
Additional Information.....................................................................................         69
Glossary...................................................................................................        A-1
Index to Consolidated Financial Statements.................................................................        F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S REDEEMABLE CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK (COLLECTIVELY, "PREFERRED STOCK") INTO COMMON STOCK EFFECTIVE UPON THE CLOSING OF THIS OFFERING, (III) ASSUMES THE EXERCISE OF WARRANTS TO PURCHASE 4,132,970 SHARES OF COMMON STOCK EFFECTIVE UPON THE CLOSING OF THIS OFFERING, (IV) GIVES EFFECT TO A 2-FOR-1 SPLIT OF THE COMMON STOCK WHICH WILL BE EFFECTED PRIOR TO THE DATE OF THIS PROSPECTUS AND (V) ASSUMES THE SALE OF 937,500 AND 533,333 SHARES OF COMMON STOCK TO NSP AND UE, RESPECTIVELY, CONCURRENTLY WITH THE CLOSING OF THIS OFFERING AT AN ASSUMED PRICE OF $16.00 PER SHARE AND $18.75 PER SHARE, RESPECTIVELY. SEE "UTILITY STOCK PURCHASES," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITERS." REFERENCES HEREIN TO "CELLNET" OR THE "COMPANY" REFER TO CELLNET DATA SYSTEMS, INC. AND ITS SUBSIDIARIES. THE SHARES OFFERED HEREBY ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS." CERTAIN INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."


                                  THE COMPANY


    The Company designs, builds, owns and operates innovative wireless networks capable of providing low-cost real-time status and event monitoring of up to several million fixed endpoints. The primary application of the Company's network is to provide network meter reading ("NMR") services to electric, gas and water utility companies pursuant to long-term contracts. The Company is currently building wireless networks to provide NMR services to Kansas City Power & Light Company ("KCPL") and Union Electric Company ("UE") in St. Louis covering a total of approximately 1,220,000 meters, of which more than 105,000 meters were in revenue service as of June 30, 1996. In addition, the Company has recently entered into separate services agreements with Northern States Power Company ("NSP") in Minneapolis and Puget Sound Power & Light Company ("Puget") in Washington State, pursuant to which it has contracted to build wireless networks to provide NMR services covering an aggregate of approximately 1,015,000 additional meters, including 1,000,000 meters under the NSP Services Agreement and an initial installation consisting of 15,000 meters under the Puget Services Agreement. CellNet also currently provides certain network distribution automation services to electric utility customers including monitoring and control of power distribution equipment. CellNet's network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through efficient use of radio frequency spectrum, the Company's networks will have substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment. The Company is working with industry leaders in those markets to encourage further development of such applications.



    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:

    - infrastructure and operating costs sufficiently low to permit cost effective utility meter reading and other fixed point monitoring applications;
    - highly efficient use of spectrum -- the equivalent of approximately a single voice channel is needed to operate a network;
    - proprietary software specifically designed to manage real-time data collection from up to several million endpoints; and

    - open system architecture designed to allow new applications to be added to the CellNet system.

    Utilities are under increasing regulatory and competitive pressures. CellNet offers an outsourced solution which enables utilities to offer time-of-use pricing plans, peak demand monitoring, real-time response to billing inquiries, real-time power outage detection, on-demand meter reads, customized billing functions and distribution automation. The Company believes its NMR services provide utilities with an effective solution to many of the demands created by increased regulatory and competitive pressures within the utility industry. CellNet's system allows utilities to respond effectively to regulatory changes, reduce costs, defer capital spending and enhance their operating efficiencies.



    CellNet's strategy is to deploy and operate a series of wireless data communications networks pursuant to long-term contracts with utility company customers and to earn recurring revenues by providing NMR services to such utilities and by using the network to support a variety of non-utility applications. Principal elements of CellNet's strategy include (i) focus on utility markets, (ii) promote development of non-utility applications, (iii) form strategic alliances to enhance NMR services and offer additional services,
(iv) pursue international expansion and (v) outsource a substantial portion of its manufacturing and installation activities.



    The Company is actively targeting those utilities which operate in the 60 largest Metropolitan Statistical Areas ("MSAs"), which represent a majority of the 225 million electric, gas and water meters in the United States. The Company believes that utilities operating in these densely populated areas will be the first to experience heightened competitive and regulatory pressures, and as such, will be most likely to benefit from the Company's services. The Company believes that these competitive and regulatory pressures have recently prompted utilities in the United States to undertake increased measures to improve their efficiency and service levels.



    CellNet's proprietary technology enables the Company to make extremely efficient use of spectrum. As a result, relative to other wireless services, the Company has been able to acquire frequency at a very low cost. The Company had capitalized $762,000 for license fees and related expenses as of June 30, 1996 and has acquired 50 spectrum licenses in 42 of the top 60 MSAs. The Company believes that it will be able to obtain additional spectrum at reasonable cost if required. The Company has focused its spectrum acquisition strategy on these top 60 markets.



    The Company believes its spectrum-efficient networks will have substantial excess capacity to service non-utility applications which require low-cost monitoring of fixed endpoints. Potential non-utility applications of the Company's systems include home security, remote status monitoring of vending machines, office equipment, parking meters and other equipment and remote control of traffic lights. The Company is working with industry leaders such as Ameritech, Hewlett-Packard, Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. The Company believes that its utility networks will provide an excellent platform to position the Company as a leading wholesale provider of wireless data communications services for such non-utility applications.



    The Company believes that a significant international market also exists for its services with several hundred million electric, gas and water meters outside of the United States. The Company's strategy is to pursue international markets through joint ventures. The Company is currently exploring projects with electric utilities in the U.K., Singapore and Thailand.

                                  THE OFFERING


Common Stock Offered:
  U.S. Offering (1).............................  4,000,000 shares
  International Offering........................  1,000,000 shares
      Total Common Stock Offered (1)............  5,000,000 shares
Common Stock to be outstanding after the
 Offering (1)(2)................................  40,518,967 shares
Use of proceeds.................................  For general corporate purposes, including working capital, capital requirements
                                                  (capital expenditures and negative
                                                  operating cash flow) in connection with
                                                  the installation and operation of the
                                                  Company's networks and research and
                                                  development expenses. See "Use of
                                                  Proceeds."
Nasdaq National Market Symbol...................  CNDS



    In addition, NSP and UE have agreed to acquire $15.0 million and $10.0 million, respectively, of restricted Common Stock from the Company (the "NSP Purchase" and the "UE Purchase," respectively, and together, the "Utility Stock Purchases") concurrently with the closing of this Offering. NSP will purchase 937,500 shares of Common Stock at a purchase price of $16.00 per share (the initial public offering price, less a discount of up to 20%, which discount is dependent upon entering into a letter of intent and the signing of a services agreement with Wisconsin Electric Power Company for at least 750,000 meters (if neither such event occurs, the purchase price per share will be adjusted to 90% of the initial public offering price; and if only one such event occurs, the purchase price per share will be adjusted to 85% of the initial public offering price)). UE will purchase 533,333 shares of Common Stock at a purchase price of $18.75 per share (the initial public offering price less the underwriting discounts and commissions). Upon the closing of this Offering and the Utility Stock Purchases, NSP and UE will own approximately 2.31% and 1.32%, respectively, of the Common Stock. The closing of this Offering is not conditioned upon the closing of the Utility Stock Purchases. See "Utility Stock Purchases."

- ---------
(1) Assumes the U.S. Underwriters' over-allotment option is not exercised. See "Underwriters."


(2) Based on the number of shares outstanding as of June 30, 1996, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 4,132,970 shares of Common Stock effective upon the closing of this Offering. Also includes the sale of 1,470,833 shares of Common Stock pursuant to the Utility Stock Purchases concurrently with the closing of this Offering. See "Utility Stock Purchases." Excludes 3,779,136 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 1996 granted under the Company's 1992 Stock Option Plan and 1994 Stock Plan with a weighted average exercise price of $0.625 per share. Also excludes 52,610 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1996 with a weighted average exercise price of $7.59 per share. See "Management -- Incentive Stock Plans," "Description of Capital Stock -- Warrants" and Note 7 to Consolidated Financial Statements.


                              -------------------


    CELLNET WAS INCORPORATED IN CALIFORNIA IN OCTOBER 1984 AND REINCORPORATED IN DELAWARE IN AUGUST 1996. CELLNET'S SUBSIDIARIES INCLUDE CELLNET DATA SERVICES, INC., CELLNET DATA SERVICES (IS), INC., CELLNET DATA SERVICES (KC), INC., CELLNET DATA SERVICES (MSP), INC., CELLNET DATA SERVICES (SL), INC., CN FREQUENCY (KC), INC., CN FREQUENCY (MSP), INC., CELLNET DATA SERVICES (SF), INC., CN FREQUENCY (SL), INC., CN WAN CORP. AND DAC (UK), LIMITED. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 125 SHOREWAY ROAD, SAN CARLOS, CALIFORNIA 94070. THE TELEPHONE NUMBER AT SUCH ADDRESS IS (415) 508-6000.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


    The following table sets forth summary consolidated financial and other data of the Company for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1995 and 1996 and at June 30, 1996. The financial information data were derived from, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.



                                                                                                  SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                         ---------------------------------  ----------------------
                                                           1993        1994        1995        1995        1996
                                                         ---------  ----------  ----------  ----------  ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues.............................................  $   1,757  $    1,651  $    2,126  $    1,291  $      420
  Costs and expenses:
      Cost of revenues.................................      1,840       1,191       5,129       1,931       3,483
      Research and development.........................      5,262       9,693      22,380       6,735      13,009
      Marketing and sales..............................      1,447       3,257       4,201       1,946       2,924
      General and administrative.......................      1,450       2,583       6,805       2,874       5,412
                                                         ---------  ----------  ----------  ----------  ----------
        Total costs and expenses.......................      9,999      16,724      38,515      13,486      24,828
                                                         ---------  ----------  ----------  ----------  ----------
  Loss from operations.................................     (8,242)    (15,073)    (36,389)    (12,195)    (24,408)
  Other income (expense)...............................       (148)        441      (4,564)         75      (7,903)
                                                         ---------  ----------  ----------  ----------  ----------
  Loss before income taxes.............................     (8,390)    (14,632)    (40,953)    (12,120)    (32,311)
  Provision for income taxes...........................          1           2           3           1           2
                                                         ---------  ----------  ----------  ----------  ----------
  Net loss.............................................  $  (8,391) $  (14,634) $  (40,956) $  (12,121) $  (32,313)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
  Pro forma net loss per share (1).....................                         $    (1.22)             $    (0.94)
                                                                                ----------              ----------
                                                                                ----------              ----------
  Shares used in computing pro forma net loss per share
   (1).................................................                             33,497                  34,483
                                                                                ----------              ----------
                                                                                ----------              ----------


                                                                                  DECEMBER 31, 1995  JUNE 30, 1996
                                                                                  -----------------  -------------
SELECTED OTHER DATA:
  Meters under contract (2).....................................................        1,070,000       1,220,000
  Meters in revenue service (2).................................................           17,559         105,354


                                                                                      JUNE 30, 1996
                                                                       -------------------------------------------
                                                                                                         AS
                                                                         ACTUAL    PRO FORMA(3)    ADJUSTED(3)(4)
                                                                       ----------  -------------  ----------------
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments..................  $  102,967   $   106,621      $  224,131
  Total assets.......................................................     162,653       166,307         283,817
  Long-term obligations..............................................     195,513       195,513         195,513
  Series CC redeemable convertible preferred stock...................      29,486       --               --
  Total stockholders' equity (deficit)...............................     (70,400)      (37,260)         80,250


- ---------
(1) For an explanation of the determination of the number of shares used in computing pro forma net loss per share, see Note 1 to Consolidated Financial Statements.


(2) "Meters under contract" refers to the aggregate number of meters for which the Company has agreed to provide NMR services under services agreements with utilities and "Meters in revenue service" refers to the aggregate number of meters under contract which have been installed on the Company's networks and for which the Company is receiving NMR service revenues. As of August 31, 1996, the Company had 2,235,000 meters under contract and as of July 31, 1996, the Company had 143,373 meters in revenue service.



(3) Reflects the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 4,132,970 shares of Common Stock at an aggregate exercise price of approximately $3.7 million upon the closing of this Offering.



(4) Adjusted to reflect the proceeds of this Offering at an assumed initial public offering price of $20.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds." Also reflects the sale of 1,470,833 shares of Common Stock pursuant to the Utility Stock Purchases, less estimated issuance costs of $40,000 with respect to such purchases. See "Utility Stock Purchases."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. CERTAIN INFORMATION CONTAINED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

HISTORY AND CONTINUATION OF OPERATING LOSSES

    The Company has incurred substantial and increasing operating losses since inception. As of June 30, 1996, the Company had an accumulated deficit of $127.3 million, primarily resulting from expenses incurred in the development of the Company's wireless data communications system, marketing of the Company's NMR, distribution automation and other services, the installation of its wireless data communications networks and the payment of other normal operating costs.


    The Company does not expect significant revenues during 1996 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future as it expands its research and development and marketing efforts and installs additional networks. The Company's network service revenues from a particular network are expected to lag significantly behind network installation expenses until such network is substantially complete. If the Company is able to deploy additional networks, the losses created by this lag in revenues are expected to increase until the revenues from the installed networks overtake the costs associated with the deployment and operation of such additional networks. The Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. A large portion of the Company's limited revenues to date has been attributable to miscellaneous equipment sales and development and other contract revenues that are largely non-recurring and that the Company expects to decrease and remain at relatively insignificant levels over the next few years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON AND UNCERTAINTY OF UTILITY MARKET ACCEPTANCE


    The Company's success will be almost entirely dependent on whether a large number of utility companies sign long-term services contracts with CellNet. Any decision by a utility to utilize the Company's services will involve a significant organizational, technological and financial commitment by such utility. The utility industry is generally characterized by long purchasing cycles and cautious decision making. Utilities typically go through numerous steps before making a final purchase decision. These steps, which can take up to several years to complete, may include the formation of a committee to evaluate the purchase, the review of different technical options with vendors, performance and cost justifications, regulatory review and the creation and issuance of requests for quotes and proposals, as well as the utilities' normal budget approval process. Purchases of the Company's services are, to a substantial extent, deferrable in the event that utilities seek to reduce capital expenditures. Outside of pilot trials, only four utilities (KCPL, UE, and recently NSP and Puget) have made a commitment to purchase the Company's services to date, and there can be no assurance as to when or if the Company will enter into additional services contracts or that any such agreement would be on favorable terms to the Company. See "Business."


    Because automation of utility meter reading and distribution is a relatively new and evolving market, it is difficult to predict the future growth rate and size of this market. Utility companies are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. The CellNet system is one possible solution for automated meter reading and distribution automation. There can be no assurance that the Company will be successful in achieving the large-scale adoption of its system. In the event that the utility industry does not adopt the Company's technology, or does so less rapidly than expected by the Company, the Company's future results, including its ability to service its indebtedness and achieve profitability, will be materially and adversely affected. In recent competitive bids, potential utility customers have from time to time selected competing systems to perform services offered by the Company. See "Business -- Competition."

UNCERTAINTY OF FUTURE REVENUES; INCREASING INSTALLATION COSTS; NEED FOR ADDITIONAL SERVICES CONTRACTS AND FLUCTUATING OPERATING RESULTS


    The timing and amount of future revenues will depend almost entirely upon the Company's ability to obtain new services agreements with utilities and other parties and upon the successful deployment and operation of the Company's wireless data communications networks. The signing of any new services contracts is expected to occur on an irregular basis, if at all. The Company expects that it will generally take two to four years to complete the installation of each network after a services contract has been signed. Service revenues from such networks are not expected to exceed the Company's capital investments and expenses incurred to deploy and operate such network for several years. The Company will not begin to receive recurring revenues under a services contract until portions of the network become operational, which is expected to occur no earlier than six months after installation begins. The Company's results of operations may be adversely affected by delays or difficulties arising in the network installation process. The cost of network deployments will be highly variable and depend upon a wide variety of factors, including radio frequency characteristics, the size of a service territory and density of endpoints within such territory, the nature and sophistication of services being provided, local labor rates and other economic factors.



    CellNet currently derives almost all of its revenues from long-term services contracts with KCPL and UE. The Company recently entered into services contracts with NSP and Puget. The Company will not generate sufficient cash flow to service its indebtedness or achieve profitability unless it enters into a significant number of additional services contracts. There can be no assurance that the Company will complete commercial deployments of the CellNet system under the KCPL, UE, NSP and Puget contracts successfully or that it will obtain enough additional contracts on satisfactory terms for network deployments in a sufficient number of locations to allow the Company to achieve adequate cash flow to service its indebtedness or achieve profitability. The Company's operating results will fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including the rate at which utilities and other customers enter into new services contracts, general economic conditions, economic conditions in the utility industry, the effects of governmental regulations and regulatory changes, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold, pricing changes and new service introductions by the Company and its competitors and prices charged by suppliers. In response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic alliances or investments that could have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAINTY OF ACCEPTANCE OF AND DEPENDENCE ON OTHER APPLICATIONS


    The Company's long-term business plan contemplates offering non-utility application services. The Company believes its future ability to service its indebtedness and to achieve profitability will be significantly dependent on its success in generating substantial revenues from such additional services. The Company currently has no services contracts which provide for the implementation of such services, and the Company has not yet demonstrated an ability to deploy such services on a commercial scale. In addition, unless utilities sign services contracts that enable the Company to deploy its wireless networks in their service areas, the Company may not be able to offer any such services in such areas or may be able to offer these services only on a limited basis. See "Business -- Business Strategy -- Promote Development of Non-Utility Applications" and "Business -- Wireless Communications Industry Overview."


SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; SUBSTANTIAL FUTURE CAPITAL
NEEDS


    The Company had outstanding indebtedness as of June 30, 1996 of approximately $195.5 million, which included $194.7 million of the Company's 13% Senior Discount Notes due 2005 (the "Senior Discount Notes"). The Senior Discount Notes will accrete to $325.0 million by June 2000. The Company must begin paying cash interest on the Senior Discount Notes in December 2000. The Company and its subsidiaries intend to incur substantial additional indebtedness, primarily in connection with installing future networks. As a result, the Company and its subsidiaries will have substantial debt service obligations. The Company's capital expenditures will increase significantly if new services contracts are signed, and the Company expects that its cash flow taking into account capital expenditures will be increasingly negative over the next several years. The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in the Company's cash flow, which will be affected by its success in implementing its business strategy, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company's ability to generate such cash flow is subject to a number of risks and contingencies. Included among these risks are: (i) the possibilities that the Company may not obtain sufficient additional services agreements or complete scheduled installations on a timely basis, (ii) revenues may not be generated quickly enough to meet the Company's operating costs and debt service obligations, (iii) the Company's wireless systems could experience performance problems or (iv) adoption of the Company's system could be less widespread than anticipated. Accordingly, there can be no assurance as to whether or when the Company's operations will generate positive cash flow or become profitable or whether the Company or its subsidiaries will at any time have sufficient resources to meet their debt service obligations. If the Company is unable to generate sufficient cash flow to service its indebtedness, it will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, particularly in light of the Company's high levels of indebtedness. In addition, the degree to which the Company is leveraged could have significant consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions, and other general corporate purposes may be materially limited or impaired, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and therefore cannot be used in the Company's business and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.


    The Company will require substantial additional funds for the development, commercial deployment and expansion of its networks, as well as to fund operating losses. As of June 30, 1996, the Company had $103.0 million in cash, cash equivalents and short-term investments. The Company believes that the net proceeds of this Offering and from the sale of Common Stock pursuant to the Utility Stock Purchases, together with its existing cash, cash equivalents and short-term investments and anticipated interest income and other revenues, will be sufficient to meet its cash requirements for at least the next 12 months. Thereafter, the Company expects that it will require substantial additional capital. Depending upon the number and timing of any new services agreements and upon the associated network deployment costs and schedules, the Company may require additional equity or debt financing earlier than estimated in order to fund its working capital and other requirements. Future financings may be dilutive to existing stockholders. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Substantially all of the operations of the Company are and will be conducted through subsidiaries. Nonetheless, the Company has incurred significant indebtedness at the holding company level, and intends to incur substantial additional holding company indebtedness. The ability of the Company to service such indebtedness will depend on the availability of income and cash flow from its subsidiaries for distribution to the holding company. Such availability will depend on a number of factors, including the terms of financing agreements entered into by the Company's subsidiaries and restrictions arising under the laws of the jurisdictions wherein those subsidiaries conduct their businesses. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Company's indebtedness or to make any funds available therefor, whether in the form of loans, dividends or otherwise. Any default in the payment of its debt obligations could seriously impair the value of the Common Stock.

    In the event that the Company is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments on its indebtedness, the Company could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness would have certain enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company. In any such proceeding, the holders of the Company's debt would be entitled to receive payment of their claims prior to any distributions to equity holders. In addition, any holders of secured indebtedness of the Company and its subsidiaries would have certain rights to repossess, foreclose upon and sell the assets securing such indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
SUBSTANTIAL AND INCREASING COMPETITION
    The emerging market for utility NMR systems, and the potential market for other applications once a common infrastructure is in place, have led electronics, communications and utility product companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. The Company believes that its only significant direct competitor in the marketplace at present is Itron, Inc. ("Itron"), an established manufacturer and seller of hand-held and drive-by automated meter reading equipment to utilities. Itron has announced the development of its Genesis-TM- system, a radio network system similar to the Company's, for meter reading purposes and is presently offering that system in the marketplace. The Company believes that Itron has signed at least two contracts with utilities for the commercial installation of its Genesis-TM-system.

    There may be many potential alternative solutions to the Company's NMR services including traditional wireless solutions. Metricom, Inc., a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers; First Pacific Networks, a provider primarily of bandwidth efficient wireline communications technology; and Lucent Technologies are examples of companies whose technology might be adapted for NMR and who may become direct competitors of the Company in the future. Schlumberger is developing a fixed network system in cooperation with Motorola for meter reading as well. Schlumberger, Lucent Technologies and First Pacific Networks either have conducted, or are in the process of conducting, pilot trials of utility network automation systems. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign long-term contracts and maintain existing agreements with utilities. Competition for services relating to non-utility applications may be more intense than competition for utility NMR services. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business -- Competition."

TECHNOLOGICAL PERFORMANCE AND BUILD-OUT OF THE SYSTEM; RAPID TECHNOLOGICAL CHANGE AND UNCERTAINTY


    The Company's initial target market is the monitoring, control and automation of utility companies' electric, gas and water distribution networks. Although the CellNet system (including both NMR services and distribution automation) has been deployed commercially with more than 105,000 meters in revenue service as of June 30, 1996, there can be no assurance that unforeseen problems will not develop with respect to the Company's technology, products or services, or that the Company will be successful in completing the development and commercial implementation of its technology on a wider scale. The Company must complete a number of technical development projects and continue to expand and upgrade its capabilities in connection with such commercial implementation, the success of which cannot be assured. While the Company believes that it has developed the necessary hardware to install its endpoint devices on most of the standard electromechanical electric meters manufactured by the four largest U.S. electric meter manufacturers, there can be no assurance that the Company will be able to develop successfully a full range of endpoint devices required by utilities. The Company must also develop the hardware enhancements necessary to utilize its system on a commercial basis with gas and water meters. The Company's future success will be materially adversely affected if it is not successful or is significantly delayed in the completion of its hardware development programs.

    The Company's future success will also depend, in part, on its ability to enhance its existing hardware, software and wireless communications technology. The telecommunications industry has been characterized by rapid, significant technological advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities and personal communications systems ("PCS") have radically expanded communications capabilities and market opportunities. Future advances may render the Company's technology obsolete or less cost effective than competitive systems or erode the Company's market position. Many companies from diverse industries are seeking solutions for the transmission of data over traditional communications media, including radio, as well as more recently developed media such as cellular and PCS-based networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers, and there can be no assurance that the Company will maintain competitive services or obtain appropriate new technologies on a timely basis or on satisfactory terms. See "Business -- Wireless Communications Industry Overview."
    The necessary development effort will require the Company to make continued substantial investments. The Company has encountered product development delays in the past affecting both software and hardware components of its system. See "Business -- Research and Development."

ACCESS TO RADIO FREQUENCY ("RF") SPECTRUM; REGULATION BY THE FEDERAL COMMUNICATIONS COMMISSION ("FCC")

    The Company will attempt to obtain exclusive usage of licensed bandwidth and/or secure its own licenses. CellNet is engaged in a program to license radio spectrum for its wireless networks in the top 60 MSAs in the U.S. sufficient to support its projected utility and non-utility applications with a margin for future growth. Enough frequency spectrum may not be available to fully enable the delivery of all or a part of the Company's wireless data communications services or the Company may be required to find alternative frequencies. The cost of obtaining such spectrum is currently difficult to estimate and may involve time delays and/or increased cost to the Company. The Company could also be unable to obtain frequency in certain areas. Any of these circumstances could have a material adverse impact on the Company's future ability to provide its network services and on the Company's business, operating results, financial condition and cash flow. See "Business -- Regulation."
    The Company's network equipment uses radio spectrum and, as such, is subject to regulation by the FCC. In addition, CellNet intends to provide services as a private carrier. This status allows services to be provided pursuant to individual contracts without becoming subject to many of the statutory requirements and FCC and state regulations that govern the provision of common carrier services. The Company's network equipment uses both licensed RF spectrum allocated for multiple address system ("MAS") operations in the 928/952 MHz band and unlicensed spectrum in the 902-928 MHz band. In order to obtain a license to operate the Company's network equipment in the 928/952 MHz band, license applicants may need to obtain a waiver of various sections of the FCC's rules. Although the Company has obtained such waivers for its licensed systems routinely in the past, and expects the required waivers to be granted on a routine basis in the future, there can be no assurance that the Company will be able to obtain such waivers on a timely basis or to obtain them at all. In addition, as the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its CellNet system.
    The FCC requires that a minimum configuration of an MAS system be in operation within eighteen months from the initial date of the grant of the system authorization or risk forfeiture of the license for the MAS frequencies. The eighteen-month deadline may be extended upon showing of good cause, but there is no assurance that the FCC will grant any such extension. The Company is responding to this requirement by selectively building out transmission capacity in some areas where it does not yet have utility telecommunications services contracts and may permit licenses to lapse in certain areas.
    No license is needed to operate the Company's equipment utilizing the 902-928 MHz band, although the equipment must be certified by the Company and the FCC as being compliant with certain FCC restrictions on radio frequency emissions designed to protect licensed services from objectionable interference. While the Company believes it has obtained all required certifications for its products, the FCC could modify the limits imposed on such products or otherwise impose new authorization requirements, and in either case, such changes could have a material adverse impact on the Company's business. The FCC recently completed a new rulemaking proceeding designed to better accommodate the cohabitation in the 902-928 MHz band of existing licensed services with newly authorized and expanded uses of licensed systems, and existing and newly designed unlicensed devices like those used by the Company. In this proceeding, the FCC expressly recognized the rights of such unlicensed services to operate under certain delineated operating parameters even if the potential for interference to the licensed operations exists. The Company's systems will operate within those specified parameters. The FCC retains the right to modify those rules or to allow for other uses of this spectrum that might create interference to the Company's systems, which could, in either case, have a material adverse impact on the Company's business, operating results, financial condition and cash flow.

    While the Company intends to offer non-utility services as a private carrier and in accordance with FCC Rules, each such service offering would need to be reviewed relative to these rules. The FCC's rules currently prohibit the use of the MAS frequencies on which the Company is operating its systems for the provision of common carrier service offerings. In the event that it is determined that a particular service offering does not comply with the rules, the Company may be required to restructure such offering or to utilize other frequencies for the purpose of providing such service. There can be no assurance that the Company will gain access to such other frequencies. Future interpretation of regulations by the FCC or changes in the regulation of the Company's industry by the FCC or other regulatory bodies or legislation by Congress could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business -- Regulation."


MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

    The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that its systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to exploit opportunities for the Company's services. An inability to manage growth, if any, could have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Management."
    The success of the Company is substantially dependent on its key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. All of the Company's employees and officers are employed on an at-will basis. Presently, the Company does not maintain a "key man" life insurance policy on any of its executives or employees. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified technical and managerial personnel in the future. An inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business -- Employees" and "Management."
UNCERTAINTY OF PROTECTION OF COPYRIGHTS, PATENTS AND PROPRIETARY RIGHTS

    The Company relies on a combination of trade secret protection, copyright, patent, trademark and confidentiality agreements and licensing arrangements to establish and protect its proprietary rights. The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company has obtained and applied for patents, and intends to file applications as appropriate for patents covering its products and processes, there can be no assurance that additional patents will be issued or, if issued, that the scope of any patent protection will be significant, or that any patents issued to the Company or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents are issued, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, CellNet cannot be certain that it was the first creator of inventions covered by its issued patents or pending patent applications, that it was the first to file patent applications for such inventions or that no patent conflict will exist with other products or processes which could compete with the Company's products or approach. Despite the Company's efforts to safeguard and maintain these proprietary rights, there can be no assurance that the Company will be successful or that the Company's competitors will not independently develop and patent technologies that are substantially equivalent or superior to the Company's technologies. Participants in the wireless industry, including competitors of the Company, typically seek to obtain patents which will provide as broad a protection possible for their products and processes. There is a substantial backlog of patents at the United States Patent Office. It is uncertain whether any such third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. An adverse outcome with regard to a third-party patent infringement claim could subject the Company to significant liabilities, require disputed rights to be licensed or restrict the Company's ability to use such technology. The Company also relies to a substantial degree upon unpatented trade secrets, and no assurance can be given that others, including the Company's competitors, will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not additional patents are issued to the Company, others may receive patents which contain claims applicable to products or processes developed by the Company. If any such claims were to be upheld, the Company would require licenses, and no assurance can be given that licenses would be available on acceptable terms, if at all. In addition, the Company could incur substantial costs in defending against suits brought against it by others for infringement of intellectual property rights or in prosecuting suits which the Company might bring against other parties to protect its intellectual property rights. From time to time the Company receives inquiries with respect to the coverage of its intellectual property rights, and there can be no assurance that such inquiries will not develop into litigation. See "Business -- Proprietary Rights."

    Although the Company has been granted federal registration of its "CellNet" trademark, another Company has filed a petition for cancellation in an attempt to challenge such registration which, if successful, would mean the Company could lose its registration and be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges to its trademark and corporate name in the future. While the requirement to adopt a new trademark or new or modified corporate name could involve a significant expense and could result in the loss of any goodwill and name recognition associated with the Company's current trademark and corporate name, the Company does not believe this would have a long-term material adverse impact on its business, operating results, financial condition and cash flow. See "Business -- Litigation."
DEPENDENCE ON THIRD-PARTY MANUFACTURERS; EXPOSURE TO COMPONENT SHORTAGES
    The Company relies and will continue to rely on outside parties to manufacture a majority of its network equipment such as radio devices and printed circuit boards. As the Company signs additional services contracts, there will be a significant ramp-up in the amount of manufacturing by third parties in order to enable the Company to meet its contractual commitments. The Company currently relies on single manufacturers for radio devices and for printed circuit boards. There can be no assurance that these manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner or that the Company can obtain additional manufacturers when and if needed. Although the Company believes alternative manufacturers are available, an inability of the Company to develop alternative suppliers quickly or cost-effectively could materially impair its ability to manufacture and install systems. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the quality, amount and timing of resources to be devoted to these activities is not within the control of the Company, and there can be no assurance that manufacturing problems will not occur in the future. A significant price increase, a quality control problem, an interruption in supply from one or more of such manufacturers or the inability to obtain additional manufacturers when and if needed could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business -- Manufacturing and Operations."
    Certain of the Company's subassemblies, components and network equipment are procured from single sources and others are procured only from a limited number of sources. In addition, CellNet may be affected by general shortages of certain components, such as surface mounted integrated circuits and memory chips. There have been shortages of such materials generally in the marketplace from time to time in the past. The Company's reliance on such components and on a limited number of vendors and subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. A significant price increase or interruption in supply from one or more of such suppliers could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. Although the Company believes alternative suppliers of sub-assemblies, components and network equipment are available, the inability of the Company to develop alternative sources quickly or cost-effectively could materially impair its ability to manufacture and install systems. Lead times can be as long as a year for certain components, which may require the Company to use working capital to purchase inventory significantly in advance of receiving any revenues. See "Business -- Manufacturing and Operations."
DEPENDENCE ON BUSINESS ALLIANCES
    A key element of the Company's business strategy is the formation of corporate alliances with leading companies. The Company is currently investing, and plans to continue to invest, significant resources to develop these relationships. The Company believes that its success in penetrating markets for non-utility applications of its network will depend in large part on its ability to maintain these relationships and to cultivate additional or alternative relationships. There can be no assurance that the Company will be able to develop additional corporate alliances with such companies, that existing relationships will continue or be successful in achieving their purposes or that such companies will not form competing arrangements. See "Business -- Business Strategy -- Form Strategic Alliances."

POSSIBLE TERMINATION OF LONG-TERM CONTRACTS

    The Company expects that substantially all of its future revenues will be provided pursuant to long-term services contracts with utility companies and other parties. These contracts will generally be subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure. Each of the Company's existing services contracts also provides for termination of such contracts by the respective utility without cause in less than ten years, subject to certain reimbursement provisions. Such contracts also provide that CellNet will be required to compensate such utilities for the use of its system for non-utility applications. In the event that a services contract is terminated by a utility, the Company would incur substantial losses. A network's service revenues are not expected to exceed the Company's capital investments to deploy such network for several years. Termination or cancellation of one or more utility services contracts would have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Business -- Current Utility Services Agreements."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    The Company plans to expand into international markets and has begun initial marketing efforts. The Company does not anticipate that it will have any material international operations in the next 12 months. If revenues generated by international activities are not adequate to offset the expense of establishing and maintaining these activities, the Company's business, operating results, financial condition and cash flow could be materially adversely affected. International demand for the Company's services and systems is expected to vary by country, based on such factors as the regulatory environment, electric power generating capacity and demand, labor costs and other political and economic conditions. To date, the Company has no experience in developing a localized version of its wireless data communications system for foreign markets. The Company believes its ability to establish business alliances in each international market will be critical to its success. There can be no assurance that the Company will be able to successfully develop, market and implement its system in international markets or establish successful business alliances for these markets. In addition, there are certain risks inherent in doing business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, any of which could adversely impact the Company's potential international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on its business, operating results, financial condition and cash flow. See "Business -- Business Strategy -- Pursue International Expansion."


    The Company intends to enter into joint ventures in order to facilitate its entry into international markets. The Company may or may not have a majority interest or control of the board of directors of any such joint venture. The risk is present in any such joint venture in which the Company may determine to participate, that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required to fulfill those obligations. In addition, in any joint venture in which the Company does not have a majority interest, the Company may not have control over the operations or assets of such joint venture. See "Business -- Business Strategy -- Pursue International Expansion."

SHAREHOLDERS' AGREEMENT

    Holders of 28,188,916 shares of Common Stock, or 69.6% of the outstanding Common Stock after completion of this Offering and the Utility Stock Purchases, are parties to a Shareholders' Agreement dated August 15, 1994, as amended (the "Shareholders' Agreement"), pursuant to which the Company will be required to cause all persons designated for election by certain stockholders to be nominated at each meeting of the Company's stockholders at which a vote for directors will be taken, so long as each such stockholder holds a minimum number of shares of Common Stock. Under the Shareholders' Agreement, the Company agreed to set the authorized number of directors at ten directors. Of these, after the closing of this

Offering, nine directors will be persons designated by certain holders in accordance with the Shareholders' Agreement. In addition, under the Shareholders' Agreement the parties thereto have agreed that, until August 15, 1997, the Certificate of Incorporation will not be amended to eliminate cumulative voting and that the Board of Directors shall not be comprised of less than eight directors. The effect of the Shareholders' Agreement is to give certain stockholders greater influence over the management of the Company than they would otherwise have and to provide certain stockholders with, among other things, certain registration, first refusal, co-sale and other rights. See "Management -- Board of Directors," "Certain Transactions" and "Description of Capital Stock."
NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based upon several factors, and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriters" for a discussion of the factors considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, uncertain periodic events such as the signing or termination of services contracts, changes in financial estimates by analysts, variations between the Company's results and results expected by financial analysts and investors, announcements of technological innovations by the Company or its competitors, conditions in the wireless communications industry, regulatory changes or general market or economic conditions and other events or factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of the Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


    Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements pursuant to which holders have agreed not to sell or otherwise dispose of 26,420,242 shares for 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. However, Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of such shares. In addition, certain other holders have agreed not to sell or otherwise dispose of 2,839,906 shares for 120 days after the date of this Prospectus. After the expiration of the lock-up agreements, such shares will generally be eligible for sale in the public market subject in the case of certain shares (including shares held by affiliates) to the limitations of Rule 144 under the Securities Act. On the date of this Prospectus, no shares other than 366 shares of Common Stock and the Shares will be eligible for immediate sale in the public market. In addition, the Company intends to register, following this Offering, a total of 3,779,136 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1992 Stock Option Plan or 1994 Stock Plan, 1,200,000 shares of Common Stock reserved for issuance under its 1996 Employee Stock Purchase Plan, and 2,600,000 shares of Common Stock issuable upon exercise of warrants which this Prospectus assumes will be exercised upon the closing of this Offering. Furthermore, upon expiration of the lock-up agreements referred to above, the holders of 28,188,916 shares of Common Stock will be entitled to certain registration rights with respect to such shares. Pursuant to the agreements related to the Utility Stock Purchases, NSP and UE each agreed not to sell or otherwise dispose of 50% of the shares of Common Stock acquired thereby for a period of twelve months and the remaining 50% of the shares of Common Stock acquired thereby for a period of 24 months from the date of this Offering. The 1,470,833 shares sold to NSP and UE will be eligible for sale in the public market two years from the closing of the Offering, provided that the Company has agreed to register up to one-half of the shares purchased by NSP and UE for public sale at any time one year after the closing of the Offering. If such holders, by exercising their registration rights, cause a large number of shares of Common Stock to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale."



SUBSTANTIAL DILUTION


    Investors participating in this Offering will incur immediate, substantial dilution. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, INDENTURE, DELAWARE LAW AND CERTAIN AGREEMENTS


    The Company's Board of Directors has the authority to issue up to 15,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Certain of the Company's executive officers are parties to an Employee Severance Agreement pursuant to which, among other things, all of such officers' outstanding stock options will vest upon the occurrence of certain events following a change of control, including six months having elapsed following such change in control, so long as such executives remain employed by the Company. In addition, the Company's Indenture (the "Senior Discount Note Indenture") governing its Senior Discount Notes provides in the event of certain changes in control of the Company, each holder will have the right to require the Company to repurchase such holder's Senior Discount Notes at a premium over the accreted value of such debt. Certain provisions in the Certificate of Incorporation and Senior Discount
Note Indenture could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit increases in the market price of the Company's shares that could otherwise result from actual or rumored takeover attempts. Such provisions also may have the effect of limiting changes in the management of the Company. See "Management
- -- Employment Contracts and Change of Control Arrangements" and "Description of Capital Stock -- Preferred Stock."


NO DIVIDENDS; DIVIDEND RESTRICTIONS.


    The Company has not declared or paid any dividends on its capital stock since its inception. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's existing financing arrangements restrict the payment of any dividends. See "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Shares offered hereby are estimated to be approximately $92.6 million ($106.6 million if the U.S. Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the estimated net proceeds to the Company from the Utility Stock Purchases, which are expected to close concurrently with the closing of this Offering, are estimated to be approximately $24.96 million after deducting estimated issuance costs related thereto, in each case assuming an initial public offering price of $20.00 per share. See "Utility Stock Purchases."



    The Company anticipates that the net proceeds of this Offering and the Utility Stock Purchases will be used for general corporate purposes, including working capital, capital requirements (capital expenditures and negative operating cash flow) expected to be incurred in connection with the installation and operation of the Company's networks and continuing research and development activities. A portion of the proceeds may also be used for the licensing of new products or technologies, early retirement of corporate debt and for investment purposes related to the expansion of its business, including internationally, although the Company currently has no specific plans or commitments in this regard. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of the Offering and the Utility Stock Purchases in short-term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company believes that the net proceeds of this Offering and the Utility Stock Purchases, together with its existing cash, cash equivalents, short-term investments and anticipated interest income and other revenues, will be sufficient to meet its cash requirements for at least the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                            UTILITY STOCK PURCHASES



    NSP has agreed to purchase from the Company, in a private placement that will occur concurrently with the closing of this Offering, shares of Common Stock at an aggregate purchase price of $15,000,000. In addition, UE, through its affiliate and wholly-owned subsidiary Union Electric Development Corporation, has agreed to purchase from the Company, in a private placement that will occur concurrently with the closing of this Offering, shares of Common Stock at an aggregate purchase price of $10,000,000. The purchase price per share to be paid by NSP will be an amount equal to 80% of the initial public offering price, and the purchase price per share to be paid by UE will be an amount equal to the initial public offering price less the underwriting discounts and commissions. Assuming an initial public offering price of $20.00 per share, NSP and UE would purchase 937,500 shares and 533,333 shares, respectively. Of the 937,500 shares to be purchased by NSP, 104,167 of these shares will be placed in escrow (the "Escrow Shares"), with their release to NSP dependent upon NSP causing Wisconsin Electric Power Company ("WEPC") to enter into a letter of intent with the Company by September 16, 1996 and a services agreement for at least 750,000 meters with the Company by December 31, 1997. If either or both such events do not occur, 50% or 100% as the case may be, of the Escrow Shares will revert to the Company, which will effectively increase NSP's purchase price per share to 85% or 90%, respectively, of the initial public offering price. WEPC and NSP are parties to a pending merger agreement, which is subject to regulatory approval. In the event that any of the Escrow Shares are released to WEPC, the fair value of such shares will be expensed as a sales discount over the term of the NSP services agreement. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."


                                DIVIDEND POLICY


    The Company has not declared or paid any dividends on its capital stock since its inception. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future, and any changes in the Company's dividend policies will be determined by its Board of Directors. The Company's existing financing arrangements also restrict the payment of any dividends. The Company anticipates that it and its subsidiaries will incur substantial additional indebtedness, which is also likely to restrict the payment of dividends.

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company as of June 30, 1996, (ii) the pro forma capitalization of the Company after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock, the issuance of 4,132,970 shares of Common Stock upon the assumed exercise of certain outstanding warrants for aggregate proceeds to the Company of $3.7 million and the reincorporation of the Company in Delaware which occurred on August 30, 1996, and (iii) the as adjusted capitalization of the Company to reflect the receipt of the estimated net proceeds from the sale of Common Stock offered hereby at an assumed initial offering price of $20.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the receipt of the estimated net proceeds of $24.9 million from the sale of Common Stock to NSP and UE.



                                                                                       JUNE 30, 1996
                                                                          ---------------------------------------
                                                                            ACTUAL       PRO FORMA    AS ADJUSTED
                                                                          -----------  -------------  -----------
                                                                                      (IN THOUSANDS)
Long-term obligations(1)................................................  $   195,513   $   195,513    $ 195,513
                                                                          -----------  -------------  -----------
Series CC redeemable convertible preferred stock, $.001 par value;
 3,215,768 shares designated and outstanding actual; no shares
 outstanding pro forma and as adjusted..................................       29,486       --            --
                                                                          -----------  -------------  -----------
Stockholders' equity (deficit):
  Convertible preferred stock, $.001 par value; 15,000,000 shares authorized; 9,137,078 shares outstanding actual; no shares
   outstanding pro forma and as adjusted................................       27,196       --            --
  Common Stock, $.001 par value; 50,000,000 shares authorized; 5,209,472 shares outstanding actual; 34,048,134 shares outstanding pro
   forma(2); and 40,518,967 shares outstanding as adjusted(3)...........       27,636        90,947      208,457
  Notes receivable from sale of Common Stock............................         (866)         (866)        (866)
  Warrants..............................................................        2,984             9            9
  Accumulated deficit...................................................     (127,334)     (127,334)    (127,334)
  Net unrealized loss on short-term investments.........................          (16)          (16)         (16)
                                                                          -----------  -------------  -----------
    Total stockholders' equity (deficit)................................      (70,400)      (37,260)      80,250
                                                                          -----------  -------------  -----------
      Total capitalization..............................................  $   154,599   $   158,253    $ 275,763
                                                                          -----------  -------------  -----------
                                                                          -----------  -------------  -----------


- ---------

(1) Consists primarily of Senior Discount Notes. See Notes 5 and 9 to Consolidated Financial Statements.



(2) Excludes 3,779,136 shares of Common Stock issuable upon the exercise of outstanding options as of June 30, 1996, with a weighted average exercise price of $0.625 per share and 52,610 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $7.59 per share. See "Management -- Incentive Stock Plans," "Description of Capital Stock -- Warrants" and Note 7 to Consolidated Financial Statements.



(3) Includes 104,167 shares of Common Stock that will be issued and outstanding at the closing of this Offering and held in escrow in connection with the NSP Purchase. If NSP achieves certain milestones under the NSP Stock Purchase Agreement, such Escrow Shares will be released to NSP. If NSP does not achieve such milestones, such Escrow Shares will revert to the Company. See "Utility Stock Purchases."

                                    DILUTION


    The pro forma deficit in net tangible book value of the Company as of June 30, 1996 was $43.4 million or $1.27 per share of outstanding Common Stock. The pro forma deficit in net tangible book value per share represents the Company's total assets less net intangibles of $6.1 million and less total liabilities, divided by the number of shares of Common Stock outstanding (after giving effect to the automatic conversion of the Preferred Stock and the exercise of certain warrants upon the closing of this Offering). Dilution per share represents the difference between the price per share paid by investors in this Offering and the as adjusted pro forma net tangible book value per share immediately after this Offering. After giving effect to the sale of the 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share (after deducting the estimated underwriting discounts and commissions and offering expenses) and the sale of 1,470,833 shares of Common Stock in the Utility Stock Purchases for aggregate net proceeds of $24.96 million, the as adjusted pro forma net tangible book value of the Company at June 30, 1996 would have been $74.1 million, or approximately $1.83 per share. This represents an immediate decrease in the pro forma deficit in net tangible book value of $3.10 per share to existing stockholders and an immediate dilution of $18.17 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:



Assumed initial public offering price per share...........................             $   20.00
  Pro forma net tangible book value (deficit) per share as of June 30,
   1996...................................................................  $   (1.27)
  Increase attributable to the Utility Stock Purchases....................       0.75
  Increase attributable to sale of Shares in the Offering.................       2.35
                                                                            ---------
As adjusted pro forma net tangible book value per share after the
 Offering.................................................................                  1.83
                                                                                       ---------
Dilution per share to investors in the Offering...........................             $   18.17
                                                                                       ---------
                                                                                       ---------



    The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing stockholders, by the new investors in the Offering (before deducting underwriting discounts and commissions) and estimated offering expenses payable by the Company, at an assumed initial public offering price of $20.00 per share, and by NSP and UE in the Utility Stock Purchases:



                                                                                       TOTAL
                                                     SHARES PURCHASED           CASH CONSIDERATION
                                                 -------------------------  ---------------------------      AVERAGE
                                                    NUMBER       PERCENT        AMOUNT        PERCENT    PRICE PER SHARE
                                                 ------------  -----------  --------------  -----------  ---------------
Existing stockholders..........................    34,048,134       84.0%   $  106,621,000       46.0%      $    3.13
Utility Stock Purchases........................     1,470,833        3.6        25,000,000       10.8       $   17.00
Investors in the Offering......................     5,000,000       12.4       100,000,000       43.2       $   20.00
                                                 ------------        ---    --------------        ---
    Total......................................    40,518,967        100%   $  231,621,000        100%
                                                 ------------        ---    --------------        ---
                                                 ------------        ---    --------------        ---



    The foregoing table assumes the automatic conversion of all Preferred Stock, the exercise of warrants to purchase 4,132,970 shares of Common Stock, no exercise of the U.S. Underwriters' over-allotment option and no exercise of stock options or other warrants outstanding at June 30, 1996. At June 30, 1996, there were options outstanding to purchase 3,779,136 shares of Common Stock at a weighted average exercise price of $0.625 per share and other warrants outstanding to purchase 52,610 shares of Common Stock at a weighted average exercise price of $7.59 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management -- Incentive Stock Plans," "Description of Capital Stock -- Warrants" and Note 7 to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the six months ended June 30, 1995 and 1996 and the consolidated balance sheet data at June 30, 1996 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the six months ended June 30, 1996 or any other period are not necessarily indicative of future results.


                                                                                                       SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..................................  $   7,408  $   3,148  $   1,757  $   1,651  $   2,126  $   1,291  $     420
  Costs and expenses:
    Cost of revenues........................      6,943      2,509      1,840      1,191      5,129      1,931      3,483
    Research and development................      7,765      6,838      5,262      9,693     22,380      6,735     13,009
    Marketing and sales.....................      3,037      1,523      1,447      3,257      4,201      1,946      2,924
    General and administrative..............      2,048        843      1,450      2,583      6,805      2,874      5,412
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total costs and expenses..................     19,793     11,713      9,999     16,724     38,515     13,486     24,828
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Loss from operations......................    (12,385)    (8,565)    (8,242)   (15,073)   (36,389)   (12,195)   (24,408)
  Other income (expense)....................       (178)      (378)      (148)       441     (4,564)        75     (7,903)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Loss before income taxes..................    (12,563)    (8,943)    (8,390)   (14,632)   (40,953)   (12,120)   (32,311)
  Provision for income taxes................     --         --              1          2          3          1          2
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss..................................  $ (12,563) $  (8,943) $  (8,391) $ (14,634) $ (40,956) $ (12,121) $ (32,313)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net loss per share(1)...........                                              $   (1.22)            $   (0.94)
                                                                                          ---------             ---------
                                                                                          ---------             ---------
  Shares used in computing pro forma net
   loss per share(1)........................                                                 33,497                34,483
                                                                                          ---------             ---------
                                                                                          ---------             ---------



                                                                DECEMBER 31,                            JUNE 30, 1996
                                            -----------------------------------------------------  ------------------------
                                              1991       1992       1993       1994       1995      ACTUAL    PRO FORMA(2)
                                            ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
   investments............................  $     669  $   2,236  $   8,884  $  24,508  $ 143,797  $ 102,967      $106,621
  Total assets............................      4,833      4,123     11,510     31,809    184,306    162,653       166,307
  Long-term obligations...................      1,598      1,734        825        546    183,348    195,513       195,513
  Series CC redeemable convertible
   preferred stock........................     --         --         --         29,486     29,486     29,486       --
  Total stockholders' equity (deficit)....     (3,065)      (235)     8,011     (1,564)   (38,103)   (70,400)     (37,260)


- ------------

(1) See Note 1 to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share.



(2) Reflects the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 4,132,970 shares of Common Stock at an aggregate exercise price of approximately $3.7 million upon the closing of this Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CELLNET DATA SYSTEMS, INC. SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. CERTAIN OF THE INFORMATION CONTAINED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING
ACTIVITIES, CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."


OVERVIEW

    The Company intends to deploy and operate a series of wireless data communications networks pursuant to long-term contracts with utility company customers and to earn recurring revenues by providing NMR services to the utilities and using the network to support a variety of non-utility applications. The Company's business strategy has affected and will continue to affect its financial condition and results of operations as follows:


    CHANGING COMPOSITION OF REVENUES. The Company's revenues in recent years have been primarily attributable to sales of, and contract fees related to the development of, miscellaneous utility communication equipment. The Company believes that such revenues will be largely non-recurring and will diminish to relatively insignificant levels over the next few years. The Company derives an increasing proportion of its revenues from fees earned under services agreements related to its wireless communications networks. Under the Company's existing services agreements with KCPL, UE, NSP and Puget, the Company receives monthly NMR service fees based on the number of endpoint devices that are in revenue service during the applicable month to bill customers.


    UNEVEN REVENUE GROWTH. The timing and amount of the Company's future revenues will depend upon its ability to obtain additional services agreements with utilities and other customers and upon the Company's ability to successfully deploy and operate its wireless communications networks. New services agreements are expected to be obtained on an irregular basis, and there may be prolonged periods during which the Company does not enter into any additional services agreements. As a result, the Company expects that its revenues will not grow smoothly over time, but will increase unevenly as the Company enters into new services agreements, and may decrease sharply in the event that any of its existing services agreements are terminated or not renewed. See "Risk Factors -- Uncertainty of Future Revenues; Increasing Installation Costs; Need for Additional Services Contracts; and Fluctuating Operating Results."


    REVENUES LAG NETWORK DEPLOYMENT. The Company generally realizes network service revenue under a services agreement with a utility only when a portion of the network is installed and the utility has begun billing customers based upon NMR data. The Company did not begin to receive revenue under its services contracts with KCPL and UE until approximately one year after signing the respective services agreements. The Company expects that its receipt of network service revenue under future contracts will lag the signing of the related services agreements by a minimum of six months and that it will generally take two to four years to complete installation of a network after each services agreement has been signed. A network's service revenues are not expected to exceed the Company's capital investments and expenses incurred to deploy such network for several years. The Company signed agreements with KCPL and UE in August 1994 and August 1995, respectively, and did not receive its first revenue under the KCPL and UE services agreements until September 1995 and May 1996, respectively. The Company expects to complete the KCPL network in 1996 and the UE network in 1998. The Company began the installation of both the NSP and Puget networks in August 1996. As additional segments of the Company's networks are installed and used by its utility clients for billing purposes, the Company expects to realize a corresponding increase in its network service revenues. However, if the Company is able to successfully deploy an increasing number of networks over the next few years, the operating losses created by this lag in revenues, and negative cash flow resulting from such operating losses and the capital expenditures expected to be required in connection with the installation of such networks, are expected to widen for a period of time and will continue until the operating cash flow from installed networks exceeds the costs of deploying and operating additional networks.



    IMPACT OF RAPID EXPANSION. CellNet will not typically invest the capital necessary to deploy a wireless communications network prior to entering into a long-term services agreement with a utility or other customer. However, during its expansion phase, the Company will be required to invest significant amounts of capital in its networks and to incur substantial and increasing sales and marketing expenses before receiving any return on such expenditures through network service revenues. The Company has incurred substantial operating losses since inception and, as of June 30, 1996, had an accumulated deficit of $127.3 million. The Company does not expect significant revenues during 1996 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future as it expands its research and development and marketing efforts and installs additional networks. The Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. The Company will require substantial capital to fund cash flow deficits and capital expenditures for the foreseeable future and expects to finance these requirements through significant additional external financing. See "Risk Factors -- History and Continuation of Operating Losses" and "-- Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs."



    INTEREST INCOME. The Company has earned substantial amounts of interest income on short-term investments of the proceeds of its financing activities, and expects to earn additional interest income through the investment of a portion of the proceeds of this Offering. The Company expects to utilize substantially all of its cash, cash equivalents and short-term investments in deploying its wireless communications networks, in continuing research and development activities related thereto and in related selling and marketing activities. As such funds are expended, interest income is expected to decrease. See "Use of Proceeds."


RESULTS OF OPERATIONS

    REVENUES


    Revenues for the three years ended December 31, 1993, 1994 and 1995 were $1.8 million, $1.7 million and $2.1 million, respectively. Revenues for the six months ended June 30, 1995 and 1996 were $1.3 million and $420,000, respectively. Revenues prior to 1996 were are attributable primarily to product sales and development and other contract revenues unrelated to the Company's current focus of providing NMR services that were largely non-recurring and that are expected to decline and remain at relatively insignificant levels over the next few years. During 1993, Pacific Gas & Electric Company ("PG&E"), Georgia Power Company ("Georgia Power") and NSP accounted for 37%, 36% and 18% of the the Company's revenues, respectively. During 1994, NSP, Georgia Power and PG&E accounted for 58%, 14% and 10% of the Company's revenues, respectively. During 1995, NSP and KCPL accounted for 64% and 29% of the Company's revenues, respectively. Revenues for the six months ended June 30, 1996 declined $870,000 from the comparable period in 1995. The decline resulted primarily from the transition from product sales to network service revenues. The Company's NMR service revenues for the year ended December 31, 1995 and for the six months ended June 30, 1996 were $35,000 and $244,000, respectively. In September 1995, the Company began to receive regular monthly revenue under its services agreement with KCPL based upon the number of automated meters installed on the network that were being used by KCPL to bill its customers and the agreed monthly NMR charge per meter. In May 1996, the Company began to realize regular monthly revenue from its services agreement with UE on a similar basis. The Company will not recognize revenue earned under its services agreements with NSP or Puget until the automated meters installed on the respective networks are used by such utility clients for billing their respective customers. In connection with the NSP Purchase, the Company has agreed to issue Escrow Shares which will be released upon the occurrence of certain milestones associated with entering into a letter of intent and an NMR services agreement with WEPC by December 1997. The fair value of these Escrow Shares will be expensed as a sales discount over the term of the WEPC services agreement, in the event that such milestones are achieved. See "Utility Stock Purchases."

    The Company generally realizes service revenues under its services agreements with utilities only when its networks or portions thereof are successfully installed and operating and the utility commences billing its customers based upon the NMR data obtained. Revenues are expected to increase as the Company continues to install its networks, the networks or portions thereof become operational, and utilities begin billing their customers based upon data obtained over the CellNet system. Due primarily to the nature, amount and timing of revenues received to date, no meaningful period-to-period comparisons can be made. Revenues received during the years ended December 31, 1993, 1994 and 1995, and for the six-month periods ended June 30, 1995 and 1996, respectively, are not reliable indicators of revenues that might be expected in the future.

    COST OF REVENUES


    Cost of revenues historically have consisted of the cost of product sales. For the year ended December 31, 1995 and for the six months ended June 30, 1996, cost of revenues primarily consisted of network operations costs. Cost of revenues were $1.8 million, $1.2 million and $5.1 million for the years ended December 31, 1993, 1994 and 1995, respectively. Cost of revenues for the six months ended June 30, 1995 and 1996 were $1.9 million and $3.5 million, respectively. The increase in cost of revenues was driven by increasing costs of providing network services, due primarily to growth in the number of employees and associated costs necessary for network monitoring operations at customer sites and at the Company's headquarters, network deployment management and customer training. Costs of network services also include the increased installation, applications and RF engineering staffing at the Company's headquarters to support anticipated additional utility contracts. Network services do not currently generate a profit as the Company has not yet achieved a scale of services sufficient to cover network costs. The Company will incur significant and increasing costs primarily attributed to network operation and depreciation. Once a network has been fully installed, costs associated with generating network revenues will consist primarily of maintaining a monitoring center for such network, network depreciation and miscellaneous maintenance and operating expenses.


    OPERATING EXPENSES


    Operating expenses, consisting of research and development, marketing and sales, and general and administrative costs, were $8.2 million, $15.5 million and $33.4 million for the years ended December 31, 1993, 1994 and 1995, respectively. Operating expenses for the six months ended June 30, 1995 and 1996 were $11.6 million and $21.3 million, respectively. The increase in operating expenses on a period to period basis is attributable to the Company's rapid growth and to increasing research and development and marketing and sales expenditures. The Company expects to continue to spend a significant portion of its resources on research and development activities for the foreseeable future. Marketing and sales and general and administrative costs are expected to increase in the future as the Company seeks to sign new service agreements.



    RESEARCH & DEVELOPMENT. Research and development expenses are attributable largely to continuing system software, firmware and equipment development costs, prototype manufacturing, testing, personnel costs, consulting fees, and supplies. Research and development costs are expensed as incurred. The Company's networks include certain software applications which are integral to their operation. The costs to develop such software have not been capitalized as the Company believes its software development is essentially completed when technological feasibility of the software and/or development of the related network hardware is established. Research and development expenses were $5.3 million, $9.7 million and $22.4 million for the years ended December 31, 1993, 1994 and 1995, respectively. Research and development expenses for the six months ended June 30, 1995 and 1996 were $6.7 million and $13.0 million, respectively. Research and development spending increases in 1995 and 1996 reflect primarily additions to the Company's engineering staff and costs associated with development of processes to retrofit utility meters for use in the CellNet network. Deployment of the Company's first network in 1995 resulted in increased materials used for prototypes, nonrecurring engineering charges associated with establishing relationships with third-party manufacturers and rapid changes to the firmware and software utilized in the CellNet network. The Company expects that research and development expenses will increase moderately in the near term. However, significant investments in research and development may become necessary to remain competitive, to respond to market changes or to establish international operations.



    MARKETING & SALES. Marketing and sales expenses consist principally of compensation, including commissions paid to sales and marketing personnel, travel, advertising, trade show and other promotional costs. Marketing and sales expenses were $1.4 million, $3.3 million and $4.2 million for the years ended December 31, 1993, 1994 and 1995, respectively. Marketing and sales expenses for the six months ended June 30, 1995 and 1996 were $1.9 million and $2.9 million, respectively. The Company expects marketing and sales expenses to continue to increase in absolute dollars as the Company seeks to enter into new services agreements.



    GENERAL & ADMINISTRATIVE. General and administrative expenses include compensation paid to general management and administrative personnel, recruiting costs, travel, and communications and other general administrative expenses, including fees for professional services. General and administrative expenses were $1.5 million, $2.6 million and $6.8 million for the years ended December 31, 1993, 1994 and 1995, respectively. General and administrative expenses for the six months ended June 30, 1995 and 1996 were $2.9 million and $5.4 million, respectively. The Company expects general and administrative expenses to continue to increase in absolute dollars as the Company increases staffing and continues developing information systems to support its planned growth. The Company may need to increase administrative expenditures in the longer term to expand domestic and establish international operations.


    INTEREST INCOME AND EXPENSE


    Prior to June 1995 the Company funded its liquidity needs primarily from the issuance of equity securities. In June and November 1995, the Company issued and sold a total of $325.0 million aggregate principal amount at maturity of Senior Discount Notes and Warrants to purchase 2,600,000 shares of Common Stock ("Warrants") for proceeds, net of issuance costs, of $169.9 million. Accordingly, the Company has earned interest income on the invested proceeds from the Senior Discount Notes and Warrants and has incurred significant interest expense from the amortization of the original issue discount on such debt.



    Interest income has been and will continue to be received by the Company from the short-term investment of proceeds from the issuance of equity and debt securities pending the use of such proceeds by the Company for capital expenditures and operating and other expenses. In June 1995, the Company began to receive substantially increased amounts of interest income on the short-term investment of the proceeds received from the issue and sale of its Senior Discount Notes and Warrants. Interest income is expected to be highly variable over time as proceeds from the issue and sale of additional equity and debt securities are received and as funds are used by the Company in its business. Interest income for the three years ended December 31, 1993, 1994 and 1995 was $66,000, $555,000 and $4.6 million, respectively. Interest income for the six months ended June 30, 1995 and 1996 was $1.0 million and $3.5 million, respectively.



    No interest on the Senior Discount Notes is payable prior to December 15, 2000. Thereafter until maturity in June 2005, interest will be payable semi-annually in arrears on each December 15 and June 15. The carrying amount of the Senior Discount Notes accretes from the date of issue and the Company's interest expense includes such accretion. Interest expense for periods prior to June 1995 was attributable primarily to capital leases. Interest expense was $198,000, $101,000 and $9.3 million for the years ended December 31, 1993, 1994 and 1995, respectively. Interest expense for the six months ended June 30, 1995 and 1996 was $754,000 and $11.3 million, respectively.


    PROVISION FOR INCOME TAXES

    The Company has not provided for or paid federal income taxes due to the Company's net losses. A nominal provision has been recorded for various state minimum income and franchise taxes.


    At December 31, 1995, the Company had net operating loss carryforwards of approximately $82.5 million and $7.3 million available to offset future federal and California taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income will be limited, because of the ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. This Offering is expected to trigger such a limitation. The annual usage will be limited by the market value of the Company at the closing of this Offering multiplied by the then current long-term tax exempt interest rate. Such federal carryforwards expire in 2001 through 2010. Such state carryforwards expire in 1996 through 2000. Based upon the Company's history of operating losses and expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES


    The Company requires significant amounts of capital for research and development in connection with the development of its proprietary wireless communications network and related products and services, for investments in the installation and testing of such networks and for related sales and marketing and general and administrative expenses. Historically, the Company has satisfied its liquidity requirements primarily through external financings, including private placements of equity and debt securities and interest income derived from the investment of the proceeds of its financing activities. The discussion in this section excludes the effect of warrants to purchase 4,132,970 shares of Common Stock, which the Company assumes will be exercised immediately prior to the closing of this Offering for expected proceeds of $3.7 million.


    In 1993, 1994, 1995 and the first six months of 1996, net cash used in the Company's operating activities totaled $9.1 million, $14.6 million, $24.6 million and $18.9 million, respectively. Net cash used in operating activities resulted primarily from cash used to fund net operating losses.


    In 1993, 1994 and 1995 and the first six months of 1996, net cash provided by (used for) the Company's financing activities totaled $16.2 million, $34.0 million, $170.9 million and $(131,000), respectively, including cash provided by the private sale of the Company's equity securities of $13.4 million, $34.1 million and $1.4 million in 1993, 1994 and 1995, respectively. In June and November 1995, the Company received an aggregate of $175.8 million of gross proceeds ($169.9 million in net proceeds) from the private sale of the Senior Discount Notes and Warrants. During the first six months of 1996, the Company financed its operations primarily from the proceeds of the offering of the Senior Discount Notes and Warrants, together with interest income of $3.5 million. In September 1996, NSP and UE signed agreements to purchase shares of Common Stock concurrent with the closing of this Offering at an estimated aggregate purchase price of $25,000,000. See "Utility Stock Purchases." As of June 30, 1996, the Company had cash, cash equivalents and short-term investments totalling $103.0 million.


    The Senior Discount Notes were issued at a substantial discount from their aggregate principal amount at maturity of $325.0 million. Although interest is not payable on the Senior Discount Notes prior to December 15, 2000, the carrying amount of such indebtedness will increase as the original issue discount is amortized through maturity in June 2005. Beginning June 15, 2000, the Senior Discount Notes will bear interest, payable semi-annually, at a rate of 13% per annum, with payments commencing December 15, 2000. No principal payments on the Senior Discount Notes are due prior to maturity in 2005.


    In 1993, 1994 and 1995, net cash used for investing activities totaled $3.4 million, $12.8 million and $110.8 million, respectively and in the first six months of 1995, net cash used in investing activities was $36.6 million and in the first six months of 1996, net cash provided from investing activities was $41.7 million. The Company's investing activities consisted primarily of purchases of network components and inventory, the construction and installation of networks, purchases of property and equipment, and purchases, sales and maturities of short-term investments. The $41.7 million of net cash provided by investing activities in the first six months of 1996 was largely attributable to proceeds of short-term investments. These proceeds exceed investments in short-term instruments as the Company used the proceeds of short-term investments to fund its operating activities. The Company shortened the maturity of its portfolio of short-term investments to less than 90 days, which are classified, accordingly, as cash equivalents.


    Deployments of the Company's wireless communications networks will require substantial additional capital. In addition, funds will be required for further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to enhance system productivity over time and to expand the scope of utility and other network information services that may be offered on the CellNet system. The Company currently estimates that funds required for capital expenditures relating to the buildout of its KCPL and UE networks will be approximately $22.5 million from June 30, 1996 through year end. Although the Company is currently unable to predict the amount of expenditures that may be incurred in connection with the establishment of other networks or the amount of expenditures to be made after 1996 with respect to KCPL and UE, the Company expects that cash used for the construction and installation of networks and for the purchase of property and equipment will increase substantially as and when the Company obtains new services agreements, and that the Company will require significant amounts of additional capital from external sources. Sources of additional capital may include project or conventional bank financing, public and private offerings of debt and equity securities and cash generated from operating activities. To provide financing for installation of the Company's network under its UE services agreement, the Company has received a commitment from Toronto Dominion Bank for $25.0 million for a nine-year and three-month secured revolving credit facility on conventional bank financing terms. This commitment is subject to standard conditions including satisfactory documentation. The Company will pay Toronto Dominion Bank fees of up to $500,000 in connection with this facility. The Company expects that a substantial portion of its future financing will be at the subsidiary level on a project basis. The Company expects to obtain third party financing for the construction of wireless networks, based on the projected cash flow expected to be generated from such projects, after it has entered into a long-term contract with a utility. The Company expects that the recurring revenue stream from the long-term services contract will support the amortization of debt raised for the project involved. The Company does not anticipate deriving any significant cash from operations for several years.



    The Company believes that the net proceeds of the Offering and from the sale of Common Stock pursuant to the Utility Stock Purchases, together with existing cash, cash equivalents and anticipated interest income and other revenues, will be sufficient to meet its cash requirements for at least the next 12 months. Thereafter, the Company expects that it will require substantial additional capital. The extent of additional financing will depend on the success of the Company's business. The Company expects to incur significant operating losses and to generate increasingly negative net cash flow during the next several years while it develops and installs its network communications systems. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the Senior Discount Note Indenture or that may be contained in any additional financing arrangements. The Senior Discount
Note Indenture contains certain covenants that limit the Company's ability to incur additional indebtedness. Future financings may be dilutive to existing stockholders. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which could limit the ability of the Company to meet its debt service requirements and could have a material adverse effect on its business and on the value of the Common Stock. See "Risk Factors -- Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs."

                                    BUSINESS

OVERVIEW


    The Company designs, builds, owns and operates innovative wireless networks capable of providing low-cost real-time status and event monitoring of up to several million fixed endpoints. The primary application of the Company's network is to provide NMR services to electric, gas and water utility companies pursuant to long-term contracts. The Company is currently building wireless networks to provide NMR services to KCPL, and UE in St. Louis covering a total of approximately 1,220,000 meters, of which more than 105,000 meters were in revenue service as of June 30, 1996. In addition, the Company has recently entered into separate services agreements with NSP in Minneapolis and Puget in Washington State, pursuant to which it has contracted to build wireless networks to provide NMR services covering an aggregate of approximately 1,015,000 additional meters, including 1,000,000 meters under the NSP Services Agreement and an initial installation consisting of 15,000 meters under the Puget Services Agreement. CellNet also currently provides certain network distribution automation services to electric utility customers including monitoring and control of power distribution equipment. CellNet's network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through efficient use of radio frequency spectrum, the Company's networks will have substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment. The Company is working with industry leaders in those markets to encourage further development of such applications.



    CellNet was established in 1984 and prior to 1991 it developed and sold non-communicating electronic meter registers with embedded memory capabilities. In 1991, the Company decided to phase out such activities and focus on the development of NMR services and related networks.



    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:


    - infrastructure  and  operating  costs  sufficiently  low  to  permit  cost
      effective   utility  meter  reading  and   other  fixed  point  monitoring
      applications;

    - highly efficient use of spectrum -- the equivalent of approximately a single voice channel is needed to operate a network;

    - proprietary software specifically designed to manage real-time data collection from up to several million endpoints; and


    - open systems architecture designed to allow new applications to be added to the CellNet system.



    Utilities are under increasing regulatory and competitive pressures. CellNet offers an outsourced solution which enables utilities to offer time-of-use pricing plans, peak demand monitoring, real-time response to billing inquiries, real-time power outage detection, on-demand meter reads, customized billing functions and distribution automation. The Company believes its NMR services provide utilities with an effective solution to many of the demands created by the increased regulatory and competitive pressures within the utility industry. CellNet's system allows utilities to respond effectively to regulatory changes, reduce costs, defer capital spending and enhance their operating efficiencies.



    The Company is actively targeting those utilities which operate in the 60 largest MSAs, which represent a majority of the 225 million electric, gas and water meters in the United States. The Company believes that utilities operating in these densely populated areas will be the first to experience heightened competitive and regulatory pressures, and as such, will be most likely to benefit from the Company's services. The Company believes that these competitive and regulatory pressures have prompted utilities in the United States to undertake increased measures to improve their efficiency and service levels.


    CellNet's proprietary technology enables the Company to make extremely efficient use of spectrum. As a result, relative to other wireless services, the Company has been able to acquire frequency at a very low cost. The Company had capitalized $762,000 for license fees and related acquisition expenses attributable to spectrum acquisition costs as of June 30, 1996 and has acquired 50 spectrum licenses in 42 of the top 60 MSAs. The Company believes that it will be able to obtain additional spectrum at reasonable cost if required. The Company has focused its spectrum acquisition strategy on these top 60 markets. See "Risk Factors -- Access to Radio Frequency Spectrum; Regulation by the Federal Communications Commission."



    The Company believes its spectrum-efficient networks will have substantial excess capacity to service non-utility applications requiring low-cost monitoring of fixed endpoints. Potential non-utility applications of the Company's systems include home security, remote status monitoring of vending machines, office equipment, parking meters and other equipment, and remote control of traffic lights. The Company is working with industry leaders such as Ameritech, Hewlett Packard, Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. The Company believes that its utility networks will provide an excellent platform to position the Company as a leading wholesale provider of wireless data communications services for such non-utility applications.



    The Company believes that a significant international market also exists for its services with several hundred million electric, gas and water meters outside of the United States. The Company's strategy is to pursue international markets through joint ventures. The Company is currently exploring projects with electric utilities in the U.K., Singapore and Thailand.


CHANGES IN THE ELECTRIC UTILITY INDUSTRY


    The utility industry is in transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by Federal, state and local governments are forcing utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return ratemaking, in which a utility's rates are determined by its return on assets, to performance-based ratemaking, in which a utility's rates and profitability are based upon its cost, efficiency and service quality. The gas utility industry has already been transformed. Today, commercial and industrial customers can negotiate to purchase gas directly from producers or brokers, while utilities are required to provide transportation of such gas to customers' facilities.


    The restructuring of the electric utility industry is underway. This restructuring is focused on opening the electric power production industry, in certain markets, to full competition in the next few years, and ultimately providing customers access to multiple suppliers. Federal legislation, such as the National Energy Policy Act of 1992 (the "EP Act"), has eased restrictions on independent power producers in an effort to increase competition in the wholesale electric power generation market. As a result, the construction of cogeneration facilities and independent power production facilities has been increasing, creating lower cost alternatives for large commercial and industrial customers. Further, the EP Act authorized the Federal Energy Regulatory Commission ("FERC") to mandate utilities to transport and deliver, or "wheel" energy for the supply of bulk power to wholesale, but not retail, customers. In order to facilitate the transition to increased competition in the wholesale power markets made possible by the EP Act, in March 1995 FERC issued a Notice of Proposed Rulemaking that would require utilities to (i) establish open access to all wholesale sellers and buyers, (ii) offer power transmission service comparable to what they provide themselves and (iii) take power transmission service under the same tariffs offered to other buyers and sellers.


    The EP Act granted individual states the sole authority to mandate the wheeling of electric power to retail customers. Regulatory and legislative activity at the state level regarding retail wheeling has recently increased dramatically. California is the furthest along in implementing retail wheeling, and pursuant to the California Public Utility Commission's plan (which is still subject to legislative approval), utilities will be required to offer an initial group of customers the ability to choose their electricity supplier in 1998, with all customers having this ability by 2003. Regulators in New York, Massachusetts, Michigan, New Hampshire and Vermont have all ordered utilities to file restructuring plans which would address, among other competitive issues, a schedule for implementing retail wheeling over the next several years. Other states are in various stages of considering the implementation of retail wheeling, both at legislative and regulatory levels.

    The trend from rate-of-return towards performance-based ratemaking, the movement towards retail wheeling and heightened competition are leading many utilities to implement initiatives in the following areas:

    INCREASE OPERATING EFFICIENCIES. Utilities are seeking to reduce operating costs through increased automation and improved information processing. In particular, many utilities have focused on the inefficiencies of the traditional once-a-month drive-by or walk-by meter reading process. In addition to the direct expense of monthly meter reading, manual processes create significant indirect expenses. These include responding to customer billing service inquiries and complaints, meter reading errors, missed meter reads, special appointment meter reads to determine and correct errors, and service calls to discontinue and to initiate service. Utilities are also seeking to improve detection of energy theft, which is estimated to cost many millions of dollars per year.


    DEFER CAPITAL EXPENDITURES. Utilities must build plant capacity to meet the anticipated peak demand for energy on a daily and seasonal basis with an excess capacity margin to respond to extraordinary demand peaks caused by extreme weather conditions. However, power plant expansions are costly and, under performance-based ratemaking, investments in such capacity might not be fully compensated by ratemaking authorities. Reducing peak demand allows utilities to defer or avoid additional plant construction or costly peak power generation with standby power generating facilities. Unlike phone companies, which offer time-of-use rates to discourage consumption during peak periods, utilities are currently unable to implement time-of-use plans for any but their largest customers due to inadequate real-time information about customer power usage.


    IMPROVE SERVICE QUALITY. In response to the emerging competitive environment, utilities are seeking to improve and differentiate their services by offering their customers different billing plans, remote move in/ move out meter reading, multi-location bill aggregation and other innovations. In addition, utilities are seeking to respond to regulatory and public pressure to improve their ability to detect and respond to power outages.


    To implement time-of-use pricing and other sophisticated pricing plans, retail wheeling, real-time power outage detection and the other services described above, electric utilities will require extremely accurate and timely data regarding energy consumption by customers. However, adequate automated systems have not been available. Some utilities have simplified and automated the manual meter reading process to a limited degree through the use of hand-held and drive-by meter reading equipment, commonly referred to as automated meter reading ("AMR"). An AMR device polls meters on a meter reading route, usually on a monthly basis, and the consumption data is then transmitted to the utility's information system. Periodic meter readings, even when "automated" by such equipment, do not provide the necessary data to implement these regulatory and competitive initiatives.


THE CELLNET SOLUTION


    CellNet has designed, developed and is now commercially deploying in scale the first wireless data communications network designed to provide high-volume real-time status and event monitoring of up to several million endpoints. Since the primary application of the network is to provide NMR services to utilities, the network has been designed to meet the utility industry's cost requirements, information needs and rigorous design specifications. CellNet's network uses radio transmitters fitted to existing meters to read and report data from each meter every few minutes. CellNet uses inexpensive radio devices and proprietary software in its networks, deploys certain network components primarily on utility power poles, and requires minimal frequency spectrum to operate its system. As a result, the Company believes that for large scale installations it will be able to provide basic NMR services at a cost to the utility of less than $1 per month per meter.

    CellNet's system enables utilities to better serve their customers by offering enhanced services such as:

    - time-of-use and demand energy rates;

    - real-time response to billing inquiries;

    - real-time power outage detection, location and notification;

    - remote verification of "power on" and outage restoration;

    - on-demand meter reads;

    - customer-selected billing dates and consolidated, multi-location billing;

    - automatic move in/move out meter reading;

    - distribution automation; and


    - access for utility customers to consumption, rate and billing information via the Internet.


    In addition, CellNet's system allows utilities to respond effectively to regulatory changes, reduce costs, defer capital spending and enhance their operating efficiencies, thereby deriving benefits in the following areas:


    RESPOND EFFECTIVELY TO REGULATORY INITIATIVES. If retail wheeling is adopted, consumers will contract to buy electricity from specific power providers, but all such power providers will supply electricity to the local electrical network, which will then distribute power to all consumers. Monthly meter reading allows power providers to determine aggregate usage, but not to determine time of use, a critical requirement to implement retail wheeling. By providing real-time data on each consumer's power usage, CellNet enables utilities to effectively implement retail wheeling and avoid the installation across their territories of individual time-of-use meters, which could cost more than $150-$200 at each service endpoint.


    REDUCE CAPITAL INVESTMENTS. CellNet's NMR services will enable utilities to adopt time-of-use billing plans, which can be used to motivate consumers to shift discretionary consumption to off-peak periods. Reducing peak demand may enable utilities to defer or avoid costly plant construction. In addition, by contracting with CellNet to build and maintain the wireless network, the utilities avoid both the technological risk and capital outlay of developing and deploying NMR systems.


    REDUCE OPERATING COSTS AND ENHANCE OPERATING EFFICIENCIES. Through automation, CellNet's wireless data network helps utilities to reduce the direct and indirect operating costs associated with manual meter reading. In addition, CellNet's network enables distribution automation capabilities which include monitoring and control of power distribution equipment as well as meters. Using the CellNet network, utilities can manage many aspects of the delivery of electricity, including the ability to detect power outages, monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to produce constant voltage levels. As a result, problems may be detected earlier and solved more quickly, operations may become more reliable and service fleets may be more efficiently deployed and dispatched as outages can be more readily pinpointed within the utility's service territory. Such capabilities also enable a utility to reduce energy theft through quick detection of meter tampering.



    RESPOND TO COMPETITIVE PRESSURES. CellNet's networks enable utilities to profile their customers' power usage and to enhance and differentiate service offerings through innovative billing plans and other programs. In addition, utilities may elect to provide non-utility services connected with the CellNet network, as such services are developed. These services could enable utilities to obtain new revenue sources and, through bundling of such applications, further differentiate their services.


BUSINESS STRATEGY

    The Company intends to deploy and operate a series of wireless data communications networks pursuant to long-term contracts with utility company customers and to earn recurring revenues by providing NMR services to the utilities and by using the network to support a variety of non-utility applications.

Principal  elements of CellNet's  strategy are to (i)  focus on utility markets,
(ii) promote development of non-utility applications, (iii) form strategic alliances, (iv) pursue international expansion and (v) outsource a substantial portion of its manufacturing and installation activities.

    FOCUS ON UTILITY MARKETS


    The Company is initially targeting those utilities which operate in the 60 largest MSAs, which represent a majority of the 225 million electric, gas and water meters in the United States. The Company believes that utilities operating in these densely populated areas will be the first to experience heightened competitive and regulatory pressures, and as such, will have the greatest need to adopt NMR. These MSAs also offer the greatest potential markets for non-utility applications. The Company is also pursuing selected utilities outside of the top 60 MSAs.


    PROMOTE DEVELOPMENT OF NON-UTILITY APPLICATIONS


    Through the efficient use of spectrum, each CellNet network will have excess capacity after serving all of a utility's NMR and distribution automation requirements. The Company will seek to use its networks' excess capacity to support non-utility services that would benefit from the availability of a low-cost wireless network and that would be offered by CellNet's corporate clients, including a utility or its affiliates. The Company is working with leading manufacturers and application developers in order to promote the development of products and services capable of using the CellNet networks. Potential applications include the following:


    - security services for home security, fire alarm and personal safety devices;

    - remote status monitoring for vending, postage, change and commercial washing machines, office and factory equipment, and intelligent home devices, such as remote control thermostats; and

    - intelligent transportation systems for traffic lights, parking meters and toll booths.


    The Company believes that its low monthly network service prices will substantially increase the likelihood of market acceptance of existing applications and enable potential new applications. Wireless home security systems are an example of an existing application that might achieve greater market penetration if equipment and service costs were reduced by using a CellNet network. CellNet is working with Interactive Technologies, Inc., a leading provider of wireless home security systems, to develop an affordable security system that would communicate over a CellNet network. Additionally, remote monitoring of vending machines would substantially reduce the cost of servicing those machines. Real Time Data, Inc. ("RTD") has developed a vending machine monitoring device which tracks product sales and inventory. RTD and the Company have been working together to integrate RTD's devices with the Company's networks and expect to begin commercial trials within twelve months.


    FORM STRATEGIC ALLIANCES


    The Company is forming strategic alliances with leading companies and certain utilities to promote the development and joint marketing of complementary products or services for utility applications and the development of non-utility applications whose traffic would be carried on CellNet networks. CellNet is currently working with the following leading companies.



    AMERITECH AND WISCONSIN ELECTRIC POWER COMPANY. The Company is working with Ameritech and its partner, Wisconsin Electric Power Company, on the development and joint marketing of a high-end, two-way, in-home terminal for remote control of home security, lighting, environmental and other home systems.



    GENERAL ELECTRIC COMPANY ("GE"). GE and the Company have entered into a non-binding memorandum of understanding ("MOU") to jointly market to utilities, on a non-exclusive basis, automated NMR solutions that incorporate both parties' products. GE has installed CellNet radio devices on new GE meters on a trial basis.


    HEWLETT-PACKARD ("HP"). The Company and HP are working on a number of projects for cooperative marketing of utility applications such as systems integration, data storage, transformer load analysis, energy theft analysis, power quality measurement, and equipment and status monitoring. This non-exclusive relationship, pursuant to a non-binding MOU, provides for joint marketing, technology exchange and joint proposals to utilities.



    HONEYWELL, INC. Honeywell has entered into a non-binding MOU with the Company relating to the creation of "smart communicating thermostats" that would serve as the key elements in a home-based energy management system. The parties also plan to collaborate on identifying other in-home automation products that could leverage Honeywell's extensive line of environmental control products with CellNet's wireless technology.



    INTERACTIVE TECHNOLOGIES, INC. ("ITI"). The Company has entered into an agreement with ITI, a leading provider of wireless, in-home security systems, to develop moderately-priced security systems based on ITI's existing security devices and CellNet's wireless technology.



    RTD. As described above, RTD, a developer of remote vending machine monitoring systems, has entered into an agreement with the Company to integrate its vending machine monitoring system with the Company's wireless network technology.



    CONNEXT, INC. ("CONNEXT"). The Company has entered into a joint marketing agreement with ConnexT, a subsidiary of Puget which provides network-based application services to utility companies, whereby the parties agree to assist each other in marketing their respective products and services to both companies' existing and prospective utility customers.


    PURSUE INTERNATIONAL EXPANSION


    With several hundred million utility meters located outside of the United States and with comparable opportunities to use the CellNet system for utility and non-utility applications, the international market offers significant additional opportunities for the Company. Although it has concentrated almost all of its efforts to date on the domestic market, the Company has begun exploring international market opportunities. The Company has undertaken limited market investigations in a number of countries including the U.K., Singapore and Thailand, and continues to receive numerous inquiries from utilities and others expressing interest in the deployment of the CellNet system outside of the United States. The Company's strategy is to pursue these markets through joint ventures with local utilities and other partners that would facilitate the adoption of CellNet's system. In considering international expansion opportunities for its system, the Company expects that its targeted markets will be characterized by (i) a well-developed utility infrastructure, (ii) demand for low-cost monitoring, (iii) a progressive regulatory climate favoring increased efficiency, customer service and competitive access and (iv) well-capitalized, established and reliable local partners.


    The Company's principal international activity to date has been in the United Kingdom, where deregulation and privatization initiatives have resulted in open market competition in a pattern which may be duplicated elsewhere. The Company believes that the CellNet system can be adapted for use in the United Kingdom with appropriate modifications to the system's radio devices and other system equipment. The Company is seeking to obtain spectrum licenses with the assistance of local regional electric companies ("RECs") and others, and has initiated discussions with a number of RECs for the deployment of pilot and full-scale NMR systems.


    Singapore  and Thailand are estimated to  have approximately 3.0 million and
8.0 million existing utility meters (of which 2.0 million are in metropolitan Bangkok), respectively. The Company has had preliminary discussions with utilities and potential local partners to enter into NMR services agreements in these markets.


    OUTSOURCE SUBSTANTIAL MANUFACTURING AND INSTALLATION ACTIVITIES


    The Company outsources a substantial portion of its manufacturing and installation activities. As a result, CellNet leverages the size and capabilities of key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing, and have access to manufacturing capacity and resources to meet highly variable production requirements. The Company will retain overall network construction responsibility, but intends to rely on local subcontractors for installation, primarily those who have long working relationships with CellNet's utility customers. The Company believes that outsourcing installation activities will reduce the start-up time and the Company's investment risk for each project.


WIRELESS COMMUNICATIONS INDUSTRY OVERVIEW

    CellNet operates within the wireless communications industry, which includes personal communications services ("PCS"), specialized mobile radio ("SMR"), microwave, cellular (including cellular digital packet data ("CDPD") ), paging and multiple address radio system ("MAS") segments, among others. The two principal categories of commercial wireless applications are voice and data transmission. Within those broad categories, service requirements for specific applications vary substantially in terms of quality, speed, capacity, mobility, two-way capability, geographical coverage and cost. In general, products which provide for greater mobility and capacity are more expensive. As a consequence, the market for wireless services is segmented, matching specific service requirements with the most suitable wireless technology. The following chart illustrates the relative positioning of these applications.

                                  [CHART]

[Graphical representation of the relative positions of segments within the wireless communications industry based upon two parameters: (i) relative network capacity to handle data, voice and video applications and (ii) relative user device mobility ranging from fixed to mobile. The chart suggests that monthly endpoint cost increases with increasing network capacity and user/device mobility.]


    CellNet's system is designed to utilize small amounts of spectrum and to provide low-cost, high-volume, real-time monitoring of fixed endpoints. The Company believes other telecommunications applications or market segments are not as well suited for use in NMR and similar applications except in limited cases such as high-use industrial metering, where the increased equipment and service costs might be justified by high rates of power consumption, or in certain rural applications, where the cost of installing and operating a fixed network on a per meter basis might be higher. Competing service applications are therefore expected to develop largely within the segment of the wireless communications market in which CellNet now operates.

    CellNet's network architecture and the nature of the markets that it serves differ significantly from traditional cellular companies, thereby resulting in potential advantages for CellNet in providing NMR services which include:



    LOWER MARKET ADOPTION RISK. CellNet will only construct a network after entering into a long-term relationship with a utility or other client. It therefore does not need to finance construction of networks in anticipation of obtaining customers.



    LOWER CHURN/PENETRATION RATE. Unlike the customer bases for other wireless, voice and data service providers where customers can easily switch to a competitive provider, CellNet's subscriber endpoints do not experience frequent change or "churn" and the Company gains 100% penetration within each contracted market. The marketing and administrative costs typically associated with churn, and the capital risk associated with variable penetration rates, are thus eliminated. Further, due to inflation escalation clauses in the Company's services agreements, the Company believes that the value of its revenue per endpoint in real terms will likely be maintained over time.



    HIGHER CUSTOMER CREDIT QUALITY. CellNet receives its contract service revenue directly from utilities rather than from individual subscribers. As a result, the Company experiences less credit risk and generally lower billing expenses than other wireless communication providers.



    MORE EFFICIENT DEPLOYMENT. Cellular and PCS cell sites are frequently costly and can be difficult to obtain. The modularity of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scalable networks. The Company's system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. As the electric utility is its primary customer, CellNet has access to utility poles, transmission towers, and various properties for deployment. Radio devices, which represent the bulk of network components, are simply "plugged in" as newly retrofitted meters to replace an existing meter. The Company's MCCs and CellMasters (as defined below) typically take two to five hours to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable, thereby allowing coverage regardless of the size of the utility service area.



    MORE EFFICIENT SYSTEM DESIGN. Cellular telephone networks are designed for peak usage, with a large percentage of the network underutilized for much of the day. The CellNet network gathers information from its endpoints consistently around the clock and therefore does not encounter the peak usage problems typically experienced by cellular phone service providers.


    LOWER FREQUENCY COSTS. Cellular, PCS and other two-way wireless systems typically require a large amount of spectrum which can be very costly to obtain. Because the Company is able to utilize a small amount of frequency for a wide metropolitan area (the equivalent of approximately a single cellular voice channel), it is not subject to the substantial frequency costs associated with wireless communications companies.

TECHNOLOGY


    CellNet's NMR system has been developed specifically to offer real-time, low-cost, high volume wireless data communications services. Such services require (i) inexpensive endpoint devices, (ii) the ability to support a wide range of applications, (iii) reliable, consistent service over a wide area, (iv) the capacity to handle simultaneous transmission and processing of a large volume of data, (v) integrated communications and applications support software, and (vi) efficient use of bandwidth to minimize spectrum acquisition costs.


    To meet these cost and data handling requirements, CellNet has designed a system which uses a two-tiered wireless network hierarchy managed by a central system control center which collects, concentrates, forwards and manages data from many fixed endpoints. The elements of this communications hierarchy include:

    - endpoint devices which transmit data relating to the equipment they are monitoring or controlling such as utility meters;

    - MicroCell Controllers ("MCCs") which manage the endpoint devices in their local coverage area (as part of a local area network or "LAN") and which collect and process data transmissions from such endpoint devices;

    - CellMasters which gather data from MCCs located in a wide coverage area (as part of a wide area network or "WAN") and which communicate that data to a central System Controller; and

    - a System Controller which manages the entire network and operates the application gateways for integration with the client's own data systems.

                                  [CHART]

[Schematic  diagram   of   CellNet's  wireless   data   communications   system,
illustrating the heirarchy from endpoint radio devices to System Controllers.]


    ENDPOINT DEVICES. The subscriber unit of the CellNet system is a relatively inexpensive low-power radio device which is attached to a stationary data source, such as a utility meter, to collect and transmit information to an MCC and typically includes a transceiver or transmitter. The Company has developed endpoint devices for electric utility applications which may be retrofitted to each of the four major types of utility meters presently being used by electric utilities in the United States. These endpoint devices currently collect time of use, customer demand and load profile data from an electric meter and transmit such information to the local area MCC once every few minutes. Electric meter endpoints are also able to transmit "distress signals" indicating meter tampering or power outages. The Company is also developing endpoint devices for gas and water meters, which it expects to introduce by the end of 1996 and 1997, respectively, and two-way radio devices for advanced NMR applications. The Company is also working with industry leaders to develop endpoint devices for non-utility applications. See "-- Business Strategy -- Form Strategic Alliances."



    MICROCELL CONTROLLERS. An MCC is a device which is mounted on a utility pole or other fixed location in the center of a microcell and which routes data from all of the endpoints in the microcell to the CellMaster via the WAN. The number of endpoint devices in each microcell depends on a number of factors, including topography and population density. In addition to functioning as a router, the MCC is an intelligent node in the distributed control system and has a powerful microprocessor which enables it to perform data storage, packet routing and voltage and power outage monitoring for endpoint devices in its microcell area. Each

MCC also has extensive network management capabilities which permit new endpoint devices to be added automatically without interfering with the handling of data from existing endpoints. This architecture allows CellNet to significantly reduce the cost of the endpoint device itself and increases the potential data throughput of an entire network, as most of the intelligence is provided at the MCC level. The MCC communicates with the endpoint devices in its microcell in the 902-928 mHz band, which is an unlicensed portion of spectrum.



    CELLMASTERS. A CellMaster generally communicates with anywhere from 50 to 200 MCCs over an area typically covering 20-75 square miles (2.5-5-mile radius). Each CellMaster incorporates network management software which manages traffic scheduling, radio frequency power controls and signal monitoring. CellMasters are built with fully redundant hardware, are ruggedly constructed for extreme weather, and can perform automatic switchovers between system components in case of failure. The WANs covering specific utility customer service areas are composed of a number of CellMaster units. A CellMaster communicates with the MCCs using a radio link in the 928/952 mHz band, which is a licensed portion of spectrum.


    RTUS. Remote Terminal Units ("RTUs") monitor and operate equipment at specific points in a utility's distribution system. CellNet integrates a two-way radio device into RTU equipment manufactured for a utility by other parties, which enables remote operation of these RTUs. By providing a means of remote monitoring and controlling of power distribution equipment, CellNet's system enables utilities to monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to provide constant voltage levels.


    SYSTEM CONTROLLERS. The System Controller provides the link from the CellMasters to the client's corporate data network and serves as the network management platform. The System Controller consists of a cluster of UNIX-based workstations operating over a network using standard TCP/IP protocols. Such a configuration is extremely scaleable as it can be expanded to meet system requirements simply by adding additional workstations. The System Controller supports a variety of radio-based and leased line data links to each CellMaster in the network. These links are redundant for added reliability. At the local systems operations center, the System Controller provides customized gateways to existing client data systems. The System Controller enables CellNet's on-site system operator, who manages the network for CellNet's utility clients, to manage traffic, monitor performance and configure network devices. As non-utility applications are deployed, the Company may integrate additional server devices to manage such non-utility applications at the System Controller level.


    CellNet's  MCC and CellMasters are equipped with back-up batteries and power
supply.  CellNet's  System  Controllers   also  have  available  back-up   power
capability.


    The Company also operates the CellNet Central Operations Room ("CCOR") at its San Carlos, California facilities which monitors performance of all regional System Controllers and is able to assume operations of the regional networks if the local System Controller experiences a failure. The Company operates a private national data network to link these regional sites using third-party carrier services.


    SYSTEM SOFTWARE. CellNet believes that one of its key enabling technologies is the software which facilitates operation of a large-scale NMR system. While certain "off-the-shelf" networking approaches work well in a wireline environment with expensive computers and workstations, the ability to operate in a wireless environment under extreme conditions at low cost has required the development of a sophisticated network architecture. CellNet's network solution is based on distributed computing and messaging technologies which enable intelligence to be decentralized and ensure efficient use of spectrum. The CellNet Network Operating System ("NOS") is a proprietary system that provides sophisticated network communication services between the System Controller and the CellMaster units, RTUs, MCCs and endpoint devices. It is a scaleable system that has been specifically designed to ultimately handle millions of endpoints in a single regional network. Extensive real-time diagnostic and network management features manage traffic, monitor system performance and enable network configuration as data is collected and delivered to users. The CellNet NOS is able to maintain fast response times and system capacity by distributing a significant portion of the network's computing power at the MCC level.

    The NOS offers the benefits of incrementally adding processing power as well as supporting remote operations required for redundancy and backup operations. As such, an entire regional system can be switched quickly from one System Controller to another in the event of failure. The CellNet NOS is also able to segregate network data from multiple non-utility applications and provide such data to non-utility clients over additional database interfaces. Each CellNet system is customized with application-specific gateways which enable the interface between the System Controller and the client's existing corporate data systems. CellNet has delivered gateways to support the data requirements for billing automation, electric distribution automation, customer service call center automation and load management programs. The flexibility provided by this NOS architecture will enable the system to offer services for many new applications unrelated to NMR services such as distribution automation and non-utility applications. By building on a general network capability the Company can extend its services to many other utility and non-utility services without incurring significant costs of re-designing the underlying communications architecture. Each new application is expected to be added with only incremental development, which will be focused primarily on application-specific endpoint devices and system gateways. Furthermore, since its design is independent of the specific endpoint radio devices, the Company believes that this architecture can evolve to incorporate future advances in wireline and wireless communications. The Company has made a substantial commitment to establishing a strong competitive position, having invested over 240 staff-years in the design, development and testing of its system.


    EFFICIENT SPECTRUM UTILIZATION. CellNet's network components utilize both licensed and unlicensed radio frequency bands. The CellNet WAN operates in the 928/952 mHz frequencies which are licensed by the FCC in 25 or 12.5 kHz channel bandwidths for full duplex operation and point-multipoint data services. CellNet has developed a proprietary technology, subject to issued and pending patents, which permits a narrowband radio system to derive 10 subchannels from a single 25 kHz channel. By reusing subchannels in a manner similar to that used by cellular phone systems, CellNet believes it can grow a system to cover a large region and expand capacity incrementally as needed. As a result, CellNet is able to operate its wide area networks in the spectral equivalent of approximately a single voice channel. CellNet has obtained 50 spectrum licenses in 44 of the top 60 MSAs and believes that it will be able to obtain additional spectrum as required.

MANUFACTURING AND OPERATIONS


    The Company currently outsources the manufacture and assembly of its high volume, low cost equipment such as endpoint radio devices. For instance, Jabil Circuit Inc. ("Jabil"), one of the largest electronic equipment subcontractors in the United States, is assembling endpoint radio devices for electric meters for the Company. CellNet's supply strategy is to leverage the size and production capabilities of Jabil and other key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing and obtain access to manufacturing capacity and resources to meet highly variable production requirements.



    CellNet presently focuses its limited internal manufacturing resources on final assembly and testing of its lower volume, more complex equipment, including System Controllers, CellMasters and MCCs. CellNet assembles these network components, then custom configures and tests such components to meet stringent utility industry field equipment standards. Samples of all products, whether internally or externally built, are thermally and electrically stress-tested to measure product quality and reliability. Test results are used both to monitor production quality and to provide information to CellNet's development organization for further design enhancements.



    CellNet has developed and is continuing to improve a high-volume, low-cost process to retrofit electric utility meters with endpoint radio devices without causing a meaningful disruption of service to a utility's customers. The Company's proprietary system for retrofit information management analyzes operating data, generates reports, and provides this information to utilities for inclusion in their databases. The Company installs its endpoint radios on both new and previously installed electric meters at its retrofit facilities in

Kansas City, Missouri. The Company expects that similar regional retrofit centers will be established as needed to meet the network installation requirements under new services agreements with utilities, although a retrofit center can support more than one network deployment.


    The Company's reliance on third-party manufacturers, including currently single manufacturers for radio devices and for printed circuit boards, involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The Company relies on sole and limited source vendors and subcontractors for certain subassemblies and components which involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. See "Risk Factors -- Dependence on Third-Party Manufacturers; Exposure to Component Shortages."


SYSTEM DEPLOYMENT AND OPERATION

    For each of its network deployments, the Company provides full implementation services to its clients, including system design, site selection, frequency licensing, equipment installation, software modification, systems integration and project management.


    The modular design of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scalable networks. Most of the system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. The majority of the network is simply "plugged in" as the newly retrofitted meters replace existing meters. The MCCs and CellMasters take typically two to five hours each to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable, thereby allowing adequate coverage regardless of the size of the utility service area.



    Field engineering teams are responsible for the installation and deployment of all of the Company's networks. Once a services contract has been signed, CellNet places a local project manager in charge of the installation. The project manager hires local personnel, coordinates activities with various departments within the utility, and draws on CellNet's corporate staff to perform specialized services. CellNet's corporate staff is responsible for RF network design, system software installation and integration, training of local systems administration personnel, FCC licensing requirements, and remote systems monitoring. CellNet's local personnel are responsible for RF engineering and site testing, site selection, routine software administration and maintenance, selection and training of subcontractors, coordination of meter retrofitting, materials handling, and office administration. During the two to four-year installation phase of each project, local personnel for the project employed by CellNet numbers from five to nine people, depending on the size and anticipated speed of each deployment. Meter changeout and system equipment installations are generally carried out by subcontractors.



    Following system deployment, a system management team of typically eight to ten CellNet personnel (for deployments the size of KCPL and UE) will remain on site for the duration of the contract to handle day-to-day operations and routine utility requests. This group will be supported by CellNet's headquarters or regional offices, if any, that will provide 24 hour troubleshooting support as well as additional technical expertise that can be quickly dispatched if needed.



    The Company also intends to provide substantial customer support, including on-going field support and critical centralized network support functions through regional network control centers. Currently, the Company is providing sophisticated network monitoring from its headquarters in San Carlos, California.


CURRENT UTILITY SERVICES AGREEMENTS


    KANSAS CITY POWER & LIGHT COMPANY. In August 1994, CellNet entered into a Utility Services Agreement with KCPL (the "KCPL Services Agreement") for the provision of NMR and other data communications services over a network to be built, installed and operated by CellNet. KCPL is paying CellNet for certain installation costs based upon the number of meters in revenue service and monthly service fees based on the number of meters in service being used to bill customers. The KCPL Services Agreement covers approximately 420,000 meters within KCPL's service territory. CellNet is obligated to provide certain NMR services, including basic meter reading, time-of-use, demand, connect/disconnect (move in/move out), load profile and real-time reading, as well as outage and tampering notification and certain other distribution automation services. CellNet retains ownership of its network system and all related equipment. KCPL retains ownership of its meters, RTUs and all metering and other data collected from KCPL's equipment. Upon the third anniversary following complete deployment of the system, KCPL will have the option to purchase from CellNet the radio transmitters and transceivers attached to KCPL's meters and RTUs at prices intended to allow CellNet to fully recover its then unamortized endpoint costs (meter and RTU radio device), based upon agreed prices for such equipment.



    The term of the KCPL Services Agreement is 20 years. KCPL has the right to terminate the KCPL Services Agreement on its eighth, eleventh, fourteenth and seventeenth anniversary, subject to six-months prior written notice and to the making of specified termination payments intended to allow CellNet to recover its then unamortized endpoint costs (meter and radio RTU device), based upon agreed prices for such equipment. KCPL can also terminate the KCPL Services Agreement for cause in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure. CellNet is entitled to install and operate its network equipment on KCPL's property under joint use arrangements. The cost of obtaining any necessary third party installation sites will be shared equally by the parties. CellNet may use the network to provide services to third parties both during and after the term of the KCPL Services Agreement.



    UNION ELECTRIC COMPANY. In August 1995, CellNet entered into a Utility Services Agreement with UE (the "UE Services Agreement") for the provision of data communications services over the Company's network for all electric meters within defined limits of UE's service area in the city of St. Louis and certain surrounding counties. UE is paying CellNet for certain installation costs and monthly service fees based on the number of installed meters and RTUs. The UE Services Agreement now covers approximately 800,000 electric meters within such territory. CellNet is obligated to provide certain NMR services, including basic meter reading, demand, load profile, connect/disconnect, time-of-use and real-time reading, as well as outage and other notification services. During the term of the UE Services Agreement, UE has the option to acquire certain gas NMR services from CellNet and receive an expanded scope of electric NMR services. CellNet retains ownership of its network system and all related equipment. UE retains ownership of its meters, RTUs and all metering and other data collected from UE's equipment.



    CellNet is entitled to install its network equipment on UE's property without cost provided the use of such sites is exclusively for the provision of services to UE. The cost of obtaining any necessary third party sites will be shared equally by the parties. CellNet may use the network to provide services to third parties for a period of 30 years subject to the payment to UE of reasonable rental rates. The term of the UE Services Agreement is 20 years with an option on UE's part to extend it for two additional periods of five years each on substantially similar terms. UE has the right to terminate the UE Services Agreement on its seventh, twelfth and seventeenth anniversary subject to six-months prior written notice and to the making of specified termination payments intended to allow CellNet to recover its then unamortized endpoint costs (meter and radio RTU devices) based upon agreed prices for such equipment. UE can also terminate the UE Services Agreement for cause in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure.



    NORTHERN STATES POWER COMPANY. In August 1996, CellNet entered into a Utility Services Agreement (the "NSP Services Agreement") with NSP for the provision of data communications services over a network to be built, installed and operated by CellNet. NSP will pay CellNet a monthly service fee based on the number of meters in service then being used to bill customers. The NSP Services Agreement covers approximately 1.0 million gas and electric meters within NSP's service territory located in the Minneapolis - St. Paul metropolitan area. CellNet is obligated to provide certain automated meter reading services, including basic meter reading, time-of-use, demand, connect/disconnect (move in/move out), load profile and real-time reading, as well as outage and tampering notification and certain other distribution automation services. CellNet retains ownership of its network system and all related equipment. NSP retains ownership of its RTUs, meters and all metering and other data collected from NSP's equipment.

    The term of the NSP Services Agreement is 15 years, with a five year option to extend, exercisable by NSP. The NSP Services Agreement provides NSP with certain rights to terminate the NSP Services Agreement prior to commercial operation of the network and system (I.E., full deployment) if certain specific conditions are not met, such as approval of the NSP Services Agreement by governmental authorities to the extent such approval is required. In addition, either party has the right to terminate the NSP Services Agreement upon the occurrence of continuing events of default or if a governmental authority causes the NSP Services Agreement to be rescinded. In addition, upon the failure of either party to meet certain obligations, such as delays in installation or integration schedules thereunder, such party must pay penalty fees to the other party.



    CellNet is entitled to install and operate its network equipment on NSP's property, so long as it pays to NSP market-based rates for such rights. CellNet bears the cost of obtaining any necessary third party installation sites.



    PUGET SOUND POWER & LIGHT COMPANY. In August 1996, CellNet entered into a letter of intent (the "Puget Letter of Intent") and an Initial Services Agreement (the "Puget Initial Services Agreement") with ConnexT, a subsidiary of Puget for the provision of NMR and other data communications services over a network to be operated by CellNet. The Puget Letter of Intent provides that the parties will enter into good faith negotiations with respect to a Services Agreement which would succeed the Puget Initial Services Agreement.



    The Puget Initial Services Agreement covers approximately 15,000 meters within Puget Power's service territory. There are approximately 838,000 meters within Puget's service territory. The Company seeks a long term services agreement covering approximately 556,000 meters. The term of the Puget Initial Services Agreement continues until 60 days after an evaluation period following installation and testing of the network. CellNet is obligated to provide certain NMR services and to retrofit certain quantities of electric and gas meters supplied by ConnexT. ConnexT has agreed to arrange for Puget to undertake installation of retrofitted meters, MCCs, CellMasters and other network related components in the agreed service territory. CellNet will establish communication links and perform certain other work necessary to complete installation. ConnexT is paying CellNet monthly services fees based on the number of meters in service then being used to bill customers. CellNet retains ownership of its network system, all related equipment and radio meter modules. ConnexT retains ownership of its meters and certain other equipment. If CellNet has met certain performance standards under the Initial Services Agreement and, within one year, a Services Agreement has not been entered into with Puget covering at least 175,000 meters, ConnexT may elect to continue receiving NMR services from CellNet for a period of not less than five years, or may discontinue the arrangement upon making a specified termination payment intended to allow CellNet to recover certain of its invested costs.


SALES AND MARKETING


    The Company has organized its sales and marketing efforts based on utility and non-utility network applications. For its utility segment, the Company's initial target market includes utilities in the 60 largest MSAs in the U.S. which represent a large majority of the meters in the United States. The Company is also pursuing selected utilities outside the top 60 MSAs. Given the strategic nature of the Company's utility products, sales cycles typically extend up to 18 months and involve the solicitation, consultation and approval of decision makers across key divisions within each potential utility. The Company has a sales and marketing organization of 24 persons, including six dedicated sales representatives with a mix of utility and information technology sales backgrounds, several of whom have extensive experience in the electric utility industry. Regional sales professionals are supported by corporate specialists in the areas of metering, systems integration, and deployment.



    The Company has established a team of market managers for the development of new business opportunities. This team develops business concepts that are enabled by CellNet's services, pursues market research to validate these concepts and identifies potential alliances that will be required to create the products and services. This team is composed of individuals with backgrounds in cellular and wireless marketing, product management and consumer products. The Company intends to seek joint venture partners to pursue international markets.



    CellNet's sales approach addresses a utility's need to prepare for the future competitive environment by reducing costs, meeting present and future regulatory requirements and enhancing customer service. CellNet intends to show sustained commitment to the utility by entering into long-term performance-based contracts, typically exceeding ten years. While the sales cycle for utilities is lengthy, it results in the signing of long-term service contracts covering thousands and potentially several million endpoints, providing both significant recurring revenue and the opportunity to offer additional non-utility services.



    The Company intends to concentrate its marketing efforts for non-utility applications on industry-leading providers of products and services that would benefit from the Company's low-cost wireless network. The Company is working with leading manufacturers and applications developers to promote and develop products and services that utilize the Company's networks. See "-- Business Strategy -- Promote Development of Non-Utility Applications." The Company expects that the manufacturers and developers of such products and services would market such services to end users.


PROPRIETARY RIGHTS

    CellNet relies on a combination of trade secret protection, copyrights, patents, trademarks and confidentiality and licensing agreements to establish and protect its proprietary rights.


    CellNet's WAN radio system has been developed using advanced digital signal processing techniques and an RF system architecture that enables CellNet to create a complete digital cellular system in approximately a single 25 kHz voice channel. This technology is based on narrowband modulation and compression of many subchannels into a single channel. Extremely stable frequency control is required to preserve system performance. CellNet's system of frequency control is the subject of several issued and pending patents claims. In addition, the efficiency of the frequency protocol utilized by the CellMaster is determined in part by its ability to recover short burst transmissions from an RTU or MCC. The CellMaster's burst data recovery process is also the subject of several issued and pending patents claims.



    The spread spectrum radio technology utilized in the CellNet LAN has been licensed to CellNet by Axonn Corporation and an affiliate of Axonn (together, "Axonn"). The Axonn spread spectrum technology is a patented, low-cost radio system which offers the price / performance relationships that the Company believes are required for a commercially-feasible telemetry network. Under its licenses from Axonn, CellNet has acquired an exclusive right to use Axonn spread spectrum technology in the utility distribution and service market and an exclusive right to provide services for other applications outside the utility market through the CellNet system architecture. CellNet's right to provide fire and security applications based upon Axonn's technology is not exclusive under these licenses. The Axonn licenses do not expire by their terms until the last to expire of any of the patent rights underlying such licenses.


    CellNet has developed a proprietary, patent-pending approach to transmitting metering information which allows the LAN to accumulate time of use, demand and load profile data. CellNet's protocols and data transmission methods are incorporated in its proprietary firmware. During the development and test deployments of the CellNet WAN and LAN radio systems, the Company has accumulated substantial information regarding cellular and microcellular radio systems. This information is being used to develop modeling and planning tools which assist CellNet in the deployment and operation of complex RF systems. The Company has written over 4.5 million lines of software code to implement its system, a process which required over 150 staff-years of design, coding and testing and remains a proprietary asset.

    The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. See "Risk Factors -- Uncertainty of Protection of Copyrights, Patents and Proprietary Rights."

RESEARCH AND DEVELOPMENT


    The Company has steadily increased its research and development efforts over the past several years and expects to continue to spend a significant portion of its resources on these activities for the foreseeable future. The Company spent $5.3 million, $9.7 million, $22.4 million and $13.0 million for research and development in 1993, 1994, 1995 and the six months ended June 1996, respectively. The Company presently employs more than 85 software and hardware engineers and other professional staff in these efforts and contracts with a number of highly-specialized outside consultants for additional services as required. The focus of the Company's research and development efforts in the past has been on the development of the radio hardware, spread spectrum radio protocols, System Controllers, intelligent base stations (CellMasters and MCCs), extensive software code, database capacity and other elements required for a flexible, high-capacity wireless data communications network capable of processing data from several million endpoints on a real-time basis at a low cost. The Company expects that the focus of future research and development will be to make further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to lower the cost of system equipment over time and, working with other companies, to expand the scope of utility and non-utility services that may be offered on the system. The Company's future success will depend, in part, on the Company's success in these development projects which will require continued substantial investments. See "Risk Factors -- Technological Performance and Buildout of the System; Rapid Technological Change and Uncertainty."


    As part of the Company's research and development efforts, the Company has worked closely with current and potential customers in conducting pilot trials and jointly developing system specifications and requirements.

COMPETITION


    The emerging market for utility network automation systems, and the potential market for other applications accessible once a common infrastructure is in place, have led electronics, communications and utility product companies to begin development of various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. The Company believes its only significant direct competitor in the marketplace at the present time is Itron, an established manufacturer and seller of hand-held and drive-by automated meter reading equipment ("AMR") to utilities. Itron has announced the development of its Genesis-TM- system, a radio network similar to the Company's for meter reading purposes and is presently offering that system in the marketplace. The Company believes Itron has signed at least two contracts with utilities for the commercial installation of its Genesis-TM- system.


    Metricom, Inc. a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers, First Pacific Networks, a provider primarily of bandwidth efficient wireline communications technology, and Lucent Technologies are examples of companies whose technology might be adapted for NMR and who may become direct competitors of the Company in the future. Schlumberger is developing a fixed network system or application in cooperation with Motorola for meter reading as well. Schlumberger, Lucent Technologies and First Pacific Networks either have conducted or are in the process of conducting pilot trials of utility network automation systems. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings in the marketplace so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have significantly greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. There may be many potential alternative solutions to the Company's NMR services. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. However, such telecommunications applications are not well suited for use in NMR or similar applications given certain technical challenges and economic costs such as high embedded spectrum costs. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign long-term contracts and maintain existing agreements with utilities. Competition or services relating to non-utility applications may be more intense than competition for utility NMR services. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow.



    The Company believes the principal competitive factors for NMR services include price, quality of service, system functionality, reliability, and ease of installation. The Company believes it competes favorably in these areas. In particular, the Company believes that it has developed the first commercially deployed, large-scale network-based NMR system capable of simultaneously collecting, processing, transporting and sharing data from millions of endpoints on an efficient and timely basis.


REGULATION


    The Company's network equipment uses radio spectrum, and as such, is subject to regulation by the FCC. In addition, CellNet intends to provide services as a private carrier. This status allows services to be provided pursuant to individual contracts without being subject to many of the statutory requirements and FCC and state regulations that govern the provision of common carrier services. The Company's network equipment uses both licensed radio spectrum allocated for MAS operations in the 928/952 MHz band, and unlicensed spectrum in the 902-928 MHz band. In order to obtain a license to operate the Company's network equipment in the 928/952 MHz band, license applicants may need to obtain a waiver of various sections of the FCC's rules. Although the Company has obtained such waivers for its licensed systems routinely in the past, and expects the required waivers to be granted on a routine basis in the future, there can be no assurance that the Company will be able to obtain such waivers on a timely basis or to obtain them at all. In addition, as the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its CellNet system. The FCC has the authority to amend its rules at any time and such changes could have a material adverse effect on the Company's spectrum utilization strategy. The FCC requires that a minimum configuration of an MAS system be in operation within eighteen months from the initial date of the grant of the system authorization or risk forfeiture of the license for the MAS frequencies. The eighteen month deadline may be extended upon a showing of good cause, but there is no assurance that the FCC will grant any such extension. The Company is responding by selectively building out transmission capacity in some areas where it does not yet have utility telecommunications service contracts and may permit licenses to lapse in certain areas.


    No license is needed to operate the Company's equipment utilizing the 902-928 MHz band, although the equipment must be certified by the Company and the FCC as being compliant with certain FCC restrictions on radio frequency emissions designed to protect licensed services from objectionable interference. While the Company believes it has obtained all required certifications for its products, the FCC could modify the limits imposed on such products or otherwise impose new authorization requirements, and in either case, such changes could have a material adverse impact on the Company's business. The FCC recently completed a new rulemaking proceeding designed to better accommodate the cohabitation in the 902-928 MHz band of existing licensed services with newly authorized and expanded uses of licensed systems, and existing and newly designed unlicensed devices like those used by the Company. In this proceeding, the FCC expressly recognized the rights of such unlicensed services to operate under certain delineated operating parameters even if the potential for interference to the licensed operations exists. The

Company's systems will operate within those specified parameters. The FCC retains the right to modify those rules or to allow for other uses of this spectrum that might create interference to the Company's systems, in either case with a material adverse impact on the Company's business or operations in these frequency bands.

    While the Company intends to offer non-utility services as a private carrier and in accordance with FCC Rules, each such service offering would need to be reviewed relative to these rules. The FCC's rules currently prohibit the use of the MAS frequencies on which the Company is operating its systems for the provision of common carrier service offerings. In the event that it is determined that a particular service offering does not comply with the rules, the Company may be required to restructure such offering or to access other frequencies for the purpose of providing such service. There can be no assurances that the Company will gain access to such other frequencies. Future interpretation of regulations by the FCC or changes in the regulation of the Company's industry by the FCC or other regulatory bodies or legislation by Congress could have a material adverse effect on the Company's operations.

EMPLOYEES

    As of June 30, 1996, CellNet had 446 employees, including 88 in product development, 229 in materials and manufacturing, 33 in sales and marketing, 65 in field service and support, and 31 in administration. None of the Company's employees is currently represented by a labor union. The Company believes that its relationship with its employees is good.

PROPERTIES


    The Company's administrative, sales and marketing, product development and production facilities are located in San Carlos, California, where the Company leases approximately 66,000 square feet under an agreement which expires on December 31, 2000. The Company will require additional space to meet its currently anticipated requirements for expansion and is presently negotiating for additional space near its present office complex. A subsidiary of the Company leases approximately 30,000 square feet of factory and warehouse space in Kansas City, Missouri where meter retrofit operations are carried out. The Company anticipates that it will be able to acquire additional space as required for its operations on acceptable terms.


LITIGATION


    Although the Company has been granted federal registration of its "CellNet" trademark, in January 1995 Century Telephone Enterprises, Inc. ("Century Telephone") filed a petition for cancellation in an attempt to challenge such registration. The matter is currently pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. CellNet and Century Telephone are the sole parties in the action. If such challenge were successful, the Company could lose its registration and could be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges in the future. See "Risk Factors -- Uncertainty of Protection of Copyrights, Patents and Proprietary Rights."


    The Company has no other pending litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of the Company as of June 30, 1996.

            NAME                 AGE                                    POSITION
- ----------------------------  ---------  -----------------------------------------------------------------------
John M. Seidl...............         57  President, Chief Executive Officer and Director
Cree A. Edwards.............         39  Vice President, Business Development
Robert A. Hayes.............         44  Vice President, Development
James J. Jennings...........         49  Vice President, Sales and Marketing
Larsh M. Johnson............         38  Vice President and Chief Technology Officer
Paul G. Manca...............         37  Vice President and Chief Financial Officer
Philip H. Mallory...........         56  Vice President and General Manager, Services and Operations
David L. Perry..............         55  Vice President, General Counsel, Secretary and Chief Administrative
                                          Officer
Paul M. Cook................         72  Chairman of the Board
Neal M. Douglas(2)..........         37  Director
William C. Edwards(2).......         67  Director
William Hart(2).............         56  Director
Brian Kwait.................         35  Director
Nancy E. Pfund(1)...........         40  Director
Paul J. Salem(1)............         32  Director
Henry B. Sargent(1).........         62  Director

- ---------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee


    JOHN M. SEIDL became President, Chief Executive Officer and a director of the Company in September 1994. From December 1992 to September 1994, Mr. Seidl served as a director of St. Mary's Land & Exploration Company, CRSS, Inc., J.B. Poindexter, Inc. and a privately-held company. From January 1989 through December 1992, Mr. Seidl served as a director of MAXXAM, Inc., an aluminum, forest products and real estate concern, and Chairman and Chief Executive Officer of Kaiser Aluminum Corporation. From September 1990 through December 1992 Mr. Seidl also served as President of MAXXAM, Inc. Previously, Mr. Seidl was Executive Vice President, from July 1985 to May 1986, and President and Chief Operating Officer, from May 1986 to January 1989, of Enron Corp., an energy company. Mr. Seidl currently is a director of St. Mary's Land & Exploration Company and several privately-held companies and non-profit organizations. He received a B.S. degree in Engineering from the United States Military Academy, and M.P.A. and Ph.D. degrees in Political Economy from Harvard University.


    CREE A. EDWARDS is a co-founder of the Company and has served as Vice President, Business Development since January 1994. Mr. Edwards was President of the Company from October 1984 to February 1990 and Executive Vice President of the Company from February 1990 to January 1994. Prior to founding CellNet in 1984, Mr. Edwards was an Area Sales Manager for Octel Communications Corporation, a voice processing manufacturer, from September 1984 to September 1985, and a Major Accounts Manager for the General Electric Information Services Company from March 1983 to September 1984. He received a B.A. degree in Economics from the University of California at Davis.

    ROBERT A. HAYES joined the Company in January 1993 as Vice President, Special Assistant to the President. He became Vice President, Software Development in March 1994 and was named Vice President, Development in January 1995. From February 1991 to December 1992, Mr. Hayes held a number of positions with Everex Systems, Inc. ("Everex"), a computer hardware manufacturer, including Vice President of Manufacturing, Vice President of Quality and Service, Manager of the Network Division and Group Manager of Service. Everex filed for Chapter 11 bankruptcy protection in January 1993. Mr. Hayes received B.S. and M.C.E. degrees in Civil Engineering from Rice University.

    JAMES J. JENNINGS joined the Company in August 1994 and has served as Vice President, Sales and Marketing since that time. From April 1988 until July 1994, Mr. Jennings was a Vice President of Octel Communications Corporation, a voice processing manufacturer, where he served in a variety of domestic and international sales, marketing and business development capacities. Mr. Jennings served as an officer in the United States Army from 1968 to 1975. Mr. Jennings holds a B.S. degree in Engineering from the United States Military Academy and an M.B.A. degree from the University of San Francisco.


    LARSH M. JOHNSON is a co-founder of the Company and has served in several vice presidential positions from October 1984 to December 1994 and, since January 1995, as Vice President and Chief Technology Officer. While at CellNet and prior to co-founding the Company in 1984, he was a self-employed product design consultant from May 1983 to June 1985 and Director of Product Development at Interactive Communications Corporation, a video systems company, from February 1984 to June 1985. Mr. Johnson was an Engineering Manager at Digital Optics Corporation, a company specializing in electro-optical systems, from March 1981 to April 1983 and an electrical engineer at Systems Control
Corporation, a computer hardware company, from June 1980 to April 1981. He received B.S. and M.S. degrees in Mechanical Engineering from Stanford University.


    PAUL G. MANCA joined the Company in May 1995 as Vice President and Chief Financial Officer. From March 1993 to May 1995, he was the Managing Director and Group Head of the Communications Group at BZW/Barclays Bank. Mr. Manca joined BZW/Barclays Bank as Vice President, Merchant Banking Division in February 1987. From June 1980 to February 1987, Mr. Manca was employed in the corporate finance group of the Canadian Imperial Bank of Commerce. He received a B.A. degree in Economics from the University of California, Berkeley and an M.B.A. degree in Finance from Golden Gate University.

    PHILIP H. MALLORY joined the Company in January 1995 as Vice President and General Manager, Services. In June 1996, he assumed the additional duties of Vice President, Operations. From June 1992 to January 1995, Mr. Mallory held various positions at CAE-Link Corporation, a defense contractor, including Director of Strategic Planning, Director - Product Management and Director - Department of Defense Marketing. Mr. Mallory served as a career officer in the United States Army from June 1961 to August 1991, attaining the rank of Major General prior to his retirement. During his army career he held a number of posts, including Commanding General of the 2nd Armored Division, NATO Advisor to the Secretary of Defense, and the Commanding General of the 7th Army Training Command. Mr. Mallory received a B.S. degree in Engineering from the United States Military Academy and an M.S. degree in Engineering - Applied Science from the University of California, Davis. Mr. Mallory also attended the Industrial College of the Armed Forces in Washington, D.C., where he attained the equivalent of a master's degree in Resource Management.

    DAVID L. PERRY joined the Company in November 1994 as Vice President, General Counsel and Secretary, and was appointed Chief Administrative Officer in February 1996. From January 1992 through November 1994, Mr. Perry was engaged as an attorney in private practice. From January 1984 through December 1991, Mr. Perry was Vice President and General Counsel of Kaiser Aluminum Corporation. From August 1969 through December 1983, Mr. Perry served in a variety of capacities in Kaiser Aluminum's Law Department. Mr. Perry received a B.A. degree from Amherst College and a J.D. degree from the Boalt Hall School of Law, University of California, Berkeley.


    PAUL M. COOK has been a director of the Company continuously since August 1990. Mr. Cook became Chief Executive Officer of the Company in August 1990, and assumed the additional title of President in 1992. He relinquished the positions of President and Chief Executive Officer in September 1994. Since June

1995, Mr. Cook has been the Chief Executive Officer and Chairman of the Board of DIVA Systems Corp., a company developing video-on-demand products. Until his retirement in April 1990, Mr. Cook was Chief Executive Officer of Raychem Corporation, a plastics and insulation manufacturer, which he founded in 1957. Since September 1994, Mr. Cook has served as Chairman of the Board of SRI International, Inc., and as a director of Raychem Corporation. Currently, Mr. Cook is also a director of Chemfab Corporation. He received a B.S. degree from the Massachusetts Institute of Technology.



    NEAL M. DOUGLAS has been a director of the Company since October 1993. Since January 1993 he has been a general partner of AT&T Ventures Company, L.P. ("AT&T Ventures"), a venture capital firm. From May 1989 to January 1993, he was a partner of New Enterprise Associates, another venture capital firm. Mr. Douglas also serves as a director of two privately held companies.



    WILLIAM C. EDWARDS has been a director of the Company from October 1985 to April 1986 and has been a director continuously since March 1991. Since October 1968 he has been a general partner of Bryan & Edwards, an investment partnership. Mr. Edwards also serves as a director of Western Atlas, Inc. and two privately held companies.


    WILLIAM HART has been a director of the Company since October 1992. He has been a general partner of Technology Partners, a venture capital firm, since its founding in 1979. Mr. Hart also serves as a director of Trimble Navigation, Ltd., Silicon Gaming, Inc. and several privately held corporations.


    BRIAN KWAIT has been a director of the Company since October 1995. Mr. Kwait has been a principal at Odyssey Partners, L.P. ("Odyssey"), a private investment firm, since August 1989. Mr. Kwait also serves as a director of The Scotsman Group, Inc. and one privately held company.



    NANCY E. PFUND has been a director of the Company since January 1991. Since December 1989, she has been an employee of Hambrecht & Quist Group ("H&Q"), an investment banking firm. Ms. Pfund is also a principal of Hambrecht & Quist Venture Partners and a general partner of H&Q Environmental Principals. She serves as a director of Gensym Corp.



    PAUL J. SALEM has been a director of the Company since January 1996. Mr. Salem has been a vice president of Providence Ventures Inc., an investment management firm, since June 1992. From August 1991 to June 1992, Mr. Salem was an associate at Morgan Stanley & Co. Incorporated, an investment banking firm. Mr. Salem also serves as a director of several privately held companies.



    HENRY B. SARGENT has been a director of the Company since January 1996. Mr. Sargent has been President, Chief Executive Officer and a director of El Dorado Investment Company ("El Dorado"), a venture capital firm, for more than the past five years. From May 1987 to June 1995, he was also Executive Vice President, Chief Financial Officer and a director of Pinnacle West Capital Corp., an electric utility holding company. Mr. Sargent also serves as a director of Pinnacle West Capital Corp., Arizona Public Service Co., Megafood Stores, Inc. and several privately held companies.


    William C. Edwards is the father of Cree A. Edwards. There are no other family relationships among the directors or executive officers of the Company.

BOARD OF DIRECTORS


    The Company's Bylaws authorize a Board of Directors that can range in size from six to 11 directors, with the number of directors presently set at ten. The Company currently has nine directors and one vacancy. All directors hold office until the next annual meeting of stockholders or until their successors have been elected. Officers of the Company serve at the discretion of the Board of Directors. Under the terms of the Shareholders' Agreement among the Company and the holders of 69.6% of the issued and outstanding shares of capital stock of the Company (after giving effect to the issuance of the Shares offered hereby and in the Utility Stock Purchases), the Company agreed to set the authorized number of directors on the Board of Directors at ten, and the stockholders party thereto have agreed to elect the following persons to the Board of Directors:
(i) one candidate selected by H&Q, currently Nancy E. Pfund; (ii) one candidate selected by El Dorado, currently Henry B. Sargent; (iii) Paul M. Cook; (iv) one candidate selected by Banner Partners, currently William C. Edwards; (v) one candidate selected by AT&T Ventures, currently Neal M. Douglas; (vi) one candidate selected by Odyssey, currently Brian Kwait; (vii) one candidate selected by Providence Media Partners L.P., currently Paul J. Salem; (viii) one candidate selected by Kleiner, Perkins, Caufield &

Byers, which position is currently vacant; and (ix) the Chief Executive Officer of the Company, currently John M. Seidl. The foregoing voting obligations terminate upon the closing of this Offering. Following this Offering, the Company will continue to be obligated to nominate for election as directors the persons designated by the parties to the Shareholders' Agreement for as long as such parties continue to hold not less than 700,000 shares of Common Stock (as such number may be adjusted from time to time for stock splits, consolidations or other similar events). The parties to the Shareholders' Agreement have also agreed to take such action as is necessary to retain the right of cumulative voting in the election of directors and to maintain a Board of Directors of not less than eight directors until August 15, 1997. See "Risk Factors -- Shareholders' Agreement" and "Description of Capital Stock -- Common Stock."


DIRECTORS' COMPENSATION

    The Company does not pay any compensation to directors for serving in that capacity, nor does it reimburse directors for expenses incurred in attending board meetings. Under the terms of the Shareholders' Agreement, the Company has agreed to reimburse the directors elected pursuant to the Shareholders' Agreement for such expenses following the closing of this Offering for so long as such persons continue to serve as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Compensation Committee of the Board of Directors consists of three non-employee directors, Mr. Edwards, Chairman, and Messrs. Douglas and Hart. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees of and consultants to the Company. Mr. Edwards is the father of Cree A. Edwards, an executive officer of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other party, nor has any such relationship existed in the past. Entities affiliated with Messrs. Edwards, Douglas and Hart are stockholders of the Company and have entered into financing arrangements with the Company from time to time. See "Certain Transactions."


AUDIT COMMITTEE

    The Audit Committee of the Board of Directors consists of three non-employee directors, Ms. Pfund, Chair, and Messrs. Salem and Sargent. The Audit Committee reviews the nature, scope and results of the independent audit of the Company, the Company's accounting principles and internal accounting controls and other matters relating to the relationship of the independent auditors with the Company.

EXECUTIVE COMPENSATION

    The following table sets forth certain information for the year ended December 31, 1995 regarding the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose annual compensation (salary and bonus) for services rendered in all capacities to the Company during the year ended December 31, 1995 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                          -------------------------------------
                        NAME AND                                                  OTHER ANNUAL       ALL OTHER
                   PRINCIPAL POSITION                       SALARY      BONUS     COMPENSATION    COMPENSATION(1)
- --------------------------------------------------------  ----------  ----------  -------------  -----------------
John M. Seidl ..........................................  $  300,000  $  135,000       --            $   1,237
 President and Chief Executive Officer
James J. Jennings ......................................     175,060      --           --                  902
 Vice President, Sales and Marketing
Robert A. Hayes ........................................     165,000      10,000       --                  872
 Vice President, Development
Larsh M. Johnson .......................................     165,000      --           --                  872
 Vice President and Chief Technology Officer
Philip H. Mallory ......................................     138,654      --        $  50,000(2)           762
 Vice President and General Manager, Services and
 Operations

- ---------

(1) Represents premium payments made by the Company for life insurance, accidental death and dismemberment, and long-term disability policies.

(2) Represents a relocation allowance.

    OPTION GRANTS IN LAST YEAR. The Company made no stock option grants or restricted stock awards during the year ended December 31, 1995 to the Named Executive Officers. However, during 1995 the Company did permit the Named
Executive Officers to exercise unvested, previously-granted stock options to purchase shares of restricted stock with vesting terms comparable to the vesting terms of the options exercised.

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES The following table sets forth, for each of the Named Executive Officers, the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1995 and the year-end number and value of exercisable and unexercisable options.


                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED       IN-THE MONEY OPTIONS
                                    SHARES                    OPTIONS AT 12/31/95(#)(2)      AT 12/31/95($)(1)(2)
                                  ACQUIRED ON      VALUE      --------------------------  --------------------------
             NAME                EXERCISE(#)(2) REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -------------  ------------  -----------  -------------  -----------  -------------
John M. Seidl..................      800,000    $  1,000,000           0              0    $       0    $         0
James J. Jennings..............      180,000         225,000           0              0            0              0
Robert A. Hayes................            0               0     109,000        121,000      143,150        147,350
Philip H. Mallory..............      170,000         170,000           0              0            0              0
Larsh M. Johnson...............      220,658         248,158     106,190        173,952      148,576        190,427


- ---------

(1) Calculated by determining the difference between the fair value of the securities underlying the option on December 31, 1995 (which, for purposes of this table, is assumed to equal the fair value of the Company's Common Stock as last determined during fiscal 1995 on October 11, 1995 by the Company's Board of Directors, or $1.50 per share), and the exercise price (ranging from $0.05 to $0.50 per share).



(2) From December 1994 through August 1995 the Company issued and sold pursuant to the early exercise of previously-granted options, an aggregate of 1,770,658 shares of restricted Common Stock to Messrs. Seidl, Jennings, Mallory and Johnson at prices ranging from $0.05 to $0.50 per share, with the purchase prices of such shares equal to the original exercise prices of such options. Such shares of restricted stock were purchased with cash or by delivery of promissory notes by such Named Executive Officers to the
    Company. See "Certain Transactions." The loans represented by such promissory notes are full recourse, bear interest at rates ranging from 6.04% to 7.92% per annum and mature on the fifth anniversary of such note. Each such promissory note is secured by the shares of Common Stock purchased with the proceeds of the loans. These shares are subject to repurchase by the Company at the original price paid per share upon the purchaser's cessation of service prior to the vesting of such shares. This repurchase right lapsed and the purchaser vested as to a certain percentage of the shares on the date of purchase and the repurchase right will lapse and the purchaser will vest in the balance of the shares in a series of equal quarterly or annual installments in accordance with the vesting schedule of the exercised options. Information with respect to the shares of restricted stock purchased by such Named Executive Officers is set forth below:


                                              NUMBER OF
                                              RESTRICTED        NUMBER OF        VALUE OF
                                                SHARES       UNVESTED SHARES  UNVESTED SHARES
                  NAME                       PURCHASED(#)    AT 12/31/95(#)   AT 12/31/95($)
- -----------------------------------------  ----------------  ---------------  ---------------
John M. Seidl............................       1,200,000         750,000      $   1,125,000
James J. Jennings........................         180,000         117,000            175,500
Philip H. Mallory........................         170,000         127,500            191,250
Larsh M. Johnson.........................         220,658         117,158            175,737


INCENTIVE STOCK PLANS


    1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in September 1992. A total of 6,000,000 shares of Common Stock are reserved for issuance under the 1992 Plan. As of June 30, 1996, 3,375,748 shares of Common Stock had been issued upon exercise of stock options, and options to purchase an aggregate of 2,416,642 shares were outstanding at a weighted average exercise price of $.21615 per share, of which 1,357,726 shares were vested. In connection with the adoption of the 1994 Plan described below, the 1992 Plan was terminated and no additional options may be granted thereunder. Options previously granted under the 1992 Plan will continue to be governed by the provisions of such plan.


    1994 STOCK PLAN. The Company's 1994 Stock Plan (the "1994 Plan") was adopted by the Board of Directors in December 1994 and approved by the stockholders in June 1995. Options granted under the 1994 Plan may be incentive stock options, nonstatutory stock options or stock purchase rights. Employees (including employee directors) and consultants (including nonemployee directors) are eligible for nonstatutory stock options and stock purchase rights, and only employees are eligible for incentive stock options under the 1994 Plan. The 1994 Plan is administered by the Board of Directors or a committee thereof. The plan administrator has the authority to determine the fair market value of the shares, select the employees and consultants to whom options and stock purchase rights may be granted, determine the number of shares covered by each option and stock purchase right granted, and determine the term, exercise price and vesting schedule of options granted under the 1994 Plan.


    A total of 3,000,000 shares of Common Stock are reserved for issuance under the 1994 Plan. As of June 30, 1996, 537,832 shares of Common Stock had been issued upon exercise of stock options, options to purchase an aggregate of 1,362,494 shares were outstanding at a weighted average exercise price of $1.3489 per share, of which 158,212 shares were vested, and 1,099,674 shares remained available for future issuance under the 1994 Plan.


    In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the 1992 Plan and the 1994 Plan each provides that options issued under such plans will be assumed, or an equivalent option substituted, by the successor corporation. If the successor corporation does not agree to such assumption or substitution, the option will vest in full and become exercisable.


    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in July 1996 and will be submitted to the stockholders for approval in September 1996. A total of 1,200,000 shares of Common Stock are reserved for issuance under the Purchase Plan. Under the Purchase Plan, the Company will withhold a specified percentage of each salary payment to participating employees over certain offering periods. Any employee who is then employed for at least 20 hours per week by the Company (or any majority-owned subsidiary designated by the Board of Directors from time to time), and who does not own 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any such subsidiary, is eligible to participate in the Purchase Plan. Unless the Board of Directors shall determine otherwise, each offering period will run for six months, from November 1 to April 30 and from May 1 to October 31, except that the first offering period will commence on the date of this Prospectus and end on April 30, 1997. The price at which Common Stock may be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first or last day of the applicable offering period, whichever is lower.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


    The Company entered into an employment agreement with Mr. Jennings in July 1994. The agreement provides for an annual base salary of $175,060 and certain performance-based bonuses to be determined by the Company's President. As part of the agreement, the Company granted to Mr. Jennings an option to purchase 180,000 shares of Common Stock at $0.25 per share, with 10% vesting six months from the date of hire and the remainder vesting at a rate of 5% per quarter. If Mr. Jennings is terminated by the Company without cause at any time, he will receive his annual base salary and benefits for an additional twelve months, and 40% of any unvested shares of restricted stock held by Mr. Jennings will become vested as of the date of termination.


    Each of the Named Executive Officers are parties to an Employee Severance Agreement with the Company which provides for accelerated vesting of their respective stock options and for the lapse of the Company's rights to repurchase unvested stock under all restricted stock purchase agreements upon the occurrence of certain events following a change of control of the Company. These events will occur if: (i) the Named Executive Officer's stock option agreement or restricted stock purchase agreement is terminated without such officer's consent, or if the terms of such agreements are not assumed by any successor to the Company; (ii) the Named Executive Officer does not receive identical securities or consideration, upon such officer's exercise of options or restricted stock purchases, as other shareholders are receiving as part of such change of control; (iii) six months have elapsed following the change of control, so long as the Named Executive Officer remains employed by the Company; or (iv) the Named Executive Officer is terminated or constructively terminated following the change of control.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

    The Company has adopted provisions in its Restated Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from breach of their fiduciary duties in certain circumstances and authorize the Company to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Such limitations of liability do not apply to liabilities arising under the Federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements providing for the foregoing with its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses (including expenses of counsel) incurred as a result of any proceeding against them as to which they could be indemnified.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company where indemnification is required or permitted, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


    Since January 1, 1993, the Company has sold shares of Preferred Stock convertible into an aggregate of 14,704,886 shares of Common Stock in a series of private financings. In October 1993 and December 1993, shares of Series BB Preferred Stock convertible into 6,979,690 shares of Common Stock were sold at an as-converted price of $2.375 per share. In connection with such sales, the Company also issued warrants to acquire 766,888 shares of Series BB Preferred Stock at an exercise price of $4.75 per share. In August 1994, shares of Series CC Preferred Stock convertible into 6,431,536 shares of Common Stock were sold at an as-converted price of $4.82 per share. In December 1994 and February 1995, shares of Series DD Preferred Stock convertible into 1,293,660 shares of Common Stock were sold at an as-converted price of $4.82 per share. The purchasers of the Series BB Preferred Stock, Series CC Preferred Stock and Series DD Preferred Stock included the following 5% or more stockholders, directors and entities affiliated with directors.


                                                                                                   SHARES OF
                                                                                                   SERIES BB
                                                             SHARES OF PREFERRED STOCK (1)         PREFERRED
                                                          -----------------------------------   STOCK UNDERLYING
                          NAME                            SERIES BB   SERIES CC    SERIES DD      WARRANTS (2)
- --------------------------------------------------------  ----------  ----------  -----------  ------------------
DIRECTORS AND ENTITIES AFFILIATED WITH DIRECTORS
Paul and Marcia Cook Living Trust
 (Paul M. Cook).........................................      63,340      10,373      --               19,002
AT&T Ventures (Neal M. Douglas).........................     631,580      48,842      --              126,316
Entities affiliated with William C. Edwards.............     191,840      31,122       1,321           56,002
Technology Partners West Fund IV, L.P.
 (William Hart).........................................      44,730      10,373         417           13,419
Odyssey Partners, L.P. (Brian Kwait)....................   1,450,660     112,184      --              290,132
Entities affiliated with Hambrecht & Quist
 (Nancy E. Pfund).......................................     213,585      35,794       1,520           48,343
Pfund Polakoff Family Trust (Nancy E. Pfund)............       2,025      --          --                  426
Providence Media Partners L.P. (Paul J. Salem)..........      --       1,037,344      44,044           --
Entities affiliated with Henry B. Sargent...............     161,245      --          --               41,623

OTHER 5% OR MORE STOCKHOLDERS
Entities affiliated with Acorn Ventures, Inc............     289,570     231,463       9,827           68,468

- ---------

(1) Each share of Preferred Stock will automatically convert into two shares of Common Stock upon the closing of this Offering.


(2) Each warrant to purchase Series BB Preferred Stock is exercisable at a price of $4.75 per share and will expire immediately prior to the closing of this Offering. This Prospectus assumes that all of such warrants will be exercised and that the shares of Series BB Preferred Stock issuable upon such exercise will automatically convert into shares of Common Stock upon the closing of this Offering.

    Between  April  28,  1993  and  September  13,  1993,  Acorn  Ventures, Inc.
("Acorn") (a principal stockholder of the Company), Cree A. Edwards (an executive officer of the Company), entities affiliated with William C. Edwards ("Edwards Entities") (a director of the Company; the Edwards Entities are principal stockholders of the Company), the Paul and Marcia Cook Living Trust ("Cook Trust") (a principal stockholder of the Company and an affiliate of Paul
M. Cook, Chairman of the Board of Directors of the Company), entities affiliated with H&Q (affiliates of Nancy E. Pfund, a director of the Company), and entities affiliated with Henry B. Sargent ("Sargent Entities") (a director of the Company; the Sargent Entities are principal stockholders of the Company) loaned the Company $500,000, $133,230, $711,100, $297,355, $265,300 and $579,490,
respectively, pursuant to promissory notes due on demand after October 1, 1993 and bearing interest at the rate of 4% per annum. In connection with the sale of the Series BB Preferred Stock, the outstanding balance of principal and accrued interest under such promissory notes was converted into shares of Series BB Preferred Stock at a conversion price of $4.75 per share and warrants to purchase 0.3 shares of Series BB Preferred Stock for each share of Series BB Preferred Stock issued upon conversion of the promissory notes and accrued interest, such that the Company issued and sold to Acorn, Cree A.

Edwards, the Edwards Entities, the Cook Trust, H&Q and the Sargent Entities 105,540, 28,380, 151,480, 63,340, 56,470 and 123,600 shares, respectively, of
Series BB Preferred Stock and warrants to purchase 31,662, 8,514, 45,444, 19,002, 16,941 and 37,080 shares, respectively, of Series BB Preferred Stock. The Company believes the terms of these loans were no less favorable to the Company than loans negotiated by such persons with unaffiliated third parties.



    On September 29, 1993, the Company issued and sold 400,000 shares of Common Stock to Acorn, a stockholder of the Company, at a price per share of $0.05. These shares were granted as part of a transaction in which Acorn was required to perform consulting services for the Company. These shares were subject to repurchase by the Company until such rights lapsed in September 1995.



    On June 14, 1995, the Company issued and sold 200,000 shares of Common Stock to Acorn at a price per share of $0.50. Acorn paid cash for the shares. These shares are subject to repurchase by the Company which right lapses over a five-year period commencing in December 1994. On August 25, 1995, the terms of the Company's agreement with Acorn were amended to provide for accelerated release of such shares from the Company's repurchase option upon termination of such agreement other than for cause. The transactions with Acorn were unanimously approved by the Board of Directors of the Company and were on terms the Company believes were no less favorable than would have been received from unaffiliated third parties.



    On December 27, 1994 and January 27, 1995, the Company issued and sold 400,000 shares and 800,000 shares, respectively, of Common Stock to Mr. Seidl, its President and Chief Executive Officer, at a price of $0.25 per share based on the early exercise of previously-granted options with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Seidl $300,000. The loans are full recourse, bear interest at the rate of 7.74% per annum in the case of $100,000 of principal and at the rate of 7.92% per annum in the case of $200,000 of principal, are due on the earlier of termination of Mr. Seidl's employment or December 26, 1999 and January 25, 2000, respectively, and are secured by the shares of Common Stock purchased with the proceeds of such loans.



    On July 21, 1995, the Company issued and sold 170,000 shares of Common Stock to Mr. Mallory, an executive officer of the Company, at a price of $0.50 per share, based on the early exercise of a previously-granted option with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Mallory $85,000. The loan is full recourse, bears interest at the rate of 6.28% per annum, is due on the earlier of termination of Mr. Mallory's employment or July 21, 2000 and is secured by the shares of Common Stock purchased with the proceeds of such loan.



    On July 31, 1995, the Company issued and sold 180,000 shares of Common Stock to Mr. Manca, an executive officer of the Company at a price of $0.50 per share based on the early exercise of a previously-granted option with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Manca $90,000. The loan is full recourse, bears interest at the rate of 6.28% per annum, is due on the earlier of termination of Mr. Manca's employment or July 31, 2000 and is secured by the shares of Common Stock purchased with the proceeds of such loan.



    On August 1, 1995, the Company issued and sold 45,110 shares of Common Stock to Ronald W. Goodall, a former executive officer of the Company who resigned in 1996, at a price of $0.05 per share, based on the early exercise of a previously-granted option with an equivalent exercise price. On August 1, 1995, the Company also issued and sold 144,000, 110,000 and 40,000 shares of Common Stock to Messrs. Jennings, Johnson and Goodall, respectively, each an executive officer of the Company, at a price of $0.25 per share based on the early exercise of previously-granted options with equivalent exercise prices. On August 1, 1995, the Company also issued and sold 155,408, 50,000 and 110,658 shares of Common Stock to Messrs. Edwards, Goodall and Johnson, respectively, each an executive officer of the Company, at a price of $0.50 per share, based on the early exercise of previously-granted options with an equivalent exercise price. In connection with the sale of shares, the Company loaned Messrs. Goodall, Jennings, Johnson and Edwards $37,255, $36,000, $82,829 and $77,704, respectively. The loans are full recourse, bear interest at the rate of 6.04% per annum, are due on the earlier of termination of employment or August 1, 2000 and are secured by the shares of Common Stock purchased with the proceeds of such loans. Notwithstanding the foregoing, the Company agreed to extend the maturity date of the restricted stock purchase loan of Mr. Goodall until December 31,

1996, at which time a balance of $40,455 in principal and accrued interest will be due. The Company will exercise its option to repurchase the unvested portion of Mr. Goodall's restricted stock at the original purchase price, and such amount will be credited against the amount of principal and interest due.



    The amounts of outstanding indebtedness, including interest, on the loans to executive officers described above as of June 30, 1996, which were the largest aggregate amount of indebtedness owed by each of the officers at any time, were as follows: Mr. Seidl, $334,315.40, Mr. Mallory, $90,060.13, Mr. Manca, $95,202.94, Mr. Jennings, $37,995.68, Mr. Johnson, $87,420.68, Mr. Edwards,
$82,011.57 and Mr. Goodall, $39,135.83. The terms (including the terms of the promissory notes) of the sale of shares of Common Stock by the Company to Messrs. Seidl, Mallory, Manca, Jennings, Johnson, Edwards and Goodall were unanimously approved by the Board of Directors of the Company. The shares were issued upon the early exercise of unvested options and are subject to repurchase by the Company at the original price paid per share upon such executive officer's termination of employment prior to vesting in such shares. The repurchase rights lapse and the shares vest at the same rate as the prior vesting schedule of the exercised options. See "Management -- Executive Compensation." The sales price of each sale was the fair market value of the Company's Common Stock on the original date of grant of each option to purchase Common Stock, as determined by the Board of Directors of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of shares offered hereby by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company's directors and
(iv) all current directors and executive officers as a group.


                                                                                   SHARES        PERCENT BENEFICIALLY
                                                                                BENEFICIALLY         OWNED (1)(2)
                                                                                  OWNED (1)    ------------------------
                                                                                -------------    BEFORE        AFTER
BENEFICIAL OWNER                                                                   NUMBER       OFFERING     OFFERING
- ------------------------------------------------------------------------------  -------------  -----------  -----------
Odyssey Partners, L.P. (3) ...................................................      3,705,952       12.2%         9.1%
 31 West 52nd Street
 New York, NY 10019
Providence Media Partners L.P ................................................      2,162,776        7.2          5.3
 50 Kennedy Plaza
 Providence, R.I. 02903
Paul M. Cook (4) .............................................................      2,132,088        7.0          5.2
 PM Cook Associates
 Bldg. IR-242
 333 Ravenswood Avenue
 Menlo Park, CA 94025
Banner Partners (5) ..........................................................      2,037,912        6.8          5.0
 3000 Sand Hill Road
 Bldg. 1, Suite 190
 Menlo Park, CA 94025
William C. Edwards (6) .......................................................      1,894,228        6.3          4.7
 3000 Sand Hill Road
 Bldg. 1, Suite 190
 Menlo Park, CA 94025
Acorn Ventures, Inc. (7) .....................................................      1,755,400        5.8          4.3
 11400 S.E. Sixth Street, Suite 120
 Bellevue, WA 98004
AT&T Ventures Company, L.P. (8) ..............................................      1,613,476        5.4          4.0
 3000 Sand Hill Road
 Bldg. 4, Suite 235
 Menlo Park, CA 94025
El Dorado Investment Company (9) .............................................      1,603,152        5.4          4.0
 400 E. Van Buren, Suite 750
 Phoenix, AZ 85004
John M. Seidl.................................................................      1,200,000        4.0          3.0
Robert A. Hayes (10)..........................................................        136,000       *            *
James J. Jennings.............................................................        180,000       *            *
Larsh M. Johnson (11).........................................................        416,268        1.4          1.0
Philip H. Mallory.............................................................        170,000       *            *
Neal M. Douglas (12)..........................................................      1,613,476        5.4          4.0
William Hart (13).............................................................        998,914        3.3          2.5
Brian Kwait (3)(14)...........................................................      3,705,952       12.2          9.1
Nancy E. Pfund (15)...........................................................      1,367,202        4.6          3.4
Paul J. Salem (16)............................................................      2,162,776        7.2          5.3

                                                                                   SHARES        PERCENT BENEFICIALLY
                                                                                BENEFICIALLY         OWNED (1)(2)
                                                                                  OWNED (1)    ------------------------
                                                                                -------------    BEFORE        AFTER
BENEFICIAL OWNER                                                                   NUMBER       OFFERING     OFFERING
- ------------------------------------------------------------------------------  -------------  -----------  -----------
Henry B. Sargent (17).........................................................      1,772,866        5.9%         4.4%
All directors and executive officers as a group (16 persons) (18).............     19,569,672       61.6         46.2


- ---------
 * Less than 1%


 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.



 (2) Percentage of beneficial ownership before the Offering is based on 29,915,164 shares of Common Stock outstanding as of June 30, 1996 and gives effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock. Percentage of beneficial ownership after the Offering is based on 40,518,967 shares of Common Stock then outstanding and assumes the exercise of warrants to purchase 4,132,970 shares of Common Stock effective upon the closing of this Offering.



 (3) Includes 580,264 shares issuable upon the exercise of warrants held by Odyssey, all of which are assumed to be exercised upon the closing of this Offering.



 (4) Consists of 1,645,630 shares beneficially owned by the Paul and Marcia Cook Living Trust, dated April 21, 1992, 120,000 shares beneficially owned by two trusts of which Mr. Cook is trustee, 328,140 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1996, 38,004 shares issuable upon the exercise of warrants held by the Paul and Maria Cook Living Trust, dated April 21, 1992, all of which are assumed to be exercised upon the closing of this Offering, and 314 shares issuable upon the exercise of warrants held by Mr. Cook.



 (5) Includes 59,658 shares issuable upon the exercise of warrants held by Banner Partners, of which 59,238 are assumed to be exercised upon the closing of this Offering.



 (6) Includes 989,128 shares, 269,192 shares, and 577,540 shares beneficially owned by Banner Partners, Banner Partners/Minaret, Carson, a partnership, and certain members of Mr. Edwards's family and certain foundations and trusts of which Mr. Edwards is a trustee, respectively. Also includes 29,830 shares, 7,458 shares, and 21,080 shares issuable upon the exercise of warrants held by Banner Partners, Banner Partners/Minaret, Carson, and such family members, foundations and trusts, respectively, of which an aggregate of 58,158 are assumed to be exercised upon the closing of this Offering. Mr. Edwards, a director of the Company, may be deemed to be a beneficial owner of shares held by such family members, foundations and trusts. Mr. Edwards and Alan R. Brudos are the general partners of Banner Partners and exercise voting and dispositive power over the shares held by Banner Partners.



 (7) Includes 136,936 shares issuable upon the exercise of warrants held by Acorn, all of which are assumed to be exercised upon the closing of this Offering. Rufus W. Lumry is the principal stockholder, sole director and President of Acorn, and in such capacities exercises voting and dispositive power over the shares held by Acorn.



 (8) Includes 252,632 shares issuable upon the exercise of warrants held by AT&T Ventures, all of which are assumed to be exercised upon the closing of this Offering.



 (9) Includes 50,936 shares issuable upon the exercise of warrants held by El Dorado, of which 50,682 are assumed to be exercised upon the closing of this Offering.



(10) Consists of 136,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1996 held by Mr. Hayes.

(11) Includes 122,650 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1996 held by Mr. Johnson.



(12) Consists of 1,613,476 shares beneficially owned by AT&T Ventures. Mr. Douglas, a director of the Company, is a general partner of AT&T Ventures and may be deemed to be the beneficial owner of such shares. Mr. Douglas disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.



(13) Consists of 971,936 shares beneficially owned by Technology Partners West Fund IV, L.P. and 26,978 shares issuable upon the exercise of warrants held by Technology Partners West Fund IV, L.P., of which 26,838 are assumed to be exercised upon the closing of this Offering. Mr. Hart, a director of the Company, is a general partner of Technology Partners and may be deemed to be the beneficial owner of such shares. Mr. Hart disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.



(14) Consists of 3,705,952 shares beneficially owned by Odyssey. Mr. Kwait, a director of the Company, is a principal of Odyssey and may be deemed to be the beneficial owner of such shares. Mr. Kwait disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.



(15) Consists of 11,250 shares beneficially owned by the Pfund Polakoff Family Trust Dated February 18, 1993, 88,945 shares beneficially owned by H&Q Group, 1,035,888 shares beneficially owned by H&Q Environmental Technology Fund and 44,460 shares beneficially owned by the Hambrecht 1980 Revocable Trust. Also consists of 738 shares issuable upon the exercise of warrants held by the Pfund Polakoff Family Trust Dated February 18, 1993, 13,918 shares issuable upon the exercise of warrants held by H&Q Group, 79,472 shares issuable upon the exercise of warrants held by H&Q Environmental Technology Fund and 3,586 shares issuable upon the exercise of warrants held by the Hambrecht 1980 Revocable Trust, of which 97,424 shares are assumed to be exercised upon the closing of this Offering. Ms. Pfund, a director of the Company, is a general partner of the H&Q Environmental Technology Fund and an employee of H&Q Group and may deemed to be the beneficial owner of such shares. Ms. Pfund disclaims beneficial ownership of the shares held by H&Q Group, H&Q Environmental Technology Fund and the Hambrecht 1980 Revocable Trust except to the extent of her proportionate interest therein.



(16) Consists of 2,162,776 shares beneficially owned by Providence Media Partners L.P. ("PMP"). Mr. Salem, a director of the Company, is a limited partner of Providence Ventures L.P., the general partner of the general partner of PMP, and is a vice president of Providence Ventures Inc., which provides investment management services to PMP, and may be deemed to be beneficial owner of such shares. Mr. Salem disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.



(17) Consists of 4,210 shares beneficially owned by Mr. Sargent, 1,552,216 shares beneficially owned by El Dorado and 132,940 shares beneficially owned by Sundance Capital Corporation. Also consists of 842 shares issuable upon the exercise of warrants held by Mr. Sargent, 50,936 shares issuable upon the exercise of warrants held by El Dorado and 31,722 shares issuable upon the exercise of warrants held by Sundance Capital Corporation, of which 82,404 are assumed to be exercised upon the closing of this Offering. Mr. Sargent, a director of the Company, is President of El Dorado and a principal of Anderson & Wells Investment Companies, which manage Sundance Capital Corporation, and may be deemed to be the beneficial owners of such shares. Mr. Sargent disclaims beneficial ownership of the shares held by El Dorado and Sundance Capital Corporation.



(18) Includes 1,882,674 shares issuable upon the exercise of options and warrants exercisable within 60 days of June 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK


    Upon the closing of this Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock and the amendment and restatement of the Company's Certificate of Incorporation. Prior to this Offering, there has been no public market for the Company's Common Stock. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified by, the provisions of the Company's Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.


COMMON STOCK


    As of June 30, 1996, there were 34,048,134 shares of Common Stock outstanding which were held of record by 285 stockholders, as adjusted to reflect the automatic conversion of all outstanding shares of Preferred Stock into 24,705,692 shares of Common Stock and the issuance of 4,132,970 shares of Common Stock upon the assumed exercise of certain outstanding warrants.



    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that, in the election of directors, the holders are entitled to cumulative voting. Under terms of the Shareholders' Agreement, the Company is obligated to nominate for election those persons designated by the parties to the Shareholders' Agreement for as long as the entities having the right to select such persons continue to hold not less than 700,000 shares of Common Stock, as appropriately adjusted for stock splits, consolidations or similar events. The parties to the Shareholders' Agreement have also agreed to take such action as is necessary to retain the right of cumulative voting in the election of directors and to maintain a Board of Directors of not less than eight directors until August 15, 1997. See "Risk Factors -- Shareholders' Agreement" and "Management -- Board of Directors."



    Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. However, certain stockholders have certain contractual pre-emptive and subscription rights. See "--Rights of First Refusal" and "--Other Rights." There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will, upon the closing of this Offering, be fully paid and non-assessable.


PREFERRED STOCK

    Effective upon the closing of this Offering, the Company will be authorized to issue 15,000,000 shares of undesignated Preferred Stock, none of which will be outstanding. The Board of Directors will have the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock.

WARRANTS


    Upon the closing of this Offering, the Company will have outstanding warrants to purchase an aggregate of 50,914 shares of Common Stock, after giving effect to an assumed exercise of warrants to purchase 4,132,970 shares of Common Stock. Such outstanding warrants consist of warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.00 per share (the "$2.00 Warrants"), warrants to purchase an aggregate of 150 shares of Common Stock at an exercise price of $20.00 per share (the "$20.00 Warrants") and warrants to purchase an aggregate of 764 shares of Common Stock at an exercise price of $126.92 per share (the "$126.92 Warrants"). 40,000 of the $2.00 Warrants are currently exercisable, and the remaining 10,000 $2.00 Warrants will become exercisable on August 21, 1997. The $2.00 Warrants will expire on February 24, 1999. The $20.00 Warrants are currently exercisable and will expire on February 6, 1997. The $126.92 warrants are currently exercisable and will expire at various dates in December 1996.



    In addition, the Company has outstanding warrants to purchase an aggregate of 2,600,000 shares of Common Stock at an exercise price of $0.005 per share (the "Note Warrants"), which Note Warrants were issued in connection with the issuance of the Senior Discount Notes, and warrants to purchase an aggregate of 766,485 shares of Series BB Preferred Stock at an exercise price of $4.75 per share (the "Preferred Warrants"), which Preferred Warrants were issued in connection with the issuance of the Series BB Preferred Stock. The Note Warrants will expire 90 days after the closing date of this Offering and the Preferred Warrants will expire immediately prior to the closing of this Offering. This Prospectus assumes that each of the Note Warrants and Preferred Warrants will be exercised upon the closing of this Offering.


REGISTRATION RIGHTS OF CERTAIN HOLDERS


    After this Offering, the holders of 28,188,916 shares of Common Stock and warrants to purchase 1,532,970 shares of Common Stock (assuming no cashless exercise of such warrants) and their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to the Shareholders' Agreement. Under the Shareholders' Agreement, if the Company proposes to register any of its securities under the Securities Act, the holders are entitled to notice of such proposed registration and the opportunity to include their shares therein, subject to certain conditions and limitations including the right of the underwriters of an offering to limit the number of shares included in such registration to 25% of the total number of shares to be registered in certain circumstances. The holders may also require that the Company file up to two registration statements under the Securities Act with respect to underwritten public offerings of their shares at any time beginning 180 days after the effective date of this Offering. Furthermore, the holders may require the Company to register their shares on Form S-3 when such form becomes available to the Company. In addition, holders who purchased Series CC Preferred Stock are entitled to initiate two separate demand registrations with respect to an underwritten public offering of the shares of Common Stock issuable upon conversion of the Series CC Preferred Stock at any time beginning 180 days after the effective date of this Offering, subject to certain other conditions and limitations. Other holders may participate in such registration, provided that in the event of an underwriter's cutback, the number of shares that may be included in such registration would be subject to certain allocations. The Company will pay certain expenses in connection with the exercise of the foregoing rights. All registration rights will terminate as to any holder upon the later to occur of (i) one year after this Offering or (ii) such time as such holder may sell all his or her shares under Rule 144 in any three month period.



    The Company is required to cause the offer and sale of the 2,600,000 shares of Common Stock issuable upon exercise of the Note Warrants (the "Note Warrant Shares") to be registered under the Securities Act prior to the date of this Prospectus subject to a 90-day lock-up agreement as discussed below . In addition, the holders of Note Warrant Shares will be entitled to certain rights with respect to the registration of such shares for resale to the public. Under a Warrant Registration Rights Agreement dated June 15, 1995, as supplemented on November 21, 1995 (the "Warrant Registration Rights Agreement"), after this Offering the holders of Note Warrants may require, subject to the provisions of certain lockup agreements, that the Company file up to three registration statements under the Securities Act with respect to the Note Warrant Shares. Furthermore, the holders may require the Company to register the Note Warrant Shares on a Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of the Note Warrant Shares are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations including the right of underwriters of an offering to limit the number of shares included in such registration in certain circumstances. The Company will pay certain expenses in connection with the exercise of the foregoing rights. The holders of the Note Warrant Shares are subject to a lock-up agreement for 90 days following the closing of this Offering. The registration rights of the holders of the Note Warrant Shares terminate when such shares may be sold without limitation pursuant to Rule 144 under the Securities Act.


    The Company has also agreed to register up to one half of the 1,470,833 shares of Common Stock purchased by NSP and UE in the Utility Stock Purchases upon request at any time after one year from the closing of the Offering.



RIGHTS OF FIRST REFUSAL



    Under the Shareholders' Agreement, holders who purchased Series CC Preferred Stock have a right of first refusal to purchase, at the same price and on the same general terms, a pro rata portion of equity securities that the Company proposes to issue in certain transactions, including equity securities proposed to be issued to any public or private utility or an affiliate of such utility, and have a right of first refusal to purchase a pro rata portion of any equity securities that any subsidiary of the Company proposes to issue to any public or private utility or an affiliate of such utility if the subsidiary's business is unrelated to the market area of such utility or if such securities are convertible into equity securities of the Company. Such pro rata portion is based on the ratio of the number of shares of Common Stock held by such holder to the total number of shares of Common Stock then outstanding, including shares of Common Stock issuable upon the exercise of "in the money" options and warrants, at the time of issuance of such equity securities. This right of first refusal terminates three years after the closing date of this Offering.


OTHER RIGHTS

    Under the Shareholders' Agreement, the investors in Series CC Preferred Stock have the right to co-invest on similar terms and conditions in any foreign investments, partnerships, or joint ventures involving the Company which include financing from purely financial (as compared to strategic) investors. The co-investment rights terminate three years after the closing date of this Offering.

    Under the Shareholders' Agreement, in the event that any holder of shares of the Company's equity securities who is a party to such agreement intends to transfer (other than to an affiliate) any such shares to a buyer who owns or will acquire as a result of the sale voting stock equal to 20% or more of the Company's outstanding equity securities, the parties to the Shareholders' Agreement will have the right to sell a pro rata portion of their shares to the buyer in such transaction. In the event that any holder of shares of the Company's equity securities who is a party to the Shareholders' Agreement intends to acquire (other than from an affiliate) additional voting stock, and such holder owns or will acquire as a result of such purchase 20% or more of the Company's voting stock, the parties to the Shareholders' Agreement also have the right to sell to such purchasing holder a pro rata portion of the voting stock proposed to be acquired in such transaction. This co-sale right terminates three years after the closing date of this Offering.


    In addition, NSP has a right to participate in future public offerings of newly issued shares of Common Stock by the Company. NSP will be entitled to purchase a pro rata portion of the shares that the Company proposes to offer to the public based on the ratio of the number of shares purchased by NSP in the Utility Stock Purchase and owned on the date of such public offering to the total number of shares of Common Stock then outstanding before giving effect to such public offering. However, NSP may not exercise such participation right to the extent that NSP's percentage ownership of the Common Stock after such new offering would exceed the percentage ownership of NSP upon the closing of this Offering (after giving effect to the release of any Escrow Shares to NSP). NSP's participation shall be on the same terms and conditions as the public investors in such public offering. NSP's participation right terminates two years after the effective date of this Offering.


CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and  registrar for the  Common Stock is  The Bank of  New
York.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this Offering and the Utility Stock Purchases, the Company will have 40,518,967 shares of Common Stock outstanding, after giving effect to the assumed exercise of warrants to purchase 4,132,970 shares of Common Stock. Of these shares, the 5,000,000 shares sold in this Offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 35,518,967 shares of Common Stock held by existing stockholders and by NSP and UE were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rules 144, 144(k) or 701 under the Securities Act. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.



    All of the Company's directors, officers and holders of five percent or more of the Common Stock, and certain other stockholders, have entered into lockup agreements under which they have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exercisable or exchangeable for or convertible into Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. The Company has entered into a similar agreement, except that the Company may grant options and issue shares of Common Stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options. The holders of 2,600,000 Note Warrant Shares have entered into similar agreements which are applicable for a period of 90 days after the date of this Prospectus, and the holders of 2,839,906 shares of Common Stock issued or issuable upon exercise of options granted under the 1992 Plan have entered into similar agreements which are applicable for a period of 120 days after the date of this Prospectus. See "Underwriters."



    Under the agreements related to the Utility Stock Purchases, NSP and UE have agreed not to directly or indirectly sell or transfer 735,417 of the aggregate number of shares of Common Stock purchased by them in the Utility Stock Purchases for a period of one year from the effective date of this Offering, and not to directly or indirectly sell or transfer the remaining 735,417 shares of Common Stock purchased by them in the Utility Stock Purchases for a period of two years from the effective date of this Offering. Upon expiration of such two year period, all of such shares will be eligible for immediate public resale, subject to the provisions of Rule 144. In addition, the Company has also agreed to register up to one half of the 1,470,833 shares of Common Stock purchased by NSP and UE in the Utility Stock Purchases upon request at any time after one year from the closing of the Offering.



    Upon expiration of the applicable 180 day lockup agreements, approximately 26,420,242 such shares of Common Stock will become eligible for immediate public resale, subject in some cases to the limitations imposed by Rule 144. The remaining approximately 654,650 shares held by existing stockholders will become eligible for public resale at various times beginning after 180 days after the date of this Prospectus and subject to the provisions of Rule 144. In addition, approximately 2,839,906 shares of Common Stock, subject to the provisions of Rule 701, and 2,137,754 shares subject to vested options will be available for sale in the public market, in each case, 120 days after the effective date of the Offering.



    The holders of approximately 28,188,916 of the shares outstanding immediately following the completion of this Offering and 4,132,970 shares of Common Stock issuable upon exercise of outstanding warrants and their permitted transferees are entitled to certain registration rights with respect to such shares upon the expiration of the lockup agreements described above. The number of shares sold in the public market could increase if such registration rights are exercised. See "Description of Capital Stock -- Registration Rights of Certain Holders." In addition, as of June 30, 1996, 3,779,136 shares were subject to outstanding options. All of these shares are subject to the lockup agreements described above. As soon as practicable after this Offering, the
Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1992 Plan and 1994 Plan (including shares subject to then outstanding options under such plans), and under the Company's Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements. See "Management -- Incentive Stock Plans." The Company is also required to cause the offer and sale of the 2,600,000 Note Warrant Shares to be registered under the Securities Act on or prior to the effective date of this Offering if legally permissible.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 405,190 shares immediately after this Offering) or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, employees, directors or consultants who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares commencing 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.


    The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

    Prior to this Offering, there has been no public market for the Common Stock and no prediction can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement") , the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Cowen & Company, Montgomery Securities and Smith Barney Inc. are acting as U.S. Representatives, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Cowen & Company, Montgomery Securities and Smith Barney Inc. are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them severally, the respective number of shares of Common Stock set forth opposite the names of each Underwriter below.


                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
- -----------------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..................................................................
  Cowen & Company....................................................................................
  Montgomery Securities..............................................................................
  Smith Barney Inc...................................................................................

                                                                                                       ----------

      Subtotal.......................................................................................   4,000,000
                                                                                                       ----------

International Underwriters:
  Morgan Stanley & Co. International Limited.........................................................
  Cowen & Company....................................................................................
  Montgomery Securities..............................................................................
  Smith Barney Inc...................................................................................

                                                                                                       ----------

      Subtotal.......................................................................................   1,000,000
                                                                                                       ----------
          Total......................................................................................   5,000,000
                                                                                                       ----------
                                                                                                       ----------


    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any U.S. Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined herein) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares in the United States or in any province or territory of Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or of any province or territory of Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of common stock, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Common stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and during the period of six months after the date hereof will not offer to sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "U.K. Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the U.K. Regulations (to the extent applicable) with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, other than any document which consists of, or is a part of, listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Article IV of the Financial Services Act 1986, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom the document may otherwise lawfully be issued or passed on.

    The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the public at the Price to Public set forth on the cover page of this Prospectus and part to certain dealers at a price that
represents  a concession not in excess of $            per share under the Price
to Public.  The  Underwriters  may  allow,  and  such  dealers  may  reallow,  a
concession  not in excess of $             per share to other Underwriters or to
certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the Price to Public set forth on the cover page hereof, less underwriting discounts and commissions. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of U.S. Shares offered by the U.S. Underwriters hereby.


    The   Company  and  each  of  its  officers,  directors  and  certain  other stockholders have agreed that without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not (i) register for sale, make any demand for or extend any right with respect to such registration, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned or are acquired after the date of this Prospectus) or
(ii) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise for a period of 180 days after the date of this Prospectus, other than (x) the shares of Common Stock to be sold hereunder, (y) any shares of Common Stock issued by the Company upon the exercise of options issued pursuant to the Company's 1992 Plan or 1994 Plan, pursuant to the Company's Purchase Plan or upon exercise of outstanding warrants and (z) the issuance of additional options to purchase shares of Common Stock pursuant to the Company's 1994 Plan. The holders of substantially all remaining shares have entered into agreements restricting the sale or other disposition of Common Stock which are applicable for a periods of 90 to 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Common Stock offered by them.


    At the request of the Company, the Underwriters have reserved approximately 250,000 shares of Common Stock, representing 5.0% of the Shares to be sold in the Offering, for sale to its non-employee directors and certain other persons at the initial public offering price set forth on the cover page hereof. If such shares are not so sold to such persons, they will be sold to the public.


    Smith Barney Inc. acted as the initial purchaser of the Senior Discount Notes and received customary compensation in connection therewith.

PRICING OF THE OFFERING

    Prior to  this offering,  there has  been no  public market  for the  Common
Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general; sales, earnings and certain other financial and operating information of the Company in recent periods; and certain ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation and investment partnerships of which such persons are partners beneficially own 20,528 shares of the Company's Common Stock. Certain legal matters in connection with this Offering will be passed upon for the Company by Fish & Richardson, Menlo Park, California, and by Wilkinson, Barker, Knauer & Quinn, Washington, D.C., and for the Underwriters by Shearman & Sterling, New York, New York.


                                    EXPERTS

    The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedule appearing elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus forms a part, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.


    The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                    GLOSSARY


TERM                              DEFINITION
- --------------------------------  --------------------------------------------------------------------------------
APPLICATIONS                      Software programs that enable computers to perform tasks such as, in the case of utility applications, metering, load management, load research, and distribution automation.

AUTOMATED METER READING ("AMR")   Use of hand-held or drive-by automated meter reading equipment.

BANDWIDTH                         The amount of message traffic a given medium can accommodate at one time.
                                  Bandwidth may refer to analog or digital data.

CAPACITY                          For electric utility purposes, a measure (in watts) of the ability to produce, transport or store electricity at any instant rather than over time.

CELLMASTER                        The communications gateway between the System Controller and the MCCs and RTUs.
                                  The CellMaster can connect to the System Controller via modem over a leased line or via privately-owned communications media such as microwave channels or fiber optic transmission lines. CellNet's 9QPR cellular radio provides the connection between the CellMaster and the MCCs and RTUs.

CELLNET-REGISTERED TRADEMARK-     CellNet's wireless data communications system, which provides NMR services,
SYSTEM                            control and monitoring of the power distribution network, and other services.
                                  The CellNet system concurrently supports multiple utility applications, including distribution automation and demand-side management.

CELLULAR DIGITAL PACKET DATA      A method of transmitting data over a cellular communications network using
("CDPD")                          underutilized radio frequency or pauses in voice communication.

DEMAND                            For electric utility purposes, the rate at which electric energy is delivered to or used by a system, part of a system, or piece of equipment at a given instant, or averaged over a designated period. Measured in kilowatts.

DISTRIBUTION AUTOMATION           Any program used by an electric utility to monitor, coordinate and operate distribution components in a real-time mode from remote locations.

DISTRIBUTION NETWORK              The utility's wiring grid between the substation and customer sites.

GATEWAY                           The connection between two computer networks. CellNet uses a gateway to connect a SCADA system to other computers for billing and other applications.

LEASED LINE                       A dedicated telephone line connecting two or more fixed locations. CellNet may use a leased line or radio links to connect a CellMaster and System Controller.

LOAD                              For electric utility purposes, the amount of electric power delivered or required at any specific point or points of a system.

LOAD CONTROL                      The capability to manage electric power consumption by controlling the use of equipment and appliances. Typically used by a utility to avoid either a brownout or the necessity of generating high-cost electricity.

TERM                              DEFINITION
- --------------------------------  --------------------------------------------------------------------------------
LOAD PROFILE                      A record of a customer's electricity use over time in discrete intervals.
                                  Utility companies use this data to analyze consumption, to calculate demand or time-of-use data and to detect power theft and meter tampering.

LOCAL AREA NETWORK ("LAN")        In the CellNet system, the LAN connects MCCs to radios in endpoint devices.

MAS                               Multiple address system, a form of radio communication system.

MICRO CELL CONTROLLER ("MCC")     A device which manages endpoint devices in a local coverage area (as part of a
                                  LAN), collects and processes data transmissions from such endpoint devices and transmits such data to a CellMaster.

NETWORK METER READING ("NMR")     Fully-automated meter reading on a network.

NETWORK OPERATING SYSTEM ("NOS")  A Network Operating System is the software that supports the operation of distributed applications with communications, database capabilities, and common
                                  Applications Programming Interfaces (APIs).

NODE                              In the CellNet's system, a node is an internet addressable, responsive, computer-based subsystem (for example, a System Controller workstation or a MCC)
                                  that is able to take part in internetworking activities.

OBJECT-ORIENTED                   An adjective that describes a method of software analysis, design, and/or programming that facilitates sophisticated problem-solving. Object-oriented systems are flexible and maintainable because of their natural way of handling user-oriented systems and consistent, powerful, underlying representation for what is to be built and how it will be built. The CellNet system is built on an object-oriented, distributed infrastructure.

PACKET                            A block of data preceded by, and perhaps followed by, one or more bytes of information specific to the communications service (a communications protocol)
                                  used to transmit the packet.

PERSONAL COMMUNICATIONS SERVICES  Digital wireless communications services which are expected to use a microcell
("PCS")                           technology and operate at a higher frequency than cellular systems.

PROTOCOL                          Rules and conventions that govern communication between OSI model layers and, in the CellNet system, subsystems for functions such as format, timing, sequencing, and error control.

REMOTE TERMINAL UNIT ("RTU")      Device typically used to monitor and control components of a utility's distribution network. The RTU combines digital and analog inputs, which are used to obtain detailed information about the distribution equipment being monitored.
                                  An RTU can sense remotely such things as current, temperature and power factor.

RF                                Radio Frequency

SPECIALIZED MOBILE RADIO ("SMR")  A two way radio service operating in the 800-900 megahertz band. FCC restrictions on use of this bandwidth for taxi dispatchers and similar vehicle
                                  "fleet" operators have been relaxed, allowing holders of these frequency licenses to expand into cellular-like services.

TERM                              DEFINITION
- --------------------------------  --------------------------------------------------------------------------------
SPREAD SPECTRUM                   A modulation technique in which a signal is broadcast over a range of frequencies to minimize noise and interference.

TIME-OF-USE ("TOU")               Time-of-use metering allows a utility to bill electric power usage at different rates, according to the time that the power was consumed.

WIDE AREA NETWORK ("WAN")         In the CellNet system the WAN connects the CellMasters to the MCCs in a given service area.

                           CELLNET DATA SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited).................        F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the six
 months ended June 30, 1995 and 1996 (unaudited)...........................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and
 1995 and the six months ended June 30, 1996 (unaudited)...................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the six
 months ended June 30, 1995 and 1996 (unaudited)...........................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

CellNet Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of CellNet Data Systems, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CellNet Data Systems, Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP


San Jose, California
February 9, 1996
(April 11, 1996 as to the last sentence of the second paragraph of Note 5 and September 5, 1996 as to Note 10)

                           CELLNET DATA SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               DECEMBER 31,                    PRO FORMA
                                                           --------------------   JUNE 30,     JUNE 30,
                                                             1994       1995        1996         1996
                                                           ---------  ---------  -----------  -----------
                                                                                 (UNAUDITED)  (UNAUDITED)
                                                                                               (NOTE 1)
                                                 ASSETS

Cash and cash equivalents................................  $  12,503  $  48,018  $   70,730   $   74,384
Short-term investments...................................     12,005     95,779      32,237       32,237
Accounts receivable......................................        703      2,118       1,904        1,904
Prepaid expenses and other...............................        248        940         886          886
Network components and inventory.........................      2,146     11,664      12,569       12,569
Networks in progress.....................................      1,333     12,602      29,850       29,850
Property -- net..........................................      2,871      7,539       9,129        9,129
Debt issuance costs -- net...............................     --          5,646       5,348        5,348
                                                           ---------  ---------  -----------  -----------
  Total assets...........................................  $  31,809  $ 184,306  $  162,653   $  166,307
                                                           ---------  ---------  -----------  -----------
                                                           ---------  ---------  -----------  -----------

              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Accounts payable.........................................  $   2,050  $   7,241  $    6,329   $    6,329
Accrued compensation and related benefits................        402      1,353         735          735
Accrued liabilities......................................        889        981         990          990
Senior discount notes -- 13%.............................     --        182,528     194,720      194,720
Capital lease obligations................................        546        820         793          793
                                                           ---------  ---------  -----------  -----------
  Total liabilities......................................      3,887    192,923     203,567      203,567
                                                           ---------  ---------  -----------  -----------
Commitments and Contingencies (Notes 1 and 9)
Series CC redeemable convertible preferred stock -- $.001
 par value; 3,215,768 shares designated and outstanding
 and none on a pro forma basis; aggregate liquidation
 value of $31,000,000....................................     29,486     29,486      29,486       --
                                                           ---------  ---------  -----------  -----------

Stockholders' equity (deficit):
  Convertible preferred stock -- $.001 par value;
   15,000,000 shares authorized; shares outstanding,
   1994: 9,008,518; 1995: 9,136,675; 1996: 9,137,078; no
   shares outstanding on a pro forma basis; aggregate
   liquidation value of $27,812,000......................     25,990     27,195      27,196       --
  Common stock -- $.001 par value; 50,000,000 shares
   authorized; shares outstanding: 1994, 2,716,166; 1995,
   5,034,262; 1996, 5,209,472 and 34,048,134 on a pro
   forma basis...........................................     26,790     27,608      27,636       90,947
  Notes receivable from sale of common stock.............       (284)      (866)       (866 )       (866 )
  Warrants...............................................         10      2,984       2,984            9
  Accumulated deficit....................................    (54,065)   (95,021)   (127,334 )   (127,334 )
  Net unrealized loss on short-term investments..........         (5)        (3)        (16 )        (16 )
                                                           ---------  ---------  -----------  -----------
    Total stockholders' deficit..........................     (1,564)   (38,103)    (70,400 )    (37,260 )
                                                           ---------  ---------  -----------  -----------
Total liabilities and stockholders' deficit..............  $  31,809  $ 184,306  $  162,653   $  166,307
                                                           ---------  ---------  -----------  -----------
                                                           ---------  ---------  -----------  -----------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                               SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,              JUNE 30,
                                                         ---------------------------------  ----------------------
                                                           1993        1994        1995        1995        1996
                                                         ---------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
Revenues:
  Product sales........................................  $   1,757  $    1,447  $    1,663  $      938  $      127
  Network service revenues.............................     --          --              35      --             244
  Other revenues.......................................     --             204         428         353          49
                                                         ---------  ----------  ----------  ----------  ----------
    Total revenues.....................................      1,757       1,651       2,126       1,291         420
                                                         ---------  ----------  ----------  ----------  ----------
Costs and expenses:
  Cost of product sales................................      1,840       1,191       1,294         598         109
  Cost of network operations...........................     --          --           3,835       1,333       3,374
  Research and development.............................      5,262       9,693      22,380       6,735      13,009
  Marketing and sales..................................      1,447       3,257       4,201       1,946       2,924
  General and administrative...........................      1,450       2,583       6,805       2,874       5,412
                                                         ---------  ----------  ----------  ----------  ----------
    Total costs and expenses...........................      9,999      16,724      38,515      13,486      24,828
                                                         ---------  ----------  ----------  ----------  ----------
Loss from operations...................................     (8,242)    (15,073)    (36,389)    (12,195)    (24,408)
Other income (expense):
  Interest income......................................         66         555       4,590         860       3,458
  Interest expense.....................................       (198)       (101)     (9,320)       (754)    (11,264)
  Other -- net.........................................        (16)        (13)        166         (31)        (97)
                                                         ---------  ----------  ----------  ----------  ----------
Total other income (expense)...........................       (148)        441      (4,564)         75      (7,903)
                                                         ---------  ----------  ----------  ----------  ----------
Loss before income taxes...............................     (8,390)    (14,632)    (40,953)    (12,120)    (32,311)
Provision for income taxes.............................          1           2           3           1           2
                                                         ---------  ----------  ----------  ----------  ----------
Net loss...............................................  $  (8,391) $  (14,634) $  (40,956) $  (12,121) $  (32,313)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Pro forma net loss per share...........................                         $    (1.22) $    (0.37) $    (0.94)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Shares used in computing pro forma net loss per
 share.................................................                             33,497      32,817      34,483
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                               NET
                                CONVERTIBLE                            NOTES                               UNREALIZED
                              PREFERRED STOCK       COMMON STOCK     RECEIVABLE                              LOSS ON
                             ------------------  ------------------  FROM SALE               ACCUMULATED   SHORT-TERM
                              SHARES    AMOUNT    SHARES    AMOUNT    OF STOCK    WARRANTS     DEFICIT     INVESTMENTS    TOTAL
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, January 1,
 1993......................  4,244,858  $4,181     895,492  $26,616   $ --         $    9     $ (31,040)     $--         $   (234)
Sales of Series AA
 preferred stock (less
 issuance costs of $8).....    755,142     747      --        --        --          --           --           --              747
Exercise of stock
 options...................     --        --       886,618      46      --          --           --           --               46
Conversion of subordinated
 debt ($3,242) and accrued
 interest ($32) into Series
 BB preferred stock and
 warrants..................    689,190   3,274      --        --        --          --           --           --            3,274
Sale of Series BB preferred
 stock and warrants (less
 issuance costs of $504)...  2,748,020  12,549      --        --        --          --           --           --           12,549
Sales of Series BB
 preferred stock for notes
 receivable................     52,635     250      --        --         (250)      --           --           --            --
Sale of common stock (less
 issuance costs of $1).....     --        --       400,400      19      --          --           --           --               19
Sale of stock warrants.....     --        --        --        --        --              1        --           --                1
Net loss...................     --        --        --        --        --          --           (8,391)      --           (8,391)
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, December 31,
 1993......................  8,489,845  21,001   2,182,510  26,681       (250)         10       (39,431)      --            8,011
Exercise of stock options
 and restricted stock
 purchase..................     --        --       533,656     109       (100)      --           --           --                9
Sale of Series DD preferred
 stock (net of issuance
 costs of $10).............    518,673   4,989      --        --        --          --           --           --            4,989
Collection of notes
 receivable................     --        --        --        --           66       --           --           --               66
Net unrealized loss on
 short-term investments....     --        --        --        --        --          --           --              (5)           (5)
Net loss...................     --        --        --        --        --          --          (14,634)      --          (14,634)
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, December 31,
 1994......................  9,008,518  25,990   2,716,166  26,790       (284)         10       (54,065)         (5)       (1,564)
Sale of Series DD preferred
 stock (net of issuance
 costs of $31).............    128,157   1,205      --        --        --          --           --           --            1,205
Exercise of stock options
 and restricted stock
 purchases.................     --        --     2,318,096     818       (628)      --           --           --              190
Common stock warrants
 issued in connection with
 senior discount notes.....     --        --        --        --        --          2,974        --           --            2,974
Collection of notes
 receivable................     --        --        --        --           46       --           --           --               46
Net unrealized gain on
 short-term investments....     --        --        --        --        --          --           --               2             2
Net loss...................     --        --        --        --        --          --          (40,956)      --          (40,956)
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, December 31,
 1995......................  9,136,675  27,195   5,034,262  27,608       (866)      2,984       (95,021)         (3)      (38,103)
Exercise of stock options
 and warrants*.............        403       1     175,210      28      --          --           --           --               29
Net unrealized loss on
 short-term investments*...     --        --        --        --        --          --           --             (13)          (13)
Net loss*..................     --        --        --        --        --          --          (32,313)      --          (32,313)
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, June 30, 1996*...  9,137,078  $27,196  5,209,472  $27,636   $  (866)     $2,984     $(127,334)     $  (16)     $(70,400)
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
                             ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------


- ------------
*Unaudited

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1993       1994       1995       1995       1996
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................  $  (8,391) $ (14,634) $ (40,956) $ (12,121) $ (32,313)
  Adjustments to reconcile net loss to net cash used for
   operating activities:
    Depreciation and amortization.............................        699        992      2,295        917      2,257
    Amortization of discount on 13% senior notes..............     --         --          9,665     --         12,192
    Amortization of debt issuance costs.......................     --         --            256         17        298
    Deferred rent.............................................       (115)       (43)       (46)        22         21
    Loss (gain) on disposition of property....................          1          2         57         14        (15)
    Changes in:
      Accounts receivable.....................................       (293)      (282)    (1,415)       208        214
      Prepaid expenses and other..............................        (93)      (126)      (692)      (668)        54
      Network components and inventory........................       (574)    (1,260)    --         --         --
      Accounts payable........................................        348      1,389      5,191      2,394       (912)
      Accrued compensation and related benefits...............     --         --            951        268       (618)
      Accrued liabilities.....................................       (673)      (676)       138        496        (12)
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash used for operating activities................     (9,091)   (14,638)   (24,556)    (8,453)   (18,834)
                                                                ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Network components and inventory............................     --         --         (9,518)    (3,597)      (905)
  Networks in progress........................................     --         (1,333)   (11,269)    (2,467)   (17,482)
  Purchase of property........................................       (535)    (2,436)    (6,222)    (3,009)    (3,478)
  Other assets................................................         73     --         --         --         --
  Purchase of short-term investments..........................     (2,962)   (12,548)  (285,802)   (41,890)  (263,980)
  Proceeds from sales and maturities of short-term
   investments................................................     --          3,500    202,030     14,317    327,522
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used for) investing
         activities...........................................     (3,424)   (12,817)  (110,781)   (36,646)    41,677
                                                                ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of senior discount notes and related stock
   warrants...................................................     --         --        175,837    125,894     --
  Cash paid for debt issuance costs...........................     --         --         (5,902)    (4,034)    --
  Subordinated debt borrowings................................      3,242        350     --         --         --
  Repayment of debt obligations...............................       (403)      (511)      (524)      (313)      (160)
  Proceeds from sale of preferred stock.......................     13,296     34,122      1,205      1,205          1
  Proceeds from sale of common stock..........................         66          9        190         14         28
  Collection of notes receivable from sale of common stock....     --             66         46         46     --
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used for) financing
         activities...........................................     16,201     34,036    170,852    122,812       (131)
                                                                ---------  ---------  ---------  ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS.........................      3,686      6,581     35,515     77,713     22,712
CASH AND CASH EQUIVALENTS, Beginning of period................      2,236      5,922     12,503     12,503     48,018
                                                                ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, End of period......................  $   5,922  $  12,503  $  48,018  $  90,216  $  70,730
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of subordinated debt and accrued interest into
   preferred stock............................................  $   3,274  $     353  $  --      $  --      $  --
  Acquisition of property under capital leases................  $      17  $     232  $     798  $     348  $     133
  Sale of common stock for notes receivable...................  $     250  $     100  $     628  $     200  $  --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest....................  $     166  $     101  $     113  $      44  $      56
  Cash paid for income taxes..................................  $       1  $       2  $       3  $       1  $       2

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (Information as of and for the Six Months Ended June 30, 1995 and 1996 is
                                   Unaudited)

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS -- Since 1993, CellNet Data Systems, Inc. and subsidiaries (the "Company") has focused substantially all of its resources and efforts on the development of the CellNet wireless data communication system to provide automated network meter reading and other services to the utility industry and to providers of non-utility services. The Company's primary activities since 1993 have included research and development, prototype product development, field testing, commercial network installation, and provision of wireless data communication services, in connection with the development and deployment of its CellNet wireless data communication system.


    The Company is in the process of progressively installing its network for Kansas City Power & Light Company and commenced the installation of its network for Union Electric Company in the first quarter of 1996. Management plans to significantly increase operations through the roll-out of additional installations for other utility companies and intends to fund these operations through additional debt and equity financing arrangements.



    The Company provides its services to utility companies under long-term contracts by which the Company is obligated to provide meter reading and related services over the term of the contract. The length of the contracts vary and can include renewal options under which the Company's commitments under the contract could exceed 20 years, although there is no assurance that such options would be exercised, or that contract termination clauses would not be exercised. Renewal options generally contain terms which are substantially similar to the original service agreements. Contract termination clauses generally provide for defined payments intended to cover remaining network asset values.


    CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of CellNet Data Systems, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

    FINANCIAL STATEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Such estimates include the level of the allowance for potentially uncollectible accounts receivable, reserves for network components and inventory that are obsolete, slow moving or nonsalable, evaluation of network assets for impairment, accrued liabilities and a valuation allowance for net deferred tax assets. Actual results could differ from these estimates.

    CASH EQUIVALENTS -- Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value.

    SHORT-TERM INVESTMENTS -- Short-term investments represent debt and equity securities which are stated at fair value. All short-term investments are classified as available-for-sale. Any temporary difference between an investment's amortized cost and its market value is recorded as a separate component of stockholders' deficit until such gains or losses are realized. Gains or losses on the sale of securities are computed using the specific identification method.

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. The adoption of this standard did not have a significant effect in the Company's financial position or results of operations.

    CUSTOMER CONCENTRATION AND CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, short-term investments

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and accounts receivable. The Company sells its products and services to, and installs its networks primarily for utility companies in the United States. To reduce credit risk related to accounts receivable, the Company periodically evaluates its customers' financial condition. Collateral is generally not required. Reserves are maintained for credit losses, but the Company historically has not experienced any significant losses related to individual customers or groups of customers in any particular geographical area. One utility represented 29% and 73% of revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively and 60% and 27% of accounts receivable at the end of the respective periods. Another utility accounted for 23% of accounts receivable at June 30, 1996. Another utility represented 18%, 58% and 64% of revenues for the years ended December 31, 1993, 1994 and 1995, respectively and 34% of accounts receivable at December 31, 1994. Another utility represented 37% and 10%, and an additional utility represented 36% and 14% of revenues for the years ended December 31, 1993 and 1994, respectively.


    The Company invests in a variety of financial instruments such as commercial paper, debt securities of the U.S. government, foreign debt securities and preferred stock. The Company's policy limits the amount of credit exposure with any one financial instrument or commercial issuer. All such instruments are rated by Standard and Poors as A- or higher. The Company also places its investments for safekeeping with high-credit-quality financial institutions.

    NETWORK COMPONENTS AND INVENTORY -- Network components and inventory are stated at the lower of cost (first-in, first-out method) or market. At December 31, 1995 and June 30, 1996, such network components and inventory consisted primarily of purchased and in process materials to be included in the Company's installed networks. Once the assembly process is complete, the inventory item is transferred to a particular network location and included in networks in progress.

    NETWORKS IN PROGRESS -- Networks in progress, which are stated at cost, include both equipment assembled at the Company and systems partially installed at customer sites. Interest is capitalized using the Company's cost of capital until the point in the installation process at which each network begins generating revenue. Accordingly, $458,000 of interest was capitalized during 1995 and $983,000 of interest was capitalized for the six months ended June 30, 1996. Depreciation is computed on a straight-line basis over the shorter of the estimated useful lives of the network assets or the expected minimum period of revenue generation under the related contract (estimated to be approximately ten years).

    PROPERTY -- Property is stated at cost. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of three to five years or the capital lease term, if shorter.

    DEBT ISSUANCE COST is comprised of debt issue costs associated with the Senior Discount Notes (see Note 5). These costs are capitalized and amortized using the effective interest method over the lives of the related debt.

    RECENTLY ISSUED ACCOUNTING STANDARDS -- In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules but requires disclosure in a note to the financial statements of the pro forma net income as if the Company had applied the new method of accounting. The Company intends to follow the disclosure alternative for its employee stock plans at December 31, 1996. Adoption of the new standard will not impact reported earnings and will have no effect on the Company's cash flows.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," which became effective January 1, 1996. This statement requires the Company to review

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Implementation did not have a material impact on the Company's financial statements.

    REVENUE RECOGNITION -- Network service revenue, associated with installed networks, is recognized in the period of service. Product sales are recognized upon product shipment. Estimated warranty costs are recorded at the time the product sales are recognized.

    RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. The Company's networks include certain software applications which are integral to their operation. The costs to develop such software have not been capitalized as the Company believes its software development processes are essentially completed concurrent with the establishment of technological feasibility of the software and/or development of the related network hardware.

    FOREIGN CURRENCY TRANSLATION -- The functional currency of the Company's U.K. subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the period, nonmonetary assets and liabilities are translated at historical rates and operating expenses are translated at average exchange rates in effect during the period. Transaction gains and losses, which are included in other income (expense) in the accompanying consolidated statements of operations, have not been significant.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- The recorded carrying amounts of the Company's financial instruments, namely cash and cash equivalents and short-term investments, approximate their fair value. The estimated fair value of the Company's Senior Discount Notes was $179,563,000 at December 31, 1995 and $212,469,000 at June 30, 1996. The fair values of cash equivalents and short-term investments are based on quoted market prices and the estimated fair value of the Senior Discount Notes is based on information provided by the initial purchaser of the original notes.

    PRO FORMA NET LOSS PER SHARE -- Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include preferred stock and certain warrants (using the "if converted" method) and stock options and the remaining warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the initial filing date as if they were outstanding for all periods presented. In addition, all outstanding preferred stock that converts and all warrants that are assumed to be exercised in connection with the proposed offering are included in the computation as common equivalent shares even when the effect is anti-dilutive.

    UNAUDITED INTERIM FINANCIAL INFORMATION -- The unaudited interim financial information as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


    UNAUDITED PRO FORMA INFORMATION -- Unaudited pro forma information reflects the conversion of each of the outstanding shares of Series CC redeemable convertible preferred stock into two shares of common stock, the conversion of each of the outstanding shares of Series AA, BB and DD convertible preferred stock into two shares of common stock, the assumed exercise and conversion of each of the outstanding warrants

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to purchase Series BB preferred stock into two shares of common stock, and the assumed exercise of each of the outstanding warrants issued in connection with the Company's Senior Discount Notes (see Notes 5 and 7) for one share of common stock, upon the closing of the initial public offering as contemplated by this Prospectus.


2.  SHORT-TERM INVESTMENTS
    The fair value and the amortized cost of short-term investments at December 31, 1994 and 1995 and June 30, 1996 are presented as follows. Fair values are based on quoted market prices obtained from the Company's broker. All of the Company's short-term investments are classified as available-for-sale, since the Company intends to sell them as needed for operations. The following tables present the unrealized holding gains and losses related to each category of investment security (in thousands):

                                                                              DECEMBER 31, 1994
                                                                      ----------------------------------
                                                                                   UNREALIZED
                                                                       AMORTIZED    LOSS ON     MARKET
                                                                         COST      INVESTMENT    VALUE
                                                                      -----------  ----------  ---------
Equity securities...................................................   $   6,001   $       (1) $   6,000
Corporate debt securities...........................................       3,509           (4)     3,505
Debt securities of states of the United States and political
 subdivisions of the states.........................................       2,500       --          2,500
                                                                      -----------  ----------  ---------
Total...............................................................   $  12,010   $       (5) $  12,005
                                                                      -----------  ----------  ---------
                                                                      -----------  ----------  ---------

                                                                       DECEMBER 31, 1995
                                                         ----------------------------------------------
                                                                      UNREALIZED  UNREALIZED
                                                          AMORTIZED    LOSS ON     GAIN ON     MARKET
                                                            COST      INVESTMENT  INVESTMENT    VALUE
                                                         -----------  ----------  ----------  ---------
Auction-rate preferred stock...........................   $  19,803   $       (3) $   --      $  19,800
Corporate debt securities..............................      64,664       --          --         64,664
Debt securities of states of the United States and
 political subdivisions of the states..................       3,000       --          --          3,000
Debt securities issued by United States government
 agencies..............................................       4,647       --               2      4,649
Foreign debt securities................................       3,668           (2)     --          3,666
                                                         -----------  ----------  ----------  ---------
Total..................................................   $  95,782   $       (5) $        2  $  95,779
                                                         -----------  ----------  ----------  ---------
                                                         -----------  ----------  ----------  ---------

                                                                         JUNE 30, 1996
                                                         ----------------------------------------------
                                                                      UNREALIZED  UNREALIZED
                                                          AMORTIZED    LOSS ON     GAIN ON     MARKET
                                                            COST      INVESTMENT  INVESTMENT    VALUE
                                                         -----------  ----------  ----------  ---------
Auction-rate preferred stock...........................   $  22,800   $   --      $   --      $  22,800
Corporate debt securities..............................       9,453          (16)     --          9,437
                                                         -----------  ----------  ----------  ---------
Total..................................................   $  32,253   $      (16) $   --      $  32,237
                                                         -----------  ----------  ----------  ---------
                                                         -----------  ----------  ----------  ---------

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

2.  SHORT-TERM INVESTMENTS (CONTINUED)
    The final maturity periods of short-term investments at December 31, 1995 were as follows (in thousands):

                                                                                 MARKET VALUE
                                                             -----------------------------------------------------
                                                                         ONE TO     GREATER
                                                              WITHIN      FIVE      THAN 10      NO
                                                             ONE YEAR     YEARS      YEARS    MATURITY     TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Auction-rate preferred stock...............................  $  --      $  --      $  --      $  19,800  $  19,800
Corporate debt securities..................................     17,064     10,000     28,400      9,200     64,664
Debt securities of states of the United States and
 political subdivisions of the states......................     --         --          3,000     --          3,000
Debt securities issued by United States government
 agencies..................................................      4,649     --         --         --          4,649
Foreign debt securities....................................      3,666     --         --         --          3,666
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $  25,379  $  10,000  $  31,400  $  29,000  $  95,779
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    The final maturity periods of short-term investments at June 30, 1996 were as follows (in thousands):

                                                                     MARKET VALUE
                                               ---------------------------------------------------------
                                                             ONE TO      GREATER
                                               WITHIN ONE     FIVE       THAN 10       NO
                                                  YEAR        YEARS       YEARS     MATURITY     TOTAL
                                               -----------  ---------  -----------  ---------  ---------
Auction-rate preferred stock.................   $  --       $  --       $  22,800   $  --      $  22,800
Corporate debt securities....................       9,437      --          --          --          9,437
                                               -----------  ---------  -----------  ---------  ---------
                                                $   9,437   $  --       $  22,800   $  --      $  32,237
                                               -----------  ---------  -----------  ---------  ---------
                                               -----------  ---------  -----------  ---------  ---------


    All short-term investments with a final maturity exceeding one year have provisions requiring their repurchase at par at the option of the holder and for adjustment to market rates of interest on at least an annual basis (auction-rate preferred stock). The Company treats such investments as having a maturity of one year or less for purposes of compliance with investment limitations provided in the Senior Discount Note Indenture (see Note 5).


3.  PROPERTY
    Property consists of (in thousands):

                                                                      DECEMBER 31,
                                                                  --------------------   JUNE 30,
                                                                    1994       1995        1996
                                                                  ---------  ---------  -----------
Manufacturing equipment and tools...............................  $   1,363  $   4,870   $   6,403
Office furniture and equipment..................................      3,639      4,111       5,712
Engineering equipment...........................................      1,639      2,119       2,604
                                                                  ---------  ---------  -----------
Total...........................................................      6,641     11,100      14,719
Accumulated depreciation and amortization.......................     (3,770)    (3,561)     (5,590)
                                                                  ---------  ---------  -----------
Total...........................................................  $   2,871  $   7,539   $   9,129
                                                                  ---------  ---------  -----------
                                                                  ---------  ---------  -----------

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

4.  ACCRUED LIABILITIES
    Accrued liabilities consist of (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------   JUNE 30,
                                                                        1994       1995        1996
                                                                      ---------  ---------  -----------
Accrued contractual obligations.....................................  $     325  $     273   $     315
Deferred revenue....................................................        210        190         192
Warranty reserve....................................................        130         15          14
Other...............................................................        224        503         469
                                                                      ---------  ---------  -----------
Total...............................................................  $     889  $     981   $     990
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

5.  SENIOR DISCOUNT NOTES

    In 1995, the Company received $175,837,000 in gross proceeds from the issuance of $325,000,000 aggregate principal amount at maturity of its 13% Senior Discount Notes due June 15, 2005 and related warrants to purchase 2,600,000 shares of common stock at $0.005 per share (the Notes and Common Stock Warrants). Aggregate proceeds of $2,974,000 were attributed to the Common Stock Warrants. Commencing December 15, 2000, interest will be payable on the Notes semi-annually in arrears on each December 15 and June 15 at the rate of 13% per annum.



    The Notes are redeemable at the option of the Company, in whole or in part, at any time on and after June 15, 2000 at specified redemption prices for the relevant year of redemption, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in cash at its option at any time prior to June 15, 1998 up to 25% of the aggregate principal amount of the Notes at 113% of the accreted value thereof on the date of redemption plus accrued and unpaid interest, if any, from the proceeds of a public equity offering (as defined). There are no sinking fund requirements. In the event of a change of control (as defined), each holder of the Notes has the option to require the Company to repurchase such holder's Notes at 101% of the accreted value thereof on the date of repurchase (if prior to June 15, 2000) or 101% of the aggregate principal face amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (if on or after June 15, 2000). The Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with all existing and future senior indebtedness of the Company. The Indenture pursuant to which the Senior Discount Notes were issued contains certain covenants that, among other things, limit the ability of the Company to make dividend payments, make investments, repurchase outstanding shares of stock, prepay other debt obligations, incur additional indebtedness, effect asset dispositions, engage in sale and leaseback transactions, consolidate, merge or sell all or substantially all of the Company's assets, engage in transactions with affiliates, or effect certain transactions by its restricted subsidiaries (as defined). At December 31, 1995, a portion of the Company's short-term investments had been made in corporate debt securities and auction-rate preferred stock in amounts which exceeded the investment limitations under the Indenture. The Company was otherwise in compliance with the financial covenants of the Indenture at December 31, 1995. The Company subsequently adjusted its investment portfolio to bring it into compliance with such limitations within the period provided by the Indenture, and at June 30, 1996 the Company was in compliance with all covenants of the Indenture.


6.  SERIES CC REDEEMABLE CONVERTIBLE PREFERRED STOCK
    In conjunction with the proposed initial public offering of the Company's common stock, all outstanding shares of Series CC redeemable convertible preferred stock will automatically convert into common stock upon the closing of the offering (see Note 1).

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

6.  SERIES CC REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    At December 31, 1995 and June 30, 1996, 3,215,768 shares of Series CC redeemable convertible preferred stock were designated and outstanding. Each share is convertible into two shares of common stock, subject to adjustments for events of dilution. In addition to converting upon an initial public offering, the Series CC redeemable convertible preferred stock is also automatically convertible into common stock upon the election of the holders of more than 60% of the outstanding shares of such series, or at such time as fewer than 500,000 shares remain outstanding. Each share has the same voting rights as the number of shares of common stock into which it is convertible.


    Holders are entitled to noncumulative dividends of $0.964 per share or, in the event of liquidation or merger, liquidation distributions of $9.64 per share in preference to all convertible preferred stock. The holders of Series CC preferred stock have the right of first refusal to purchase a pro rata portion of preferred or common stock the Company proposes to issue to any public or private utility. Further, the holders of Series CC preferred stock have the right of first refusal to purchase a pro rata portion of any preferred or common stock that any subsidiary of the Company proposes to issue to any public or private utility if the subsidiary's business is unrelated to the market area of such utility or if such securities are convertible into common or preferred stock of the Company. The right of first refusal terminates three years after an initial public offering.

    Under a Put Agreement dated August 15, 1994 (the Put Agreement), the holders of Series CC preferred stock, acting as a group representing not less than 25% of the outstanding Series CC preferred stock, have the right to "put" those shares to the Company after May 12, 2001 (Investor Put) at the higher of $9.64 per share or the fair market value at the time of exercise of the Investor Put (the Redemption Price). The Investor Put will be extinguished in the event of an initial pubic offering by the Company of its common stock in which the net proceeds to the Company are at least $20 million, in the event of the sale of the Company or if not exercised by November 13, 2002. In the event the Investor Put is not completed by the Company for any reason within six months after the right is exercised then (a) the Redemption Price shall increase annually from the date the Investor Put was exercised at a rate of 15% for the first year, and five additional percentage points for each year thereafter (pro rated for any partial year), and (b) the holders of Series CC preferred stock shall have the right to initiate a separate demand registration at the Company's expense only for the holders of shares with rights under the Investor Put. In the event the fair market value of the Series CC preferred stock exceeds $96.40 (as adjusted for any stock split, stock dividend, or other combinations or reclassifications) per share at the time the Investor Put is exercised, the amount payable to the holders of the Series CC preferred stock who participate in the Investor Put may be paid 50% at closing and the balance, plus interest at the prime rate, on the first anniversary of the closing. The Company's obligations under the Put Agreement will be suspended for such time that performance of such obligations would result in a breach of, a default, or an event of default under the Indenture governing the Company's Senior Discount Notes or would otherwise result in a violation of law.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7.  STOCKHOLDERS' EQUITY (DEFICIT)

    CONVERTIBLE PREFERRED STOCK -- In conjunction with the proposed initial public offering of the Company's common stock, all outstanding shares of convertible preferred stock will automatically convert into common stock upon the closing of the offering (See Note 1). At December 31, 1995, convertible preferred stock consists of:

                                                                                     AMOUNT (NET OF
                                                                            ISSUE       ISSUANCE      LIQUIDATION
                                                 DESIGNATED  OUTSTANDING    PRICE        COSTS)       PREFERENCE
                                                 ----------  -----------  ---------  --------------  -------------
Series AA......................................   5,000,000   5,000,000   $    1.00   $  4,928,000   $   5,000,000
Series BB......................................   4,256,733   3,489,845        4.75     16,073,000      16,577,000
Series DD......................................     647,923     646,830        9.64      6,194,000       6,235,000
                                                 ----------  -----------             --------------  -------------
                                                  9,904,656   9,136,675               $ 27,195,000   $  27,812,000
                                                 ----------  -----------             --------------  -------------
                                                 ----------  -----------             --------------  -------------

Significant terms of the convertible preferred stock are as follows:


    - Each share is convertible into two shares of common stock, subject to adjustments for events of dilution. Shares of Series AA, BB and DD preferred stock will automatically be converted into common stock upon completion of a public offering with net proceeds in excess of $20 million and at a price equal to or greater than $2.00, $6.00 ($12.05 after January 1, 1997) and $9.64 ($12.05 after January 1, 1997) per common share, respectively (see Note 1). Each series of preferred stock is also automatically convertible into common stock upon the election of the holders of more than 50% of the outstanding shares of such series, or at such time as fewer than 500,000 shares (1,000,000 shares in the case of Series AA preferred stock) of such series (as adjusted for stock splits, stock dividends and combinations) remain outstanding.


    - Each share has the same voting rights as the number of shares of common stock into which it is convertible.

    - Holders of preferred stock are entitled to noncumulative dividends or, in the event of liquidation or merger, distributions in the order of preference shown as follows:

                                                                  NON-CUMULATIVE    LIQUIDATION
                                                                   DIVIDENDS PER   DISTRIBUTION
                                                                       SHARE         PER SHARE
                                                                  ---------------  -------------
Series BB.......................................................     $   0.475       $    4.75
Series AA.......................................................     $   0.100       $    1.00
Series DD.......................................................     $   0.964       $    9.64

    - Each series of preferred stock must receive their full dividend before the next series receives any dividends. Additionally, any dividends exceeding these minimum amounts are shared between the common and preferred shares on a pro-rata basis.


    - Each series of preferred stock must receive their full preferential amounts before the next series receives any liquidation distributions. Additionally, any funds available for distribution in excess of these minimum  amounts,  plus  $0.25  per  share  for  common  stock,  is  to be distributed ratably among the holders of the common, redeemable convertible preferred and convertible preferred stock.


    - The holders of at least 5,000 shares of Series AA or BB preferred stock have the right of first refusal to purchase their pro rata portion of certain issues of preferred or common stock of the Company on the same terms and conditions as the Company offers such securities to other investors, subject to certain conditions and limitations. The right of first refusal of all holders terminates upon the registered public offering of the Company's common stock with net proceeds of at least $20 million.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    COMMON STOCK -- At December 31, 1995 and June 30, 1996, the Company had reserved shares of common stock for issuance as follows:


                                                          DECEMBER    JUNE 30,
                                                          31, 1995      1996
                                                         ----------  -----------
Conversion of preferred stock..........................  24,704,886   24,705,692
Issuance under stock option plans......................  5,261,630     5,086,420
Issuance upon exercise of common stock warrants........  2,653,832     2,653,832
Issuance upon exercise and conversion of Series BB
 preferred stock warrants..............................  1,533,776     1,532,970
                                                         ----------  -----------
Total..................................................  34,154,124   33,978,914
                                                         ----------  -----------
                                                         ----------  -----------


    WARRANTS -- At December 31, 1995, the following warrants to purchase stock were outstanding:


    Warrants to purchase 2,310 shares of common stock at $126.92 per share are exercisable and expire at various dates through December 9, 1996, or, with notice from the Company immediately prior to (a) the closing of a firm committment underwritten initial public offering of the Company's securities,
(b) the merger of the Company into or with another corporation in which the Company is not the survivor and the stockholders of the Company own less than 50% of the voting securities of the surviving corporation, or (c) the sale, transfer or lease of all or substantially all of the assets of the Company.



    Warrants to purchase 750 shares (300 shares at June 30, 1996) of common stock at $20.00 per share, are exercisable and expire at various dates through February 6, 1997, or, with notice from the Company immediately prior to (a) the merger of the Company into or with another corporation in which the stockholders of the Company hold less than 50% of the voting securities of the surviving corporation or its parent; (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company, or (c) the liquidation, dissolution or winding up of the Company.



    Warrants to purchase 50,000 shares of common stock at $2.00 per share become exercisable over a five-year period at the rate of 20% per year commencing August 21, 1992, subject to certain conditions. The purchase right may not be exercised prior to either (a) February 24, 1998, (b) the effective date of a registration statement filed by the Company for an initial public offering of its common stock, (c) five days prior to the merger of the Company with or into another corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent, or (d) five days prior to a sale, conveyance or disposition of all or substantially all of the assets of the Company. The warrants expire on February 24, 1999, or, with written notice from the Company, two days prior to (a) the merger of the Company with or into a corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent (unless the securities received are freely tradable and listed on a national securities exchange or on the Nasdaq National Market), (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company, or (c) the liquidation, dissolution or winding up of the Company.


    In connection with the sale of Series BB preferred stock in 1993 certain purchasers were granted warrants to purchase an additional 766,888 shares (766,485 shares at June 30, 1996) of Series BB preferred stock at $4.75 per share. The warrants are exercisable from the date of grant through the earlier of (a) September 30, 1998 or (b) with written notice from the Company, immediately prior to (i) the closing of a firm committment underwritten initial public offering of the Company's securities (see Note 1), (ii) the merger of the Company into or with another corporation in which the Company is not the survivor and the stockholders of the Company hold less than 50% of the voting securities of the surviving corporation, or (iii) the sale, transfer or lease of all or substantially all of the assets of the Company.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    Warrants to purchase 2,600,000 shares of common stock at $0.005 per share were granted in connection with the issuance and sale in 1995 of the Company's Senior Discount Notes (see Note 5). The warrants expire on the earliest to occur of (a) June 15, 2005, (b) 90 days after a change of control of the Company (as defined) (see Note 1), and (c) 90 days after the consummation of a public equity offering of the Company (as defined). The warrants may be exercised on the earliest to occur of (a) the seventh day prior to a change of control of the Company (as defined), (b) the consummation of a public equity offering (as defined), or (c) 90 days prior to expiration.



    STOCK OPTION PLANS -- The Company has stock option plans (the Plans) under which shares are reserved for issuance to officers, directors, employees and consultants. Under the Plans, both incentive and nonstatutory stock options to purchase common stock may be granted or restricted common stock may be sold at prices not less than the fair market value of the common stock at the date of grant. The fair market value and terms of exercise are determined by the Board of Directors. Options outstanding at December 31, 1995 generally become exercisable ratably over five years, commencing six months from the date of the individual's employment or the date of grant and expire ten years from the date of grant. At December 31, 1995, there were 1,827,000 shares available for future grants under the Plans.


    A summary of stock option activity under the Plans on a combined basis is as follows:


                                                                                         OUTSTANDING OPTIONS
                                                                                    -----------------------------
                                                                                     NUMBER OF
                                                                                      SHARES     PRICE PER SHARE
                                                                                    -----------  ----------------
Balances, January 1, 1994.........................................................    1,618,434  $  0.05 to $0.25
Granted...........................................................................    4,447,850     0.25 to  0.50
Exercised.........................................................................     (533,656)    0.25 to  0.50
Cancelled.........................................................................     (292,000)    0.25 to  0.50
                                                                                    -----------
Balances, December 31, 1994                                                           5,240,628     0.05 to  0.50
Granted...........................................................................      514,600     0.50 to  1.50
Exercised.........................................................................   (2,318,096)    0.05 to  0.50
Cancelled.........................................................................     (163,498)    0.05 to  1.50
                                                                                    -----------
Balances, December 31, 1995                                                           3,273,634     0.05 to  1.50
Granted...........................................................................      743,310     1.75 to  3.00
Exercised.........................................................................     (175,210)    0.05 to  1.50
Cancelled.........................................................................      (62,598)    0.50 to  2.00
                                                                                    -----------
Balances, June 30, 1996...........................................................    3,779,136  $  0.05 to  3.00
                                                                                    -----------
                                                                                    -----------



    RESTRICTED STOCK -- Certain officers, employees and consultants exercised unvested stock options with cash or full recourse notes. The related shares of common stock are subject to repurchase by the Company at the orginal purchase price per share upon the purchaser's cessation of service prior to the vesting of such shares. The restricted stock continues to vest in accordance with the terms of the original stock option. The related notes bear interest at rates ranging from 6.04% to 7.92% and are due in 1999 through 2000. At December 31, 1995, 1,847,156 outstanding shares of such stock were subject to repurchase at the original exercise price (1,688,908 shares at June 30, 1996).

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

8.  INCOME TAXES
    No federal income taxes were provided in 1993, 1994, 1995 or for the six months ended June 30, 1996 due to the Company's net losses. The provisions for income taxes for these periods represent various state minimum income and franchise taxes. The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes as follows:

                                                          YEARS ENDED DECEMBER 31,      SIX MONTHS
                                                       -------------------------------  ENDED JUNE
                                                         1993       1994       1995      30, 1996
                                                       ---------  ---------  ---------  -----------
Taxes computed at federal statutory rate.............       35.0%      35.0%      35.0%       35.0%
State income taxes, net of federal effect............        4.5        4.5        4.5         4.5
Research tax credits.................................        2.8        3.1        1.0         0.6
Change in valuation allowance........................      (42.2)     (42.5)     (40.4)      (40.0)
                                                       ---------  ---------  ---------  -----------
Total provision......................................        0.1%       0.1%       0.1%        0.1%
                                                       ---------  ---------  ---------  -----------
                                                       ---------  ---------  ---------  -----------

    The tax effects of temporary differences that give rise to deferred taxes were as follows (in thousands):

                                                                   DECEMBER 31,
                                                               --------------------   JUNE 30,
                                                                 1994       1995        1996
                                                               ---------  ---------  -----------
Deferred tax assets:
  Expenses not currently deductible for tax purposes.........  $   1,504  $   2,182   $   1,995
  Senior discount note interest..............................     --          3,817       8,274
  Tax net operating loss and credit carryforwards............     18,939     30,910      40,723
  Research and development expenses capitalized for tax
   purposes..................................................      1,991      3,645       2,044
                                                               ---------  ---------  -----------
Total deferred tax assets....................................     22,434     40,554      53,036
Valuation allowance on deferred tax assets...................    (22,434)   (40,554)    (53,036)
                                                               ---------  ---------  -----------
Net deferred income taxes....................................  $  --      $  --       $  --
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

    At December 31, 1995, the Company had net operating loss carryforwards of approximately $82,500,000 and $7,300,000 available to offset future federal and California taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. Such federal carryforwards expire in 2001 through 2010. Such state carryforwards expire in 1996 through 2000.

    Equity issuances in April 1991 triggered such a limitation on loss carryforwards. At that time, the Company had federal net operating loss carryforwards of approximately $10,500,000. As of December 31, 1995, approximately $4,000,000 of this net operating loss remains limited to an annual usage of approximately $1,400,000 for federal income tax purposes. Any significant stock issuances after December 31, 1995 will likely result in another such ownership change. The annual limitation for utilization of the net operating losses and tax credit carryforwards incurred up to the point of change will be equal to the fair market value of the Company immediately before such change multiplied by the then current long-term tax exempt interest rate.

    The Company has capitalized approximately $59,400,000 of research and development expenditures for California purposes which are available for amortization in future years. Realization of the deferred tax assets associated with these expenditures is contingent upon the amount of income or loss apportioned to

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

8.  INCOME TAXES (CONTINUED)
California during the subject amortization periods. Research and development tax credit carryforwards of approximately $1,800,000 and $900,000 are also available to offset future federal and California income taxes payable, respectively.

    A valuation allowance has been recorded against tax assets for which realization is uncertain. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

9.  CONTINGENCIES AND COMMITMENTS
    The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is party to a trademark claim. Although the ultimate outcome of this matter is not presently determinable, management believes that its resolution will not have a material effect on the Company's financial position or results of operations.

    At December 31, 1994 and 1995 and June 30, 1996, equipment with a net book value of $456,000, $854,000 and $822,000 (net of accumulated amortization of $1,495,000, $372,000 and $536,000, respectively), has been leased under capital leases.

    The  Company  leases  its  manufacturing  and  office  facilities  under   a
noncancelable operating lease which expires in December 2000. Deferred rent results from the difference between facilities rent expense recognized on the straight-line basis over the term of the lease as compared to the contractual payments made.

    Future minimum annual rental payments under capital and operating leases are as follows (in thousands):

                                                                                             CAPITAL     OPERATING
YEARS ENDING DECEMBER 31,                                                                    LEASES       LEASES
- -----------------------------------------------------------------------------------------  -----------  -----------
1996.....................................................................................  $       360   $   1,087
1997.....................................................................................          315       1,059
1998.....................................................................................          158       1,040
1999.....................................................................................           91       1,046
2000.....................................................................................           54       1,081
Thereafter...............................................................................      --              749
                                                                                           -----------  -----------
Total minimum lease payments.............................................................          978   $   6,062
                                                                                                        -----------
                                                                                                        -----------
Amount representing interest.............................................................         (158)
                                                                                           -----------
Present value of minimum lease payments..................................................  $       820
                                                                                           -----------
                                                                                           -----------

    Facilities rent expense was $245,000,  $421,000, $901,000, and $599,000  for
1993, 1994, 1995 and for the six months ended June 30, 1996, respectively. Rent expense is net of sublease income of $296,000 and $175,000 in 1993 and 1994, respectively.

10. SUBSEQUENT EVENTS

    On August 30, 1996 the Company reincorporated in Delaware. The Board of Directors of the Company approved a two-for-one split of all outstanding shares of common stock effective as of September 5, 1996. All shares and per-share amounts have been adjusted to reflect this split.


                              *    *    *    *    *

THE CELLNET NETWORK ENABLES:



UTILITY APPLICATIONS



- -Time-of-use and demand energy rates



- -Real-time response to billing inquiries



- -Real-time power outage detection, location, and notification



- -On-demand meter reads



- -Customer-selected billing dates and consolidated, multi-location billing



- -Automatic move-in/move-out meter reading



- -Distribution automation



- -Internet access to consumption, rate, and billing information



FUTURE NON-UTILITY APPLICATIONS



- -Security services for home security, fire alarm, and personal safety devices



- -Remote status monitoring for vending, postage, change, and commercial washing machines; office and factory equipment; and intelligent home devices, such as remote-control thermostats



- -Intelligent transportation systems for traffic lights, parking meters, and toll booths



[Graphic: Collage showing various components and applications of the CellNet
          System.]

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee............................................  $  41,635
NASD filing fee.................................................     17,750
Nasdaq National Market listing fee..............................     50,000
Printing and engraving costs....................................    150,000
Legal fees and expenses.........................................    375,000
Accounting fees and expenses....................................    300,000
Blue Sky fees and expenses......................................     22,500
Transfer Agent and Registrar fees...............................     10,000
Directors and Officers insurance coverage premiums..............    150,000
Miscellaneous expenses..........................................     83,115
                                                                  ---------
      Total.....................................................  $1,200,000
                                                                  ---------
                                                                  ---------


- ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Article 7 of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article 6 of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The  Registrant  has  entered  into  indemnification  agreements  with   its
directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1993, the Registrant has issued and sold (without payment of any selling commission to any person except as noted below) the following unregistered securities:


        (1) From inception of each respective plan, the Registrant issued and sold an aggregate of 3,913,580 shares of Common Stock to employees, directors and consultants at prices ranging from an aggregate of $0.05 to $3.00, upon exercise of incentive stock options under the Registrant's 1992 Stock Option Plan and 1994 Stock Plan, or as stock purchases in connection with their employment with or services to the Company.


        (2) In October 1993 and December 1993, the Registrant issued 2,963,530 and 526,315 shares of Series BB Preferred Stock, respectively, and warrants to purchase 661,625 and 105,263 shares of

    Series BB Preferred Stock, respectively, to a group of 73 investors for an aggregate cash purchase price of $16,576,763.75. The Company paid placement fees of $419,783 to Hambrecht & Quist in connection with these issuances.



        (3) In August 1994, the Registrant issued and sold 3,215,768 shares of Series CC Preferred Stock, respectively, to a group of 28 investors for an aggregate cash purchase price of $31,000,003.52. The Company paid placement fees of $639,805 to Barclay's Bank and $615,853 to Toronto Dominion Bank in connection with these issuances.


        (4) From December 1994 to February 1995, the Registrant issued and sold an aggregate of 646,830 shares of Series DD Preferred Stock to a group of 25 investors for an aggregate cash purchase price of $6,235,441.20.


        (5) In June 1995 and December 1995, the Registrant sold 235,000 units and 90,000 units consisting of $235,000,000 and $90,000,000 principal amount at maturity, respectively, of 13% Senior Discount Notes due 2005 and warrants to purchase 1,880,000 shares and 720,000 shares, respectively, of Common Stock of the Company at an exercise price of $.005 per Warrant, to a group of qualified institutional buyers and accredited and offshore investors for aggregate cash proceeds of $171,616,925. The Company paid placement fees of $4,220,085 to Smith Barney Inc. and $1,050,000 to Toronto Dominion Bank in connection with these issuances.



        (6) Concurrently with the closing of the Offering, the Registrant will issue an aggregate of 1,470,833 shares of Common Stock to Northern States Power Company ("NSP") and Union Electric Company, each of which are accredited investors, for aggregate cash proceeds of $25,000,000. 104,167 of the shares to be issued to NSP will be deposited into escrow and released to NSP upon the achievement of certain customer milestones. If such milestones are not met by December 31, 1997, such shares will released from escrow to the Registrant.


    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A)  EXHIBITS


  EXHIBIT
  NUMBER     DESCRIPTION
- -----------  -------------------------------------------------------------------------------------------
  1.1**      Form of Underwriting Agreement.
  3.1A*      Restated Certificate of Incorporation.
  3.1B**     Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made under this Registration Statement.
  3.2*       Bylaws.
  4.1**      Specimen Common Stock Certificate.
  4.2*       Indenture between the Company and the Bank of New York dated June 15, 1995, including form of Senior Discount Note.
  4.3*       Warrant Agreement between the Company and the Bank of New York dated June 15, 1995, including form of Warrant.

  EXHIBIT
  NUMBER     DESCRIPTION
- -----------  -------------------------------------------------------------------------------------------
  4.4*       Notes Registration Rights Agreement dated June 15, 1995 by and between the Company and
              Smith Barney Inc.
  4.5*       Warrants Registration Rights Agreement dated June 15, 1995 by and between the Company and
              Smith Barney Inc.
  4.6*       First Supplemental Indenture between the Company and the Bank of New York dated November
              21, 1995.
  4.7*       First Supplemental Warrant Agreement between the Company and the Bank of New York dated
              November 21, 1995.
  4.8*       First Supplemental Notes Registration Rights Agreement dated November 21, 1995 by and between the Company and Smith Barney Inc.
  4.9*       First Supplemental Warrants Registration Rights Agreement dated November 21, 1995 by and between the Company and Smith Barney Inc.
  4.10*      Form of Warrant to purchase shares of Series BB Preferred Stock.
  4.11*      Warrant Agreement between the Company and Axonn Corporation dated August 12, 1992.
  4.12*      Form of Warrant Agreement between the Company and Diablo Research Corporation.
  4.13*      Form of Series E Warrant.
  4.14       Stock Purchase Agreement dated September 6, 1996 between the Company and Northern States
              Power Company.
  4.15       Stock Purchase Agreement dated September 4, 1996 between the Company and Union Electric
              Development Corporation.
  5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*       Form of Indemnification Agreement for directors and officers.
 10.2(a)*    1992 Stock Option Plan and forms of agreements thereunder.
 10.2(b)*    1994 Stock Plan and forms of agreements thereunder.
 10.3*       1996 Employee Stock Purchase Plan.
 10.4*       Shareholders' Agreement between the Company and certain shareholders dated August 15, 1994, as amended by Amendment No. 1 on December 22, 1994, Amendment No. 2 on June 15, 1995 and
              Amendment No. 3 on November 21, 1995.
 10.5*       Lease between the Company and WDT Shoreway dated April 6, 1989 for the Company's San Carlos headquarters.
 10.6*       Restricted Stock Purchase Agreement between the Company and John Seidl dated December 27,
              1994.
 10.7*       Restricted Stock Purchase Agreement between the Company and James Jennings dated August 1,
              1995.
 10.8*       Restricted Stock Purchase Agreement between the Company and Philip Mallory dated July 21,
              1995.
 10.9*       Restricted Stock Purchase Agreement between the Company and Larsh Johnson dated August 1,
              1995.
 10.10+*     License Agreement between the Company and Axonn Corporation dated August 21, 1992, as amended by an Addendum and a Second Addendum, each dated November 8, 1993.

  EXHIBIT
  NUMBER     DESCRIPTION
- -----------  -------------------------------------------------------------------------------------------
 10.11+*     License Agreement between the Company and Axonn Corporation dated March 25, 1996.
 10.12+*     License Agreement between the Company and Life Point Systems Limited Partnership dated
              August 12, 1994.
 10.13*      Agreement between the Company and James Jennings dated July 11, 1994.
 10.14*      Form of Employee Severance Agreement
 10.15*      Purchase Agreement between the Company and Smith Barney Inc. dated June 15, 1995.
 10.16*      Purchase Agreement between the Company and Smith Barney Inc. dated November 21, 1995.
 10.17*      Form of Promissory Note between the Company and certain officers of the Company in connection with the purchase of restricted stock.
 11.1        Statement regarding computation of per share earnings.
 21.1*       Subsidiaries of the Registrant.
 23.1        Independent Auditors' Consent and Report on Schedule.
 23.3        Consent of Counsel (included in Exhibit 5.1).
 24.1*       Power of Attorney.
 27.1        Financial Data Schedule


- ---------

 * Filed previously.


** To be filed by amendment.

 + Confidential treatment requested as to a portion of this exhibit.

    (B)  FINANCIAL STATEMENT SCHEDULES

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

    The following financial statement schedule is filed as part of this Registration Statement:

        Schedule II -- Valuation and Qualifying Accounts and Reserves.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on the 9th day of September, 1996.


                                          CELLNET DATA SYSTEMS, INC.

                                          By:          /s/ JOHN M. SEIDL
                                             -----------------------------------
                                                       John M. Seidl,

                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                       TITLE                         DATE
- ------------------------------------------------------  ---------------------------------  ----------------------
                     /s/ JOHN M. SEIDL                  President, Chief Executive
     -------------------------------------------         Officer and Director (Principal     September 9, 1996
                   (John M. Seidl)                       Executive Officer)

                                                        Vice President and Chief
                    /s/ PAUL G. MANCA*                   Financial Officer (Principal
     -------------------------------------------         Financial and Accounting            September 9, 1996
                   (Paul G. Manca)                       Officer)

                     /s/ PAUL M. COOK*
     -------------------------------------------        Chairman of the Board, Director      September 9, 1996
                    (Paul M. Cook)

                   /s/ NEAL M. DOUGLAS*
     -------------------------------------------        Director                             September 9, 1996
                  (Neal M. Douglas)

                 /s/ WILLIAM C. EDWARDS*
     -------------------------------------------        Director                             September 9, 1996
                 (William C. Edwards)

                     /s/ WILLIAM HART*
     -------------------------------------------        Director                             September 9, 1996
                    (William Hart)

                     /s/ BRIAN KWAIT*
     -------------------------------------------        Director                             September 9, 1996
                    (Brian Kwait)

                   /s/ NANCY E. PFUND*
     -------------------------------------------        Director                             September 9, 1996
                   (Nancy E. Pfund)

                    /s/ PAUL J. SALEM*
     -------------------------------------------        Director                             September 9, 1996
                   (Paul J. Salem)

                  /s/ HENRY B. SARGENT*
     -------------------------------------------        Director                             September 9, 1996
                  (Henry B. Sargent)



*By:       /s/ JOHN M. SEIDL

- ------------------------------------

            (John M. Seidl)


           (ATTORNEY-IN-FACT)

                                                                     SCHEDULE II

                           CELLNET DATA SYSTEMS, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)


                                                                                                ADDITIONS
                                                                  ADDITIONS                   (DEDUCTIONS):
                                                  BALANCE AT     CHARGED TO     DEDUCTIONS:     TRANSFERS
                                                 BEGINNING OF     COSTS AND    WRITE-OFFS OF     BETWEEN      BALANCE AT
                                                     YEAR         EXPENSES       ACCOUNTS       ACCOUNTS      END OF YEAR
                                                 -------------  -------------  -------------  -------------  -------------
Allowance for doubtful accounts receivable
  Year ended December 31:
    1993.......................................    $      60      $  --          $  --          $      (1)     $      59
    1994.......................................           59         --             --                (34)            25
    1995.......................................           25         --             --             --                 25

Warranty reserves
  Year ended December 31:
    1993.......................................    $     495      $     315      $    (110)        --          $     700
    1994.......................................          700             20           (624)            34            130
    1995.......................................          130             16           (131)        --                 15

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION                                                                         PAGE
- -----------  --------------------------------------------------------------------------------  ---------
  1.1**      Form of Underwriting Agreement..................................................
  3.1A*      Restated Certificate of Incorporation.
  3.1B**     Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made under this Registration Statement.
  3.2*       Bylaws.
  4.1**      Specimen Common Stock Certificate...............................................
  4.2*       Indenture between the Company and the Bank of New York dated June 15, 1995, including form of Senior Discount Note.
  4.3*       Warrant Agreement between the Company and the Bank of New York dated June 15,
              1995, including form of Warrant.
  4.4*       Notes Registration Rights Agreement dated June 15, 1995 by and between the
              Company and Smith Barney Inc.
  4.5*       Warrants Registration Rights Agreement dated June 15, 1995 by and between the
              Company and Smith Barney Inc.
  4.6*       First Supplemental Indenture between the Company and the Bank of New York dated
              November 21, 1995.
  4.7*       First Supplemental Warrant Agreement between the Company and the Bank of New
              York dated November 21, 1995.
  4.8*       First Supplemental Notes Registration Rights Agreement dated November 21, 1995 by and between the Company and Smith Barney Inc.
  4.9*       First Supplemental Warrants Registration Rights Agreement dated November 21,
              1995 by and between the Company and Smith Barney Inc.
  4.10*      Form of Warrant to purchase shares of Series BB Preferred Stock.
  4.11*      Warrant Agreement between the Company and Axonn Corporation dated August 12,
              1992.
  4.12*      Form of Warrant Agreement between the Company and Diablo Research Corporation.
  4.13*      Form of Series E Warrant.
  4.14       Stock Purchase Agreement dated September 6, 1996 between the Company and
              Northern States Power Company..................................................
  4.15       Stock Purchase Agreement dated September 4, 1996 between the Company and Union
              Electric Development Corporation...............................................
  5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation...........
 10.1*       Form of Indemnification Agreement for directors and officers.
 10.2(a)*    1992 Stock Option Plan and forms of agreements thereunder.
 10.2(b)*    1994 Stock Plan and forms of agreements thereunder.
 10.3*       1996 Employee Stock Purchase Plan.
 10.4*       Shareholders' Agreement between the Company and certain shareholders dated
              August 15, 1994, as amended by Amendment No. 1 on December 22, 1994, Amendment
              No. 2 on June 15, 1995 and Amendment No. 3 on November 21, 1995.

  EXHIBIT
  NUMBER     DESCRIPTION                                                                         PAGE
- -----------  --------------------------------------------------------------------------------  ---------
 10.5*       Lease between the Company and WDT Shoreway dated April 6, 1989 for the Company's
              San Carlos headquarters.
 10.6*       Restricted Stock Purchase Agreement between the Company and John Seidl dated
              December 27, 1994.
 10.7*       Restricted Stock Purchase Agreement between the Company and James Jennings dated
              August 1, 1995.
 10.8*       Restricted Stock Purchase Agreement between the Company and Philip Mallory dated
              July 21, 1995.
 10.9*       Restricted Stock Purchase Agreement between the Company and Larsh Johnson dated
              August 1, 1995.
 10.10+*     License Agreement between the Company and Axonn Corporation dated August 21,
              1992, as amended by an Addendum and a Second Addendum, each dated November 8,
              1993.
 10.11+*     License Agreement between the Company and Axonn Corporation dated March 25,
              1996.
 10.12+*     License Agreement between the Company and Life Point Systems Limited Partnership
              dated August 12, 1994.
 10.13*      Agreement between the Company and James Jennings dated July 11, 1994.
 10.14*      Form of Employee Severance Agreement
 10.15*      Purchase Agreement between the Company and Smith Barney Inc. dated June 15,
              1995.
 10.16*      Purchase Agreement between the Company and Smith Barney Inc. dated November 21,
              1995.
 10.17*      Form of Promissory Note between the Company and certain officers of the Company in connection with the purchase of restricted stock.
 11.1        Statement regarding computation of per share earnings.
 21.1*       Subsidiaries of the Registrant.
 23.1        Independent Auditors' Consent and Report on Schedule............................
 23.3        Consent of Counsel (included in Exhibit 5.1)....................................
 24.1*       Power of Attorney...............................................................
 27.1        Financial Data Schedule.........................................................


- ---------

 * Filed previously.


** To be filed by amendment.

 + Confidential treatment requested as to a portion of this exhibit.